                                                                   EXHIBIT 99.1

          SUBJECT TO COMPLETION OR AMENDMENT, DATED JUNE 9, 2000

                INFORMATION STATEMENT RELATING TO THE SPIN-OFF OF
                                  ST SPIN, INC.
                          FROM IMS HEALTH INCORPORATED

                             ----------------------

                                  ST SPIN, INC.
                                  COMMON STOCK

                           (PAR VALUE $0.01 PER SHARE)

                               -------------------

     This Information Statement is being furnished in connection with the pro rata distribution (the "Distribution") to holders of common stock, par value $0.01 per share (the "IMS HEALTH Common Stock"), of IMS Health Incorporated ("IMS HEALTH"), of all outstanding shares of common stock, par value $0.01 per share (the "New Strategic Technologies Common Stock"), of ST Spin, Inc. ("New Strategic Technologies"). As of [______], 2000, New Strategic Technologies, a wholly owned subsidiary of IMS HEALTH, will own all or substantially all of those assets and businesses comprising the New Strategic Technologies Business (as defined below), which accounted for approximately 14% of IMS HEALTH's revenues and 1% of its operating income in 1999.
These businesses were all previously managed as part of the core IMS segment of IMS HEALTH. See "New Strategic Technologies Business".

     Shares of New Strategic Technologies Common Stock will be distributed to holders of record of IMS HEALTH Common Stock as of the close of business on [_______], 2000 (the "Record Date"). Each such holder will receive one share of New Strategic Technologies Common Stock for every 20 shares of IMS HEALTH Common Stock held on the Record Date. You do not have to take any action to receive your shares of New Strategic Technologies Common Stock. Share certificates representing shares of New Strategic Technologies Common Stock will be mailed as promptly as practicable after the Record Date. No consideration will be paid by holders of IMS HEALTH Common Stock for shares of New Strategic Technologies Common Stock. Prior to the date hereof, there has not been any established trading market for the New Strategic Technologies Common Stock, although a "when-issued" market is expected to develop prior to the Distribution. Application has been made for listing the shares of New Strategic Technologies Common Stock on the Nasdaq National Market ("Nasdaq") under the symbol "[XXX]". See "The Distribution--Listing and Trading of New Strategic Technologies Common Stock".

                              --------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY RECIPIENTS OF NEW STRATEGIC TECHNOLOGIES COMMON STOCK.

                              --------------------

       NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT.
            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
            THIS INFORMATION STATEMENT. ANY REPRESENTATION
              TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR
            THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

     Stockholders of IMS HEALTH with inquiries related to the Distribution should contact EquiServe Trust Company, the Distribution Agent for the Distribution, at 800-519-3111 or the Vice President-- Investor Relations of IMS HEALTH at 203-222-4250.

                 The date of this Information Statement is [____________], 2000.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to certain of these securities has been filed with the Securities and Exchange Commission. This preliminary Information Statement shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

                                TABLE OF CONTENTS



                                                                                                               PAGE
                                                                                                               ----
QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION AND RELATED MATTERS..................................................2
INFORMATION STATEMENT SUMMARY.....................................................................................4
NEW STRATEGIC TECHNOLOGIES SUMMARY FINANCIAL DATA.................................................................9
FORWARD-LOOKING STATEMENTS.......................................................................................10
RISK FACTORS.....................................................................................................11
THE DISTRIBUTION.................................................................................................17
RELATIONSHIP BETWEEN NEW STRATEGIC TECHNOLOGIES  AND IMS HEALTH
     AFTER THE DISTRIBUTION......................................................................................20
DIVIDEND POLICY..................................................................................................24
NEW STRATEGIC TECHNOLOGIES CAPITALIZATION........................................................................25
NEW STRATEGIC TECHNOLOGIES SELECTED FINANCIAL DATA...............................................................26
NEW STRATEGIC TECHNOLOGIES MANAGEMENT'S DISCUSSION AND
     ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...................................................27
NEW STRATEGIC TECHNOLOGIES BUSINESS..............................................................................37
NEW STRATEGIC TECHNOLOGIES MANAGEMENT AND EXECUTIVE
     COMPENSATION................................................................................................43
NEW STRATEGIC TECHNOLOGIES SECURITY OWNERSHIP BY CERTAIN
     BENEFICIAL OWNERS AND MANAGEMENT............................................................................52
DESCRIPTION OF NEW STRATEGIC TECHNOLOGIES CAPITAL STOCK..........................................................54
AVAILABLE INFORMATION............................................................................................62
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................62
REPORTS OF NEW STRATEGIC TECHNOLOGIES............................................................................62
INDEX TO FINANCIAL STATEMENTS.................................................................................. F-1


                              QUESTIONS AND ANSWERS
                   ABOUT THE DISTRIBUTION AND RELATED MATTERS

     The following section answers various questions that you may have with respect to the pro rata distribution to IMS HEALTH stockholders of all of the outstanding shares of New Strategic Technologies Common Stock. We refer to this distribution in this document as the "Distribution".

Q1:  WHAT IS THE DISTRIBUTION?

A: The Distribution is the method by which IMS HEALTH will spin-off New Strategic Technologies into an independent publicly traded company. Pursuant to the Distribution, IMS HEALTH will distribute to its stockholders as of the close of business on [__________], 2000 in a dividend one share of New Strategic Technologies Common Stock for every 20 shares of IMS HEALTH Common Stock held. Immediately after the Distribution, IMS HEALTH's stockholders will still own all of the businesses of IMS HEALTH, but they will own them as two separate investments rather than as a single investment.

Q2:  WHAT IS NEW STRATEGIC TECHNOLOGIES?

A: In order to change the state of incorporation of Clark-O'Neill, Inc. ("Clark-O'Neill"), a wholly owned subsidiary of IMS HEALTH, from New Jersey to Delaware, prior to the Distribution, ST Spin, Inc. ("New Strategic Technologies"), a newly created Delaware corporation and another wholly owned subsidiary of IMS HEALTH, will merge with Clark-O'Neill, with New Strategic Technologies as the survivor in the merger. Upon the conveyance of certain assets and stock owned by IMS HEALTH, the businesses of New Strategic Technologies will include the pharmaceutical industry automated sales and marketing support business of IMS Health Strategic Technologies, Inc. and certain other foreign subsidiaries of IMS HEALTH, and substantially all of IMS HEALTH's interactive and direct marketing business, including the business of Clark-O'Neill as conducted prior to the aforementioned conveyance of assets and stock owned by IMS HEALTH. These businesses were all previously managed as part of the core IMS segment of IMS HEALTH.

Q3:  WHY IS IMS HEALTH EFFECTING THE DISTRIBUTION?

A: IMS HEALTH believes that separating New Strategic Technologies from IMS HEALTH will enhance the performance of both IMS HEALTH and New Strategic Technologies by providing both companies with greater managerial, operational and financial focus to respond to market conditions in their respective business environments. In addition, the Distribution will provide each company with a "pure play" publicly traded equity security for use in its compensation programs and to facilitate acquisitions and alliances. The Distribution also should enable investors to evaluate better the financial performance of each company, thereby enhancing the likelihood of appropriate market valuation.

Q4:  HAS IMS HEALTH DONE THIS BEFORE?

A: IMS HEALTH is experienced in effecting spin-off transactions, as IMS HEALTH itself is the product of a spin-off from Cognizant Corporation in July 1998. Cognizant Corporation was a spin-off from The Dun & Bradstreet Corporation in October 1996. Moreover, IMS HEALTH effected the spin-off of IMS HEALTH's equity interest in Gartner Group, Inc. in July 1999.

Q5:  WHAT IS THE TAX EFFECT OF THE DISTRIBUTION?

A: The Distribution is the most tax-efficient means of separating New Strategic Technologies' businesses from IMS HEALTH. IMS HEALTH believes that the Distribution should be tax-free to IMS HEALTH and to IMS HEALTH stockholders for U.S. federal income tax purposes, except, with respect to IMS HEALTH stockholders, for any tax payable because of any cash stockholders may receive in lieu of a fractional share of New Strategic Technologies Common Stock. In the opinion of McDermott, Will & Emery, special tax counsel to IMS HEALTH, the foregoing treatment should prevail.

Q6:  WHAT WILL IMS HEALTH STOCKHOLDERS RECEIVE IN THE DISTRIBUTION?

A: In the Distribution, IMS HEALTH stockholders will receive one share of New Strategic Technologies Common Stock, and the associated Rights under New Strategic Technologies' Stockholder Rights Plan, for every 20 shares of IMS HEALTH Common Stock they own. Immediately after the Distribution, IMS HEALTH's stockholders will still own their shares of IMS HEALTH Common Stock. Shares of IMS HEALTH Common Stock will represent stockholders' interests in the businesses retained by IMS HEALTH and shares of New Strategic Technologies Common Stock that stockholders receive in the Distribution will represent their interests in the New Strategic Technologies businesses.

Q7:  WHAT HAPPENS TO IMS HEALTH SHARES AFTER THE DISTRIBUTION?

A: After the Distribution, shares of IMS HEALTH Common Stock will continue to represent ownership of the businesses of IMS HEALTH other than the New Strategic Technologies businesses and will continue to be publicly traded on the New York Stock Exchange ("NYSE") under the ticker symbol "RX".

Q8:  WHAT DOES AN IMS HEALTH STOCKHOLDER NEED TO DO NOW?

A: IMS HEALTH stockholders do not need to take any action. The approval of the IMS HEALTH stockholders is not required to effect the Distribution and IMS HEALTH is not seeking a proxy from any stockholders. IMS HEALTH STOCKHOLDERS SHOULD NOT SEND IN THEIR IMS HEALTH SHARE CERTIFICATES TO EFFECT THE DISTRIBUTION. IMS HEALTH stockholders will automatically receive their shares of New Strategic Technologies Common Stock shortly following the Distribution.

Q9:  WHERE CAN IMS HEALTH STOCKHOLDERS GET MORE INFORMATION?

A: IMS HEALTH stockholders with additional questions related to the Distribution should contact EquiServe Trust Company, the Distribution Agent for the Distribution, at Mail Suite 4694, P.O. Box 2536, Jersey City, New Jersey 06303-2536, 800-519-3111. Questions may also be directed to the Vice President--Investor Relations of IMS HEALTH at IMS Health Incorporated, 200 Nyala Farms, Westport, Connecticut 06880, 203-222-4250.

                          INFORMATION STATEMENT SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. THIS SUMMARY IS INCLUDED FOR CONVENIENCE ONLY AND SHOULD NOT BE CONSIDERED COMPLETE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS INFORMATION STATEMENT.

                         WHY YOU WERE SENT THIS DOCUMENT

     IMS HEALTH sent you this document because you were an owner of IMS HEALTH Common Stock on [_______], 2000. Holders of record of IMS HEALTH Common Stock as of the close of business on [_____], 2000 will be entitled to receive a pro rata distribution of one share of New Strategic Technologies, which is currently a wholly owned subsidiary of IMS HEALTH, for every 20 shares of IMS HEALTH Common Stock held. We refer to this distribution in this document as the "Distribution". No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your New Strategic Technologies shares. No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy and you are requested NOT to send us a proxy.

     This document describes New Strategic Technologies' businesses, the future relationship between New Strategic Technologies and IMS HEALTH, and how this transaction benefits IMS HEALTH and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the New Strategic Technologies shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and New Strategic Technologies' businesses, which are described in this document beginning on page 11.

                    BUSINESSES OF NEW STRATEGIC TECHNOLOGIES

New Strategic Technologies .....    ST Spin, Inc. ("New Strategic Technologies")
                                    is a newly created Delaware corporation and a wholly owned subsidiary of IMS HEALTH.
                                    In order to change the state of
                                    incorporation of Clark-O'Neill, Inc.
                                    ("Clark-O'Neill"), another wholly owned
                                    subsidiary of IMS HEALTH, from New Jersey to Delaware, prior to the Distribution, New
                                    Strategic Technologies will merge with
                                    Clark-O'Neill, with New Strategic
                                    Technologies as the survivor in the merger.
                                    Upon the conveyance of certain assets and stock owned by IMS HEALTH, the businesses of New Strategic Technologies (the "New
                                    Strategic Technologies Business") will
                                    include the pharmaceutical industry
                                    automated  sales and marketing support
                                    business of IMS Health Strategic
                                    Technologies, Inc. and certain other
                                    foreign subsidiaries of IMS HEALTH, and
                                    substantially all of IMS HEALTH's
                                    interactive and direct marketing
                                    business, including the business of
                                    Clark-O'Neill as conducted prior to the
                                    aforementioned conveyance of assets and
                                    stock owned by IMS HEALTH. These
                                    businesses were all previously managed as part of the core IMS segment of IMS
                                    HEALTH. Wayne P. Yetter is currently the
                                    Chief Operating Officer of IMS HEALTH.
                                    Mr. Yetter will resign from such position effective upon the date of the Distribution and will become the Chief
                                    Executive Officer of New Strategic
                                    Technologies. Craig S. Kussman is
                                    currently the Senior Vice President -
                                    Corporate Development of IMS HEALTH. Mr.
                                    Kussman will resign from such position
                                    effective upon the date of the
                                    Distribution and will become the Chief
                                    Financial Officer of New Strategic
                                    Technologies. Ronald D. Brown, currently the Chief Executive Officer of IMS Health
                                    Strategic Technologies, Inc., Loftus S.
                                    Lucas, currently the General Manager of
                                    Clark-O'Neill, and Kevin B. Tarrant,
                                    currently the Vice President - Global
                                    Human Resources of IMS Health Strategic
                                    Technologies, Inc., will become the

                                    President, Chief Operating Officer, and Vice
                                    President and Chief Human Resources Officer of New Strategic Technologies, respectively, upon the date of the Distribution. In addition to Messrs. Yetter, Kussman, Brown, Lucas, and Tarrant, additional executive officers of New Strategic Technologies may be drawn from the current management of IMS HEALTH or its subsidiaries. See "New Strategic Technologies Management and Executive Compensation--New Strategic
                                    Technologies Executive Officers". New
                                    Strategic Technologies expects to have a Board of Directors composed of 6 members, including Mr. Yetter. See "New Strategic Technologies Management and Executive Compensation--New Strategic Technologies
                                    Board of Directors".

                                THE DISTRIBUTION

Form of Transaction.............    The Distribution is the method by which IMS
                                    HEALTH will spin off New Strategic
                                    Technologies into a publicly traded company.
                                    In the Distribution, IMS HEALTH will
                                    distribute to its stockholders as of the close of business on [______], 2000 shares of New Strategic Technologies Common Stock, which will represent a continuing interest in the New Strategic Technologies businesses. After the Distribution, IMS
                                    HEALTH's businesses will include all of the pre-Distribution businesses of IMS HEALTH, less the businesses that comprise the New
                                    Strategic Technologies Business; and the shares of IMS HEALTH Common Stock held by IMS HEALTH stockholders will represent a continuing ownership interest in those pre-
                                    Distribution businesses.



 Shares to be Distributed.........  The Distribution will be made to holders of record as of the close of business on the Record Date of issued and outstanding shares of IMS HEALTH Common Stock. Each holder of IMS HEALTH Common Stock on the Record Date will receive as a dividend one share of New Strategic Technologies Common Stock for every 20 shares of IMS HEALTH Common Stock held. Based on the shares of IMS HEALTH Common Stock outstanding as of [___], 2000, the Distribution would consist of [___] shares of New Strategic Technologies Common Stock.

                                    The Board of Directors of New Strategic
                                    Technologies will adopt a stockholder rights plan (the "New Strategic Technologies Rights Plan") prior to the Distribution. Certificates evidencing shares of New Strategic Technologies Common Stock issued in the Distribution will therefore represent the same number of New Strategic Technologies Rights (as defined below) issued under the New Strategic Technologies Rights Plan. See "Description of New Strategic Technologies Capital Stock--New Strategic Technologies Rights Plan". Unless the context otherwise requires, references herein to the New Strategic Technologies Common Stock include the related New Strategic Technologies Rights.

                                    IMS HEALTH stockholders will not have to make any payment or surrender or exchange certificates representing shares of IMS HEALTH Common Stock in order to receive their pro rata share of the Distribution. No vote of holders of IMS HEALTH Common Stock is required or sought in connection with the Distribution.

Record Date.....................    The "Record Date" will be [______], 2000. To
                                    be entitled to receive shares of New
                                    Strategic Technologies Common Stock in the
                                    Distribution, holders of shares of IMS
                                    HEALTH Common Stock must be stockholders as of the close of business on the Record Date.

Distribution Date..............     The "Distribution Date" will be as soon as
                                    practicable after the Record Date, and is presently expected to be on or about
                                    [_______], 2000.

Distribution Agent............      EquiServe Trust Company will be the
                                    Distribution Agent (the "Distribution
                                    Agent") for the Distribution.

Federal Income Tax Consequences
of the Distribution ............    IMS HEALTH believes that the Distribution
                                    should be tax-free to IMS HEALTH and to IMS
                                    HEALTH stockholders for U.S. federal income tax purposes, except, with respect to IMS
                                    HEALTH stockholders, to the extent that cash is received in lieu of fractional share interests of New Strategic Technologies
                                    Common Stock. In the opinion of McDermott,
                                    Will & Emery, special tax counsel to IMS
                                    HEALTH, the foregoing treatment should
                                    prevail. The tax basis of the IMS HEALTH stockholders' shares of IMS HEALTH Common
                                    Stock should be reduced and the shares of New Strategic Technologies Common Stock should be given a new tax basis, each adjustment based on the relative fair market values of the IMS HEALTH Common Stock and the New Strategic Technologies Common Stock as of the Distribution Date. IMS HEALTH will provide appropriate information as of the Distribution Date to each holder of record of IMS HEALTH Common Stock as of the close of business on the Record Date enabling such holder to determine the tax basis of IMS
                                    HEALTH Common Stock and the tax basis of New
                                    Strategic Technologies Common Stock held by such holder. See "The Distribution--Federal
                                    Income Tax Consequences of the Distribution" and "Risk Factors--Potential Taxation".




Stock Exchange Listing
and Trading........................ Prior to the date hereof, there has not been any established trading market for the New
                                    Strategic Technologies Common Stock.
                                    Application has been made for listing the shares of New Strategic Technologies Common Stock on the Nasdaq National Market under the symbol "[XXX]", and trading is expected to commence on a "when-issued" basis prior to the Distribution Date. On the first Nasdaq trading day following the Distribution Date, "when-issued" trading in respect of the New Strategic Technologies Common Stock will end and "regular-way" trading will begin. See "The
                                    Distribution--Listing and Trading of New
                                    Strategic Technologies Common Stock".

                                    IMS HEALTH Common Stock will continue to trade on the NYSE after the Distribution Date, and the symbol under which it trades will remain "RX". See "The Distribution --Listing and Trading of New Strategic Technologies Common Stock".

Relationship Between New Strategic
   Technologies and IMS HEALTH
   After the Distribution.........  Prior to the Distribution, IMS HEALTH will enter into agreements with New Strategic
                                    Technologies to transfer to New Strategic
                                    Technologies selected assets and liabilities currently held by IMS HEALTH and its subsidiaries related to the businesses that New

                                    Strategic Technologies is expected to
                                    operate, to make arrangements for the
                                    Distribution and to define the ongoing
                                    relationships between IMS HEALTH and New
                                    Strategic Technologies. New Strategic
                                    Technologies and IMS HEALTH will also enter into certain agreements providing for the allocation of tax, employee benefits and certain other assets and liabilities and obligations arising from periods prior to the Distribution, including contingent liabilities relating to certain litigation. Additionally, New Strategic Technologies and IMS HEALTH will enter into agreements to cross-license data and software products, sublease office space, provide data processing capabilities, provide certain corporate services and, during a transitional period, provide certain shared transaction services. After the Distribution, New Strategic Technologies and IMS HEALTH will be separate publicly traded companies and will not have any other material contracts or other arrangements between them other than arrangements made on an arm's length basis. See "Relationship Between New Strategic Technologies and IMS HEALTH
                                    After the Distribution".

Dividend Policy.................... The payment and level of cash dividends by
                                    New Strategic Technologies after the
                                    Distribution will be subject to the
                                    discretion of the New Strategic Technologies
                                    Board of Directors. New Strategic
                                    Technologies currently intends to retain future earnings for the development of its business and does not anticipate paying any cash dividends in the near future. Dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of New Strategic Technologies on a stand-alone basis as well as applicable legal and contractual restrictions. See "Dividend Policy".

Antitakeover Provisions........     At the time of the Distribution, the
                                    Restated Certificate of Incorporation and
                                    Amended and Restated By-Laws of New
                                    Strategic Technologies will contain
                                    provisions that may have the effect of
                                    discouraging an acquisition or change in control of New Strategic Technologies not approved by its Board of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New Strategic Technologies, although such proposals, if made, might be considered desirable by a majority of the stockholders of New Strategic Technologies.
                                    Such provisions could further have the
                                    effect of making it more difficult for third parties to cause the replacement of the Board of Directors of New Strategic
                                    Technologies. These provisions have been designed to enable New Strategic
                                    Technologies to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of New
                                    Strategic Technologies and its stockholders.
                                    Certain provisions of the Distribution
                                    Agreement to be entered into between New
                                    Strategic Technologies and IMS HEALTH may also have the effect of discouraging third parties from making proposals involving an acquisition or change in control of New
                                    Strategic Technologies. See "Relationship
                                    Between New Strategic Technologies and IMS
                                    HEALTH After the Distribution--Distribution
                                    Agreement".

                                    At the time of the Distribution, New
                                    Strategic Technologies will have a
                                    stockholder rights plan. The stockholder rights plan is designed to protect stockholders in the event of an unsolicited offer or other takeover tactics which, in the opinion of the New Strategic Technologies Board of Directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plans may render an unsolicited takeover of New Strategic Technologies more difficult or less likely to occur or might prevent such a takeover. See "Description of New Strategic Technologies Capital Stock--New Strategic Technologies Rights Plan". New Strategic Technologies will be subject to provisions of Delaware corporate law which may restrict certain business combination transactions. See "Description of New Strategic Technologies Capital Stock--Delaware General Corporation Law". See also "Description of New Strategic Technologies Capital Stock--Provisions of New Strategic Technologies Restated Certificate of Incorporation and Amended and Restated By-Laws Affecting Change in Control".



Risk Factors......................  Stockholders should carefully consider the matters discussed under the section entitled
                                    "Risk Factors" in this Information
                                    Statement.

                                                       * * *

     This Information Statement is being furnished by IMS HEALTH solely to provide information to stockholders of IMS HEALTH who will receive New Strategic Technologies Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of IMS HEALTH or New Strategic Technologies. The information contained in this Information Statement is believed by IMS HEALTH and New Strategic Technologies to be accurate with respect to IMS HEALTH and New Strategic Technologies as of the date set forth on the cover. Changes may occur after that date, and IMS HEALTH and New Strategic Technologies will not update the information except in the normal course of their respective public disclosure practices.

                NEW STRATEGIC TECHNOLOGIES SUMMARY FINANCIAL DATA

     The following data are qualified in their entirety by the combined financial statements of New Strategic Technologies and other information contained elsewhere in this Information Statement. The combined financial data as of December 31, 1999 and November 30, 1998 and for the years ended December 31, 1999 and November 30, 1998 have been derived from the audited financial statements of New Strategic Technologies contained elsewhere in this Information Statement. The combined financial data as of December 31, 1998 and for the one month period then ended and as of November 30, 1997 and for the year then ended have been derived from financial statements of New Strategic Technologies that have been audited, but such financial statements are not included in this Information Statement. The financial data as of March 31, 2000 and 1999 and November 30, 1996 and 1995, for the three months ended March 31, 2000 and 1999 and for the years ended November 30, 1996 and 1995, are unaudited. The historical financial statements of New Strategic Technologies contained in this Information Statement are presented as if New Strategic Technologies were a separate entity for all periods presented. The following financial data should be read in conjunction with, and is qualified in its entirety by, the information set forth under "New Strategic Technologies Selected Financial Data" and "New Strategic Technologies Management's Discussion and Analysis of Financial Condition and Results of Operations" and New Strategic Technologies' Combined Financial Statements and Notes thereto appearing elsewhere in this Information Statement.


                                   THREE MONTHS
                                  ENDED AND AS OF  YEAR ENDED  MONTH ENDED
                                     MARCH 31,     AND AS OF    AND AS OF      YEARS ENDED AND AS OF NOVEMBER 30,
                                  ---------------- DECEMBER 31, DECEMBER 31,   ----------------------------------
                                  2000       1999     1999       1998 (1)      1998 (2)   1997     1996      1995
                                  -----     ------   --------  ----------       -------- -------  -------    -----
                                    (UNAUDITED)                                                      (UNAUDITED)
                                                   ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


INCOME STATEMENT DATA:
Software Systems and
  Services Revenue............  $46,188   $46,456     $200,557       $13,649  $149,005 $106,650  $79,144    $73,796
Net Income (Loss).............  ($1,038)     $423      ($3,192)      ($1,415) ($25,217)  $5,380  ($1,219)   ($5,351)
Pro Forma Unaudited Earnings
   (Loss) Per Share of Common
   Stock--Basic (3)............  ($0.07)    $0.03       ($0.20)       ($0.09)   ($1.55)   $0.33       --         --
Pro Forma Unaudited Earnings
   (Loss) Per Share of Common
   Stock--Diluted (3)..........  ($0.07)    $0.03       ($0.20)       ($0.09)   ($1.54)   $0.33       --         --

BALANCE SHEET DATA:
Total Assets.................. $256,477  $280,740      $268,299     $290,686  $285,389   $85,021  $74,503   $81,792

     (1) Effective in 1999, the operating units of New Strategic Technologies that had previously reported on a fiscal year ended November 30 revised their reporting period to conform with IMS HEALTH's fiscal year end of December 31. This revision of year end was made to reflect the results of operations and financial position of operating units on a more timely basis, consistent with business performance, and to increase operating efficiency for consolidations and overall IMS HEALTH management purposes. The Company improved its internal financial systems and work processes so that it could more rapidly collect, consolidate and report worldwide information.

     (2) On June 24, 1998, Cognizant Corporation, the predecessor of IMS HEALTH, acquired Walsh International, Inc. ("Walsh"). The acquisition was accounted for using the purchase method of accounting and, accordingly, operating results for Walsh are included in the combined financial statements of New Strategic Technologies from the date of acquisition.

     (3) Pro forma basic earnings per share are calculated by dividing net income (loss) by the weighted average common shares of IMS HEALTH, reflecting the anticipated 1 for 20 distribution ratio. Pro forma diluted earnings per share are calculated by dividing net income (loss) by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all New Strategic Technologies employee options are used to repurchase IMS HEALTH Common Stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options. Pro forma diluted earnings per share does not reflect the potentially dilutive impact of outstanding options converted into New Strategic Technologies options.

                           FORWARD-LOOKING STATEMENTS

     This Information Statement and other materials filed or to be filed by IMS HEALTH or New Strategic Technologies with the Securities and Exchange Commission (the "SEC"), as well as information included in oral statements or other written statements made or to be made by IMS HEALTH and New Strategic Technologies, contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, beliefs or expectations of IMS HEALTH, New Strategic Technologies or their respective directors or officers. Stockholders are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks or utilize cash that may be dispersed geographically in locations that do not meet New Strategic Technologies' cash needs; to the extent New Strategic Technologies seeks growth through acquisitions, joint ventures and alliances, the ability to identify and consummate acquisitions, joint ventures and alliances on satisfactory terms; the ability to enhance or develop new or advanced technologies and systems for their businesses on schedule and on a cost-effective basis; the ability to successfully achieve estimated effective tax rates and corporate overhead levels; competition, particularly in the markets for pharmaceutical information, pharmaceutical relationship management, and interactive marketing in the pharmaceutical industry; regulatory, legislative and enforcement initiatives, particularly in the area of medical privacy or those that would limit the ability to deliver pharmaceutical prescription samples through the mail; the ability to obtain future financing on satisfactory terms; deterioration in economic conditions, particularly in the pharmaceutical, healthcare, or other industries in which New Strategic Technologies' customers operate; consolidation in the pharmaceutical industry and the other industries in which New Strategic Technologies' customers operate; technological changes and new business models that use the Internet or Internet-related products and services; and the final allocation of assets and liabilities between New Strategic Technologies and IMS HEALTH. Consequently, all the forward-looking statements contained in this Information Statement are qualified by the information contained or incorporated herein, including, but not limited to, the information contained under this heading and in "Information Statement Summary--The Distribution", "Risk Factors", "The Distribution", "New Strategic Technologies Capitalization", "New Strategic Technologies Management's Discussion and Analysis of Financial Condition and Results of Operations", and "New Strategic Technologies Business". Neither IMS HEALTH nor New Strategic Technologies has any obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

                                  RISK FACTORS

     In addition to the information contained elsewhere in this document, you should carefully read the following risk factors related to New Strategic Technologies and the Distribution.

DEPENDENCE ON PHARMACEUTICAL INDUSTRY

     Most of New Strategic Technologies' sales force software products and services and interactive marketing services are currently used in connection with the marketing and sale of prescription-only drugs. This market is undergoing a number of significant changes. These include:

     - consolidations and mergers, which may reduce the number of New Strategic Technologies' existing customers and the size of their combined sales forces, and could also alter implementation or purchase cycles;

     - reclassification of formerly prescription-only drugs to permit their over-the-counter sale;

     - competitive pressures on New Strategic Technologies' pharmaceutical customers resulting from the continuing shift to delivery of healthcare through managed care organizations; and

     - changes in law, such as government-mandated price reductions for prescription-only drugs, that affect the healthcare systems in the countries where New Strategic Technologies' customers and potential customers are located.

There can be no guarantee that New Strategic Technologies will respond effectively to any or all of these and other changes in the marketplace. Failure to do so could have a material adverse effect on New Strategic Technologies' business, operating results or financial condition.

TECHNOLOGY; COMPETITION

     New Strategic Technologies competes in businesses that develop and market sophisticated information systems, software and other technology. These systems, software and other technology can be expected to be subject to refinements as such systems and underlying technologies are upgraded and advanced, and there can be no guarantee that as various systems and technologies become outdated, New Strategic Technologies will be able to enhance or replace them, to enhance or replace them as quickly as New Strategic Technologies' competition or to develop and market new and better products and services in the future on schedule and on a cost-effective basis.

     There are other companies that sell sales force software products and services and interactive marketing services that specifically target the pharmaceutical industry. New Strategic Technologies believes that the sales force software products and/or services offered by most of its competitors do not address the variety of customer needs that New Strategic Technologies' products and services address. However, these competing products may cost less than New Strategic Technologies' products and services. New Strategic Technologies also faces competition from many vendors that market and sell sales force automation solutions in consumer packaged goods. In addition, New Strategic Technologies competes with various companies that provide support services and interactive marketing services similar to its services. New Strategic Technologies believes that its ability to compete depends on many factors, some of which are beyond its control, including: the number and success of new market entrants supplying competing sales force products or support and interactive marketing services; expansion of product lines by, or consolidation among, existing competitors; and development and/or operation of in-house sales force software products or services by its customers and potential customers. Some of New Strategic Technologies' competitors and potential competitors are part of large corporate groups and have longer operating histories and significantly greater financial, sales and marketing, technology and other resources than New Strategic Technologies. New Strategic Technologies cannot assure you that it will be able to compete successfully with these companies or that competition will not have a material adverse effect on New Strategic Technologies' business, operating results or financial condition.

     IMS Health Strategic Technologies, Inc. ("ST") has grown its product line from a base of niche products to products expanding into other application areas within its customer base. Other companies that have approached the generic Customer Relationship Management ("CRM") marketplace with a broad-based suite of applications may enter the pharmaceutical marketplace with a more extensive suite of products. They may also have significant resources to apply to adapting their generic solutions into pharmaceutical based products thereby gaining a competitive advantage.

     New technologies and business models are currently being developed that rely on the Internet and e-business technologies. Such technologies and business models may target New Strategic Technologies' customers and may provide products and services similar to those offered by New Strategic Technologies. Potential competition resulting from companies that rely on the Internet may result in a competitive shift in the marketplace and may have an adverse effect on the New Strategic Technologies business, operating results or financial condition.

     New Strategic Technologies may not be able to compete effectively in the Internet-related products and services market. Additionally, the success of New Strategic Technologies products may depend, in part, on New Strategic Technologies' ability to develop products that are compatible with the Internet. New Strategic Technologies cannot predict with any assurance whether the Internet will be a viable commercial marketplace or whether the demand for Internet-related products and services will increase or decrease in the future. The increased commercial use of the Internet could require substantial modification and customization of New Strategic Technologies products and the introduction of new products.

     Critical issues concerning the commercial use of the Internet, including security/privacy, demand, reliability, cost, ease of use, accessibility, quality of service and potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to support the functionality of New Strategic Technologies products and distribution of its software. If these critical issues are not favorably resolved, it could have a material adverse effect on New Strategic Technologies' business, operating results or financial condition.

INABILITY TO INTRODUCE NEW PRODUCTS WILL SIGNIFICANTLY IMPACT RESULTS

     New Strategic Technologies' future success will depend in part upon its ability to: (i) continue to enhance and expand its core applications; (ii) continue to provide best-in-class enterprise solutions; (iii) enter new markets;

and (iv) develop and introduce new products that satisfy increasingly sophisticated customer requirements, that keep pace with technological developments (including, in particular, developments related to the Internet) and that are accepted in the market. New Strategic Technologies is devoting significant resources to the enhancement of its existing products and the development of new product lines. While New Strategic Technologies believes that these new products and product enhancements can create significant potential for market growth, there can be no assurance that they will be developed or introduced in a timely manner or that they will be successful in the market. The failure of such new products and product enhancements to be developed and introduced into the market, to be successful in the market or otherwise to generate increased revenues could have a material adverse effect on New Strategic Technologies' business, operating results or financial condition.

CAPITAL DEVELOPMENT; ACCESS TO CAPITAL AS AN INDEPENDENT COMPANY

     New Strategic Technologies invests in research and development as well as in capital projects to enhance existing products and services and develop new products and services in response to technological and marketplace changes. New Strategic Technologies will need to make significant capital expenditures over the next several years, particularly in light of the rapid technological changes affecting its business. Prior to the Distribution, New Strategic Technologies has relied on IMS HEALTH for various financial and administrative services. After the Distribution, New Strategic Technologies will be an independent entity responsible for financing its own operations. To the extent that New Strategic Technologies needs additional funding to finance its operations and capital expenditures, no assurance can be given that New Strategic Technologies will be able to access the capital markets or otherwise obtain necessary financing in the future, or that any such financing can be obtained in a timely manner or on commercially favorable terms.

EXPOSURE TO CERTAIN CONTINGENT LIABILITIES

     New Strategic Technologies is subject to certain material contingent liabilities. Under the terms of the Distribution Agreements relating to the 1996 spin-off of IMS HEALTH's predecessor, Cognizant Corporation ("Cognizant"), from The Dun & Bradstreet Corporation ("D&B") and relating to the 1998 spin-off of IMS HEALTH from Cognizant, as a condition to the Distribution, IMS HEALTH and any company that it spins off, including New Strategic Technologies, are required to undertake to be jointly and severally liable to D&B, ACNielsen Corporation and Cognizant (which has since changed its name to Nielsen Media Research, Inc.) for IMS HEALTH's obligations under the 1996 Distribution Agreement and the 1998 Distribution Agreement, including with respect to certain legal proceedings and potential tax liability that may arise in connection with the aforementioned spin-offs. In addition, New Strategic Technologies is subject to certain potential tax liability in connection with the Distribution. See "--Potential Taxation". In the event that New Strategic Technologies were obligated to fund a substantial portion of such liabilities, it would have a material adverse effect on New Strategic Technologies' financial condition. See "New Strategic Technologies Business -- Legal Proceedings and Contingencies" and Note 10 to the combined financial statements of New Strategic Technologies contained elsewhere in this Information Statement.

POTENTIAL TAXATION

     IMS HEALTH believes that the Distribution should be tax-free to IMS HEALTH and to IMS HEALTH stockholders for U.S. federal income tax purposes, except, with respect to IMS HEALTH stockholders, to the extent that cash is received in lieu of fractional share interests of New Strategic Technologies Common Stock. In the opinion of McDermott, Will & Emery, special tax counsel to IMS HEALTH, the foregoing treatment should prevail.

     The opinion of McDermott, Will & Emery, is based on certain factual representations made by IMS HEALTH. If such factual representations were incorrect in a material respect, such opinion could become moot. IMS HEALTH is not aware of any facts or circumstances that would cause such representations to be incorrect in a material respect. IMS HEALTH and New Strategic Technologies will agree in the Distribution Agreement to certain restrictions on future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Between New Strategic Technologies and IMS HEALTH After the Distribution".

     If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which would be substantial) would be payable by the consolidated group, of which IMS HEALTH is the common parent and New Strategic Technologies is a member. In addition, under the consolidated return rules, each member of the consolidated group would be jointly and severally liable for such tax liability. If the

Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, IMS HEALTH estimates that the aggregate tax liability in this regard would be approximately $[100] million. In the event that New Strategic Technologies were obligated to fund a substantial portion of such liability, it would have a material adverse effect on New Strategic Technologies' financial condition. See "The Distribution--Federal Income Tax Consequences of the Distribution" and Note 10 to the combined financial statements of New Strategic Technologies contained elsewhere in this Information Statement.

     Moreover, if the Distribution were not to qualify under Section 355 of the Internal Revenue Code, each IMS HEALTH stockholder receiving shares of New Strategic Technologies Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the New Strategic Technologies Common Stock received. See "The Distribution--Federal Income Tax Consequences of the Distribution".

DISTRIBUTION OF CONTROLLED SUBSTANCES THROUGH THE MAIL

     New Strategic Technologies currently distributes controlled substances to doctors offices through the mail as part of certain interactive marketing programs it provides on behalf of pharmaceutical manufacturers. It is very important to New Strategic Technologies that this practice of distributing prescription-only drugs continue. Although New Strategic Technologies is not aware of any legislation that significantly restricts this practice, there can be no assurance that future legislation would not restrict its ability to provide these types of services.

NON-UNITED STATES OPERATIONS

     New Strategic Technologies operates globally, deriving 49% of its revenues in 1999 from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar-denominated operating results. New Strategic Technologies' geographic expansion in emerging markets such as Eastern Europe, Mexico, South America and Asia Pacific is expected to continue. Emerging markets tend to be considerably less stable than established markets which may further contribute to volatility in operating results. In addition, New Strategic Technologies is subject to the usual risks inherent in carrying on business in certain countries outside the United States, including possible nationalization, expropriation, price controls or other restrictive government actions. Management believes that the risk of nationalization or expropriation is reduced because its basic service is the development of software systems and the delivery of information, rather than the production of products which require manufacturing facilities or use of natural resources.

NO OPERATING HISTORY AS AN INDEPENDENT COMPANY

     New Strategic Technologies does not have any operating history as an independent public company and has relied on IMS HEALTH for various financial, administrative and managerial advice and services in conducting its operations. Following the Distribution, New Strategic Technologies will maintain its own credit and banking relationships, perform its own investor relations functions, and negotiate all contracts, including those with IMS HEALTH, at arm's length. While the New Strategic Technologies businesses have generated positive cash flow for IMS HEALTH, there can be no assurance that as an independent company free cash flow will continue at the same level. Additionally, there can be no assurance that New Strategic Technologies will be able to put in place successfully the financial, administrative and managerial structure necessary to operate as an independent public company, or that the development of such structure will not require a significant amount of management's time and other resources.

CHANGES IN TRADING PRICES OF NEW STRATEGIC TECHNOLOGIES COMMON STOCK

     There can be no assurance as to the prices at which the New Strategic Technologies Common Stock will trade before, on or after the Distribution Date. Until the New Strategic Technologies Common Stock is fully distributed and an orderly market develops in the New Strategic Technologies Common Stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the New Strategic Technologies Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for New Strategic Technologies Common Stock, (ii) developments affecting the businesses of New Strategic

Technologies generally and the impact of those factors referred to below in particular, (iii) investor perception of New Strategic Technologies and (iv) general economic and market conditions. Management expects that the market will characterize New Strategic Technologies Common Stock as a healthcare information systems and services stock, which category of stock has historically experienced relatively greater price volatility than broader market indices.

     Moreover, based on its market capitalization immediately after the Distribution, New Strategic Technologies will be considered a micro-capitalization stock and a number of current stockholders of IMS HEALTH may not be permitted, by law, contract or otherwise, to hold such micro-capitalization stocks. Additionally, IMS HEALTH Common Stock is part of the Standard and Poor's 500 Index (the "S&P 500"). New Strategic Technologies will not be a component in the S&P 500. Accordingly, shareholders of IMS HEALTH which are mutual funds that base their stock holdings on the S&P 500 or a similar index will sell the New Strategic Technologies Common Stock that they receive in the Distribution. Any selling activity related to the micro-capitalization of New Strategic Technologies or due to funds being limited to holding S&P 500 component stocks could create downward pressure on the value of New Strategic Technologies Common Stock and lengthen the period before a stable trading market in New Strategic Technologies Common Stock develops.

RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY ON A QUARTER TO QUARTER BASIS

     New Strategic Technologies' results of operations may vary from quarter to quarter due to lengthy sales and marketing cycles and lengthy and highly technical implementation cycles for New Strategic Technologies products and services. The selection of a sales force software product often entails an extended decision-making process because of the strategic implications and substantial costs associated with a customer's license of the software. Given the importance of the decision, senior levels of management often are involved and, in some instances, the board of directors may be involved in this process. As a result, the decision-making process typically takes nine to eighteen months, although in some cases it may take even longer. Accordingly, New Strategic Technologies cannot control or predict the timing of New Strategic Technologies' execution of contracts with customers. In addition, an implementation process of three to six months is customary before the software is rolled out to a customer's sales force. However, if a customer were to delay or extend its implementation process, quarterly revenues may decline below expected levels and could adversely affect New Strategic Technologies' annual results of operations.

     New Strategic Technologies has historically realized a greater percentage of license fees and service revenues in the second half of the year than in the first half because, among other things, customers typically spend more of their annual budget authorization for New Strategic Technologies software products and services in the second half of the year. However, the relationship between the amounts spent in the first and second halves of a year may vary from year to year and from customer to customer. In addition, changes in a customers' budget authorizations may reduce the amount of revenues New Strategic Technologies receives from the license of additional software or the provision of additional services. As a result, operating results could be adversely affected.

     New Strategic Technologies establishes expenditure levels for product development, sales and marketing and other operating expenses based in large part on expected future revenues and anticipated competitive conditions. In particular, New Strategic Technologies frequently adds staff in advance of new business to permit adequate time for training. If the new business is subsequently delayed or canceled, New Strategic Technologies will incur expenses without the associated revenues. In addition, New Strategic Technologies may increase sales and marketing expenses if competitive pressures become greater than it currently anticipates. Because only a small portion of expenses varies directly with actual revenues, operating results and profitability are likely to be adversely and disproportionately affected if revenues fall below expectations.

PROTECTION OF INTELLECTUAL PROPERTY

     New Strategic Technologies relies on a combination of trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect its proprietary technology. New Strategic Technologies cannot guarantee that the steps it takes will prevent misappropriation of this technology. Further, protective actions it has taken or will take in the future may not prevent competitors from developing products with features similar to its products. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. New Strategic Technologies has, on occasion, in response to a request by a customer, entered into agreements which require New Strategic Technologies to place its source code in escrow to secure its service and maintenance obligations.

     Further, New Strategic Technologies believes that its products and trademarks do not infringe upon the proprietary rights of third parties. However, third parties may assert infringement claims against New Strategic Technologies in the future that may result in the imposition of damages or injunctive relief against New Strategic Technologies. In addition, any such claims may require New Strategic Technologies to enter into royalty arrangements. Any of these results could have a material adverse effect on New Strategic Technologies' business, operating results or financial condition.

SOFTWARE ERRORS COULD IMPACT RESULTS

     Software products frequently contain errors or failures, especially when first introduced or when new versions or enhancements are released. Although New Strategic Technologies conducts extensive product testing during product development, it could be forced to delay the commercial release of products until the correction of software problems. New Strategic Technologies could lose revenues as a result of software errors or defects. New Strategic Technologies products are intended for use in sales and marketing applications that may be critical to a customer's business. As a result, New Strategic Technologies expects that customers and potential customers will have a greater sensitivity to product defects than the market for software products generally. Testing errors may also be found in new products, enhancements or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, damage to New Strategic Technologies' reputation, or increased service and warranty costs, any of which could have a material adverse effect on New Strategic Technologies' business, operating results or financial condition.

CERTAIN ANTITAKEOVER PROVISIONS

     At the time of the Distribution, the Restated Certificate of Incorporation and Amended and Restated By-Laws of New Strategic Technologies will contain provisions that may have the effect of discouraging an acquisition of control of New Strategic Technologies not approved by its Board of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New Strategic Technologies, although such proposals, if made, might be considered desirable by a majority of the stockholders of New Strategic Technologies. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of New Strategic Technologies. These provisions have been designed to enable New Strategic Technologies to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of New Strategic Technologies and its stockholders. Certain provisions of the Distribution Agreement may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New Strategic Technologies. See "Relationship Between New Strategic Technologies and IMS HEALTH After the Distribution--Distribution Agreement".

     At the time of the Distribution, New Strategic Technologies will have a stockholder rights plan. The stockholder rights plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the New Strategic Technologies Board of Directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover of New Strategic Technologies more difficult or less likely to occur or might prevent such a takeover. See "Description of New Strategic Technologies Capital Stock--New Strategic Technologies Rights Plan".

     New Strategic Technologies will be subject to the provisions of Delaware corporate law, which may restrict certain business combination transactions. See "Description of New Strategic Technologies Capital Stock--Delaware General Corporation Law".

ABSENCE OF PRIOR TRADING MARKET, LIQUIDITY AND VOLATILITY OF THE NEW STRATEGIC TECHNOLOGIES COMMON STOCK

     Prior to the date hereof, there has not been any established trading market for New Strategic Technologies Common Stock. Application will be made to list the shares of New Strategic Technologies Common Stock on the Nasdaq under the symbol "[XXX]", and trading is expected to commence on a "when-issued" basis prior to the Distribution Date. New Strategic Technologies cannot predict the extent to which investor interest in the company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

SHARES ELIGIBLE FOR FUTURE SALE

     After the Distribution, employees and directors of New Strategic Technologies will hold options granted under its stock-based compensation plans to acquire shares of New Strategic Technologies Common Stock representing approximately 24% of the fully-diluted New Strategic Technologies Common Stock. These options have vesting periods from three to four years and 1,755,065 (representing approximately 40% of such options) are currently exercisable. New Strategic Technologies plans to reserve approximately an additional 11% of its fully-diluted shares outstanding immediately after the Distribution for future equity awards. Upon the vesting and exercise of these options, additional shares of New Strategic Technologies Common Stock will become available for future sale in the public market. Sales of substantial amounts of New Strategic Technologies Common Stock in the public market following the Distribution, or the perception that such sales will occur, could have a material adverse effect on the market price of the New Strategic Technologies Common Stock. Such sales also might make it more difficult for New Strategic Technologies to sell equity securities in the future at a time and at a price that it deems appropriate.

                                THE DISTRIBUTION

INTRODUCTION

     On [___], 2000, the Board of Directors of IMS HEALTH approved in principle a plan to distribute New Strategic Technologies Common Stock to all holders of outstanding IMS HEALTH Common Stock on [______], 2000. On [____], 2000, the IMS HEALTH Board of Directors formally approved the Distribution and declared a dividend payable to each holder of record at the close of business on the Record Date of one share of New Strategic Technologies Common Stock for every 20 shares of IMS HEALTH Common Stock held by such holder as of the close of business on the Record Date.

     IMS HEALTH believes that the Distribution should be tax-free to IMS HEALTH and to IMS HEALTH stockholders for U.S. federal income tax purposes, except, with respect to IMS HEALTH stockholders, to the extent that cash is received in lieu of fractional share interests of New Strategic Technologies Common Stock. In the opinion of McDermott, Will & Emery, special tax counsel to IMS HEALTH, the foregoing treatment should prevail. On or before the Distribution Date, IMS HEALTH will deliver all of the outstanding shares of New Strategic Technologies Common Stock to the Distribution Agent for transfer and distribution to the holders of record of IMS HEALTH Common Stock as of the close of business on the Record Date. The Distribution is expected to be made on or about [____], 2000.

     Questions relating to the Distribution prior to the Distribution Date or relating to transfers of New Strategic Technologies Common Stock after the Distribution Date should be directed to: EquiServe Trust Company, Mail Suite 4694, P.O. Box 2536, Jersey City, New Jersey 06303-2536, 800-519-3111.

REASONS FOR THE DISTRIBUTION

     IMS HEALTH believes that separating New Strategic Technologies from IMS HEALTH will enhance the performance of both IMS HEALTH and New Strategic Technologies by providing both companies with greater managerial, operational and financial focus to respond to market conditions in their respective business environments. In addition, the Distribution will provide each company with a "pure play" publicly traded equity security for use in its compensation programs and to facilitate acquisitions and alliances. The Distribution also should enable investors to evaluate better the financial performance of each company, thereby enhancing the likelihood of appropriate market valuation. The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based on numerous assumptions with respect to the trading characteristics of the New Strategic Technologies Common Stock, the ability of New Strategic Technologies management to successfully take advantage of growth and acquisition and alliance opportunities and to successfully operate as a stand-alone company. Many of such factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors".

     STRATEGIC FOCUS ON SINGLE BUSINESS. The Distribution should be beneficial to IMS HEALTH and New Strategic Technologies because it will enable the management of each company to formulate strategies focused solely on the respective customers and business requirements of each company and to develop capital allocation and investment priorities designed to maximize financial performance.

     The Distribution will also permit New Strategic Technologies to design incentive compensation programs that relate more directly to its own business characteristics and performance and will provide each company with a "pure play" publicly traded equity security for use in its compensation programs.

     INVESTOR ASSESSMENT. Investors should be able to evaluate better the financial performance of New Strategic Technologies and its strategies, thereby enhancing the likelihood that it will achieve appropriate market valuation.

     FACILITATE GROWTH OF NEW STRATEGIC TECHNOLOGIES. New Strategic Technologies intends to pursue acquisition, joint venture, alliance and growth opportunities in its business areas, as well as reseller arrangements. Such acquisitions, joint ventures, alliances and growth may be pursuant to transactions in which New Strategic Technologies Common Stock is offered in exchange for the stock of the target, or may be pursuant to cash acquisitions financed through the sale of capital stock of New Strategic Technologies or debt financing.

FORM OF TRANSACTION

     The Distribution is the method by which IMS HEALTH will spin off New Strategic Technologies into an independent publicly traded company. In the Distribution, IMS HEALTH will distribute to its stockholders shares of New Strategic Technologies Common Stock, which will represent a continuing interest in New Strategic Technologies' automated sales and marketing support technologies business and interactive marketing businesses. After the Distribution, IMS HEALTH's businesses will include all businesses of IMS HEALTH, less the New Strategic Technologies businesses, and the shares of IMS HEALTH Common Stock held by IMS HEALTH stockholders will represent a continuing ownership interest in those businesses.

MANNER OF EFFECTING THE DISTRIBUTION

     The Distribution will be made on the Distribution Date to holders of record of IMS HEALTH Common Stock at the close of business on the Record Date. Based on the [________] shares of IMS HEALTH Common Stock outstanding as of [______], 2000, the Distribution would consist of [_________] shares of New Strategic Technologies Common Stock. Prior to the Distribution Date, IMS HEALTH will deliver all outstanding shares of New Strategic Technologies Common Stock to the Distribution Agent for distribution. The Distribution Agent will mail, on or about the Distribution Date, certificates representing the shares of New Strategic Technologies Common Stock to IMS HEALTH stockholders of record as of the close of business on the Record Date. Holders of IMS HEALTH Common Stock will not receive any fractional shares of New Strategic Technologies Common Stock in connection with the Distribution. In lieu of any fractional shares to which such holders would otherwise be entitled, each such holder will receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Distribution Agent on behalf of such holder of the aggregate fractional shares of New Strategic Technologies Common Stock that such holder otherwise would be entitled to receive. Such sale shall be made by the Distribution Agent within [____] business days after the Distribution Date.

     Holders of IMS HEALTH Common Stock will not be required to pay for shares of New Strategic Technologies Common Stock received in the Distribution, or to surrender or exchange certificates representing shares of IMS HEALTH Common Stock in order to receive shares of New Strategic Technologies Common Stock. No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy and you are requested NOT to send us a proxy.

     IN ORDER TO BE ENTITLED TO RECEIVE SHARES OF NEW STRATEGIC TECHNOLOGIES COMMON STOCK IN THE DISTRIBUTION, IMS HEALTH STOCKHOLDERS MUST BE STOCKHOLDERS AT THE CLOSE OF BUSINESS ON THE RECORD DATE.

     The Board of Directors of New Strategic Technologies will adopt a stockholder rights plan prior to the Distribution. Certificates evidencing shares of New Strategic Technologies Common Stock issued in the Distribution will therefore represent the same number of New Strategic Technologies Rights issued under the New Strategic Technologies Rights Plan. See "Description of New Strategic Technologies Capital Stock--New Strategic Technologies Rights Plan". Unless the context otherwise requires, references herein to the New Strategic Technologies Common Stock include the related New Strategic Technologies Rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     IMS HEALTH believes that the Distribution should qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code. In the opinion of McDermott, Will & Emery, special tax counsel to IMS HEALTH, the foregoing treatment should prevail. If the distribution does so qualify, in general:

          1. Holders of IMS HEALTH Common Stock will not recognize any income, gain or loss as a result of the Distribution, except that holders of IMS HEALTH Common Stock that receive cash in lieu of fractional shares of New Strategic Technologies Common Stock will recognize gain or loss equal to the difference between such cash and the tax basis allocated to such fractional shares. Any such gain or loss will constitute capital gain or loss if such fractional shares are held as capital assets on the Distribution Date.

          2. Holders of IMS HEALTH Common Stock will apportion the tax basis of their IMS HEALTH Common Stock between such IMS HEALTH Common Stock and the New Strategic Technologies Common Stock (including fractional shares of New Strategic Technologies Common Stock) received by such holders in the Distribution in proportion to the relative fair market values of such stock on the Distribution Date. IMS HEALTH will provide appropriate information as of the Distribution Date to each holder of record of IMS HEALTH Common Stock as of the close of business on the Record Date enabling such holder to determine the tax basis of IMS HEALTH Common Stock and the tax basis of New Strategic Technologies Common Stock held by such holder.

          3. The holding period for the New Strategic Technologies Common Stock (including fractional shares of New Strategic Technologies Common Stock) received in the Distribution by holders of IMS HEALTH Common Stock will include the period during which such holders held the IMS HEALTH Common Stock with respect to which the Distribution was made, provided that such IMS HEALTH Common Stock is held as a capital asset by such holders on the Distribution Date.

          4. The Distribution will not be treated as a taxable disposition of New Strategic Technologies by IMS HEALTH.

     The opinion of McDermott, Will & Emery is based on certain factual representations made by IMS HEALTH. If such factual representations were incorrect in a material respect, such opinion could become moot. IMS HEALTH is not aware of any facts or circumstances that would cause such representations to be incorrect in a material respect. In the Distribution Agreement, IMS HEALTH and New Strategic Technologies will agree to certain restrictions on future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Between New Strategic Technologies and IMS HEALTH After the Distribution".

     If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which, as noted below, would be substantial) would be payable by the consolidated group, of which IMS HEALTH is the common parent and New Strategic Technologies is a member, based on the difference between (x) the fair market value of the New Strategic Technologies Common Stock and (y) the adjusted basis of such New Strategic Technologies Common Stock. In addition, under the consolidated return rules, each member of the consolidated group would be jointly and severally liable for such tax liability. IMS HEALTH estimates that the aggregate tax liability in this regard would be approximately $[100] million. In the event that New Strategic Technologies were obligated to fund a substantial portion of such liability, it would have a material adverse effect on New Strategic Technologies' financial condition.

     Furthermore, if the Distribution were not to qualify as a tax-free spin-off, each IMS HEALTH stockholder receiving shares of New Strategic Technologies Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of New Strategic Technologies Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of IMS HEALTH's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in IMS HEALTH Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits until such basis equals zero and (iii) a gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the amount treated as a reduction of the stockholder's basis in IMS HEALTH Common Stock. Any such gain will generally be capital gain if the IMS HEALTH Common Stock is held as a capital asset on the Distribution Date.

     Current Treasury regulations require each holder of IMS HEALTH Common Stock who receives New Strategic Technologies Common Stock pursuant to the Distribution to attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the Distribution. IMS HEALTH will convey the appropriate information as of the Distribution Date to each holder of record of IMS HEALTH Common Stock as of the close of business on the Record Date.

     The foregoing summary of the anticipated federal income tax consequences of the Distribution is for general information only. IMS HEALTH STOCKHOLDERS SHOULD CONSULT THEIR OWN ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL TAX LAWS.

LISTING AND TRADING OF NEW STRATEGIC TECHNOLOGIES COMMON STOCK

     Prior to the date hereof, there has not been any established trading market for New Strategic Technologies Common Stock. Application will be made to list the shares of New Strategic Technologies Common Stock on the Nasdaq under the symbol "[XXX]". On the first Nasdaq trading day following the Distribution Date, "when-issued" trading in respect of the New Strategic Technologies Common Stock will end and "regular-way" trading will begin.

     There can be no assurance as to the prices at which the New Strategic Technologies Common Stock will trade before, on or after the Distribution Date. Until the New Strategic Technologies Common Stock is fully distributed and an orderly market develops in the New Strategic Technologies Common Stock, the price at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the New Strategic Technologies Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for shares of New Strategic Technologies Common Stock, (ii) developments affecting the businesses of New Strategic Technologies generally including the impact of the factors referred to in "Risk Factors" above, (iii) investor perception of New Strategic Technologies and (iv) general economic and market conditions.

     Shares of New Strategic Technologies Common Stock distributed to IMS HEALTH stockholders will be freely transferable, except for shares of New Strategic Technologies Common Stock received by persons who may be deemed to be "affiliates" of New Strategic Technologies under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of New Strategic Technologies after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, New Strategic Technologies, and may include certain officers and directors of New Strategic Technologies, as well as principal stockholders of New Strategic Technologies. Persons who are affiliates of New Strategic Technologies following the Distribution will be permitted to sell their shares of New Strategic Technologies Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

                 RELATIONSHIP BETWEEN NEW STRATEGIC TECHNOLOGIES
                      AND IMS HEALTH AFTER THE DISTRIBUTION

     New Strategic Technologies is wholly owned by IMS HEALTH. Prior to the Distribution, the New Strategic Technologies businesses have been under the common control of IMS HEALTH, and the results of operations of the New Strategic Technologies businesses and of entities that are or will be subsidiaries of New Strategic Technologies have been included in IMS HEALTH's consolidated financial statements and results of operations and reported as part of the core IMS segment of IMS HEALTH. After the Distribution, IMS HEALTH will not have any ownership interest in New Strategic Technologies or its subsidiaries, and New Strategic Technologies will be an independent publicly traded company. In addition, after the Distribution, New Strategic Technologies will not have any ownership interest in IMS HEALTH. Furthermore, all contractual relationships existing prior to the Distribution between IMS HEALTH, on the one hand, and New Strategic Technologies, on the other, will be terminated except for contracts specifically set forth in a schedule to the Distribution Agreement.

     For purposes of governing certain of the ongoing relationships between IMS HEALTH and New Strategic Technologies after the Distribution and to provide for an orderly transition to the status of two independent companies, IMS HEALTH and New Strategic Technologies have entered or will enter into the agreements described in this section prior to the Distribution. The agreements will govern the relationship between IMS HEALTH and New Strategic Technologies subsequent to the Distribution and provide for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution. Copies of the forms of such agreements are filed as exhibits to the Registration Statement on Form 10 of New Strategic Technologies in respect of the registration of the New Strategic Technologies Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, IMS HEALTH will file a Current Report on Form 8-K in connection with the Distribution, and the agreements will be filed as exhibits to the Form 8-K. Such agreements may be amended by IMS HEALTH prior to the Distribution Date.

     The following description summarizes the material terms of such agreements, but is qualified by reference to the texts of such agreements, which are incorporated herein by reference.

DISTRIBUTION AGREEMENT

     IMS HEALTH and New Strategic Technologies will enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between IMS HEALTH and New Strategic Technologies subsequent to the Distribution.

     In particular, the Distribution Agreement defines the assets, liabilities and contractual relationships which are being allocated to and assumed by New Strategic Technologies and those which will remain with IMS HEALTH. The Distribution Agreement also defines what constitutes the "New Strategic Technologies Business" and what constitutes the "IMS HEALTH Business".

     Pursuant to the Distribution Agreement, IMS HEALTH is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the New Strategic Technologies Business to New Strategic Technologies and New Strategic Technologies is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the IMS HEALTH Business to IMS HEALTH. All assets are being transferred without any representation or warranty, "as is-where is", and the relevant transferee bears the risk that any necessary consent to transfer is not obtained. Each party also agrees to exercise its respective commercially reasonable efforts promptly to obtain any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Distribution Agreement and the other agreements summarized below.

     The Distribution Agreement provides for, among other things, assumptions of actual or contingent liabilities and cross indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with (i) the businesses conducted by New Strategic Technologies to New Strategic Technologies and (ii) all other liabilities to IMS HEALTH. For a discussion of such businesses, see "New Strategic Technologies Business". The Distribution Agreement provides for the allocation generally of the financial responsibility for the liabilities arising out of or in connection with former businesses, including those formerly conducted by or associated with IMS HEALTH or New Strategic Technologies.

     The Distribution Agreement includes provisions governing the administration of certain insurance programs and the procedures for making claims. The Distribution Agreement also allocates the right to proceeds and the obligation to satisfy deductibles under certain insurance policies.

     In the event that any transfers contemplated by the Distribution Agreement are not effected on or prior to the Distribution Date, the parties will be required to cooperate to effect such transfers as promptly as practicable following the Distribution Date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed.

     The Distribution Agreement provides that IMS HEALTH and New Strategic Technologies will comply with and otherwise not take action inconsistent with each representation and statement made to McDermott, Will & Emery in connection with IMS HEALTH's request for a legal opinion as to certain tax aspects of the Distribution. New Strategic Technologies agrees to maintain its status as a company engaged in the active conduct of a trade or business, as defined in
Section 355(b) of the Internal Revenue Code, until the second anniversary of the Distribution Date. New Strategic Technologies does not expect this limitation to inhibit its financing or other activities or its ability to respond to unanticipated developments. Under the Distribution Agreement, New Strategic Technologies agrees that until two years after the Distribution Date it will not
(i) merge or consolidate with another corporation, (ii) liquidate or partially liquidate, (iii) sell or transfer all or substantially all of its assets, (iv) redeem or repurchase its stock (except in certain limited circumstances), or (v) take any other action which would result in one or more persons acquiring a 50 percent or greater interest in New Strategic Technologies, unless, prior to taking such action, it obtains a written opinion of a law firm or a ruling from the Internal Revenue Service that such action will not affect the tax-free treatment of the Distribution. As a result of the representations in the request for a legal opinion and the covenants in the Distribution Agreement, the acquisition of control of New Strategic Technologies prior to the second anniversary of the Distribution Date may be more difficult or less likely to occur because of the potential substantial liability associated with a breach of such representations or covenants. The Distribution Agreement provides that if a party fails to comply with the obligations described above or takes or fails to take any action and such failure, act or omission contributes to a determination that the Distribution or any related transaction is not tax-free to IMS HEALTH, New Strategic Technologies or their stockholders, such party must indemnify the other party and its stockholders from any taxes arising therefrom.

     Under the Distribution Agreement, each of IMS HEALTH and New Strategic Technologies agrees to provide to the other party, subject to certain conditions, access to certain corporate records and information and to provide or cause to be provided certain services on such terms as are set forth in a Transition Services Agreement between such parties.

     The Distribution Agreement also provides that, except as otherwise set forth therein or in any related agreement, all costs or expenses incurred on or prior to the Distribution Date in connection with the Distribution will be charged to and paid by IMS HEALTH. Except as set forth in the Distribution Agreement or any related agreement, all costs and expenses incurred directly by New Strategic Technologies after the Distribution Date in connection with the Distribution will be charged to and paid by New Strategic Technologies. Except as set forth in the Distribution Agreement or any related agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

DATA RIGHTS AGREEMENT

     IMS HEALTH and New Strategic Technologies will enter into various Data Rights Agreements licensing both from IMS HEALTH entities to New Strategic Technologies entities and from New Strategic Technologies entities to IMS HEALTH entities certain data rights so as to assure continued access to such data, most of which is significant to the uninterrupted availability of certain products and services. The shared data will be extensive, but can be summarized as follows:

     - New Strategic Technologies utilizes IMS HEALTH's individual-level prescription data (Xponent) to target doctor interactive marketing programs. The use of this data is very important to optimize promotional spending of New Strategic Technologies' pharmaceutical clients.

     - New Strategic Technologies has developed and licenses to third parties Pharbase in various European countries, Canada and the Asia/Pacific region. Pharbase is a database that consists of doctor names, addresses and other related information. The Pharbase data is also used by IMS HEALTH to define the population of doctors in each area (geographic and therapeutic) that are writing prescriptions. This data is critical to IMS HEALTH's targeting and sales force compensation products.

TAX ALLOCATION AGREEMENT

     IMS HEALTH and New Strategic Technologies will enter into a Tax Allocation Agreement under which IMS HEALTH will generally pay any taxes, or receive any refunds or credits of taxes, shown as due on a U.S. federal, state or local income or franchise tax return for a taxable period beginning prior to the Distribution Date (including the current taxable period to the extent such taxes, refunds or credits are attributable to the portion of such taxable period up to and including the Distribution Date).

     All taxes other than U.S. federal, state and local income and franchise taxes will be the responsibility of New Strategic Technologies if they are attributable to the New Strategic Technologies Business and of IMS HEALTH if they are attributable to all other businesses of IMS HEALTH.

     For taxable periods beginning on or after the Distribution Date (and the portion of the current taxable period beginning after the Distribution Date), New Strategic Technologies and IMS HEALTH will be responsible for their own taxes.

EMPLOYEE BENEFITS AGREEMENT

     IMS HEALTH and New Strategic Technologies will enter into an Employee Benefits Agreement (the "Employee Benefits Agreement") which allocates responsibility with respect to certain employee benefit plans and other employment-related matters on and after the Distribution Date.

     With respect to equity-based plans, the Employee Benefits Agreement provides generally that equity-based awards will be adjusted or converted so that IMS HEALTH Employees' awards will relate solely to IMS HEALTH stock and New Strategic Technologies Employees' awards will relate solely to New Strategic Technologies stock.

The method by which equity-based awards will be adjusted or converted is intended to preserve the value of the award to the employee without enlarging the employee's rights.

     Accordingly, unexercised stock options held by IMS HEALTH and New Strategic Technologies Employees as of the Distribution Date will be adjusted or converted to maintain the then existing intrinsic value of the options and maintain the ratio of the then existing exercise price per share to the market value per share in accordance with applicable accounting standards. An IMS HEALTH Employee's option will be adjusted by reference to the ratio of market prices of IMS HEALTH stock before and after the Distribution (the "IMS HEALTH Ratio"). The remaining option term, vesting, and other terms of the adjusted option will be unaffected by the adjustment.

     New Strategic Technologies will adopt a stock option plan for the benefit of New Strategic Technologies Employees. A New Strategic Technologies Employee's unexercised option to purchase IMS HEALTH stock will be converted to an option to purchase New Strategic Technologies stock. The terms of this conversion will be determined by reference to and in consideration of the ratio of the market price of IMS HEALTH stock and New Strategic Technologies stock immediately before or after the Distribution (the "New Strategic Technologies Ratio"). The objective will be to preserve the then intrinsic value of the existing stock options and the conversion is not expected to result in a compensation charge to either IMS HEALTH or New Strategic Technologies. Following these events, the aggregate market value of the New Strategic Technologies stock purchasable under the new option immediately after the Distribution should be approximately equal to the aggregate market value of the IMS HEALTH stock that was purchasable under the old option immediately before the Distribution, with the aggregate exercise price of the new option being the same as the old option (except to the extent the number of shares purchasable is rounded down to the nearest whole share). The option term, vesting, and other terms of the new option will be the same as the terms of the old option.

     Restricted stock and restricted stock units generally will be adjusted or converted so that, after the Distribution, IMS HEALTH Employees will hold awards that relate solely to IMS HEALTH stock and New Strategic Technologies Employees will hold awards that relate solely to New Strategic Technologies stock. Such adjustment or conversion will be done such that the award immediately after the Distribution will have the same aggregate market value as the award immediately before the Distribution (subject to rounding down to the nearest whole number of shares). Similarly, such awards held by New Strategic Technologies Employees will be replaced, with reference to the New Strategic Technologies Ratio, so that the aggregate market value of the new award immediately after the Distribution will equal the aggregate market value of the old award immediately before the Distribution (subject to rounding down to the nearest whole number of shares). Vesting and other terms of adjusted awards will remain the same, and vesting and other terms of new awards will be the same as the corresponding terms of the old awards.

     Stock options held by non-employee directors of IMS HEALTH will be adjusted in a manner consistent with the manner in which IMS HEALTH Employees' awards are adjusted. Restricted stock held by non-employee directors will be cancelled prior to the distribution and reissued afterwards with a number of shares issued adjusted based on the IMS HEALTH Ratio. Vesting and other terms of adjusted awards will remain the same, and vesting and other terms of new awards will be the same as the corresponding terms of the old awards.

     The applicable purchase period under the IMS HEALTH Employee Stock Purchase Plan will be truncated prior to the Distribution Date so that awards are made prior to the Record Date for the Distribution. A new purchase period will commence at the beginning of the month following the Distribution. From and after the Distribution Date, IMS HEALTH will continue to sponsor an Employee Stock Purchase Plan for the benefit of IMS HEALTH Employees and New Strategic Technologies will adopt the New Strategic Technologies Employee Stock Purchase Plan for the benefit of New Strategic Technologies Employees.

     As of the Distribution Date, New Strategic Technologies Employees will generally cease participation in IMS HEALTH's employee benefit plans, and New Strategic Technologies will generally recognize, among other things, their respective employees' past service with IMS HEALTH under their respective employee benefit plans. Except as specifically provided therein, nothing in the Employee Benefits Agreement restricts IMS HEALTH's or New Strategic Technologies' ability to amend or terminate any of their respective employee benefit plans after the Distribution Date.

     IMS Health and New Strategic Technologies will continue to sponsor and retain liability for any employee benefits plans maintained outside the United States with respect to their respective employees.

DATA PROCESSING AGREEMENT

     IMS HEALTH and New Strategic Technologies will enter into various Data Processing Agreements pursuant to which IMS HEALTH shall provide to New Strategic Technologies certain data processing services.

SUBLEASE ARRANGEMENTS

     IMS HEALTH and New Strategic Technologies will enter into certain subleasing arrangements whereby New Strategic Technologies will continue to use certain properties and facilities and certain personal property that it had used during the period prior to the Distribution Date. The terms of the subleases will be negotiated based upon an arm's length transaction using prevailing market conditions to determine the relationship between IMS HEALTH and New Strategic Technologies going forward. Agreements for providing local accommodation services such as receptionist and phone services may also be entered into.

CORPORATE SERVICES AGREEMENT

     IMS HEALTH and New Strategic Technologies will enter into a Corporate Services Agreement pursuant to which IMS HEALTH will provide New Strategic Technologies with certain administrative and support services.

SHARED TRANSACTION SERVICES AGREEMENTS

     IMS HEALTH and New Strategic Technologies will enter into Shared Transaction Services Agreements providing for the orderly continuation, for a transitional period after the Distribution Date, of certain of the shared transaction and other services currently being provided at one or more of IMS HEALTH's shared transaction services centers. Agreements may also be entered into on a country-by-country basis to the extent similar services are provided locally.

                                 DIVIDEND POLICY

     The payment and level of cash dividends by New Strategic Technologies after the Distribution will be subject to the discretion of the Board of Directors of New Strategic Technologies. New Strategic Technologies currently intends to retain future earnings for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of New Strategic Technologies on a stand-alone basis.

                    NEW STRATEGIC TECHNOLOGIES CAPITALIZATION

     The following table sets forth the unaudited capitalization of New Strategic Technologies at March 31, 2000 on a historical basis, and at March 31, 2000 on a pro forma basis as adjusted to give effect to the Distribution and the transactions contemplated thereby. See "The Distribution--Form of Transaction". The following data is qualified in its entirety by the combined financial statements of New Strategic Technologies and other information contained elsewhere in this Information Statement. See "Risk Factors".




                                                                                      NEW STRATEGIC TECHNOLOGIES
                                                                                          AT MARCH 31,  2000
                                                                                    ------------------------------
                                                                                    HISTORICAL          PRO FORMA
                                                                                    ------------------------------
                                                                                        ($ AMOUNTS IN THOUSANDS,
                                                                                         EXCEPT PER SHARE DATA)
                                                                                               (UNAUDITED)

Cash and Cash Equivalents....................................................              $2,391          [ * ]
                                                                                          -------          -----
Long-Term Debt...............................................................                   -              -
Minority Interests...........................................................                $690           $690
Divisional/Shareholders' Equity
      Divisional Equity......................................................             217,572              -
      Preferred Stock, par value $0.01 per share,
         Authorized - [500,000] shares:
         Outstanding - none..................................................                   -              -
      Series Common Stock, par value $0.01 per share,
         Authorized -[500,000] shares:
         Outstanding - none..................................................                   -              -
      Common Stock, par value $0.01 per share,
         Authorized - [40,000,000] shares:
         Issued - [_]shares (Historical) and
         [_] (Pro Forma).....................................................                   -          [ * ]
Capital Surplus..............................................................                   -          [ * ]
Retained Earnings/Deficit....................................................                   -          [ * ]
Cumulative Translation Adjustment............................................                (949)         [ * ]
                                                                                         --------
      Total Equity...........................................................             216,623          [ * ]
                                                                                         --------          -----
      Total Capitalization...................................................            $216,623          [ * ]
                                                                                         ========          =====



SUMMARY OF SIGNIFICANT PRO FORMA CAPITALIZATION ASSUMPTIONS

     The capitalization table presented above gives effect to the Distribution Agreement and the transactions contemplated thereby. See "Relationship Between New Strategic Technologies and IMS HEALTH After the Distribution--Distribution Agreement". The Distribution Agreement is to be entered into by IMS HEALTH and New Strategic Technologies prior to the Distribution and is subject to approval by IMS HEALTH's Board of Directors. The assumptions upon which this capitalization table is based therefore remain to be finalized and do not necessarily reflect all the factors that may affect the capitalization of New Strategic Technologies at the time of the Distribution.

(1) This adjustment reflects the recapitalization of New Strategic Technologies in connection with the Distribution.

               NEW STRATEGIC TECHNOLOGIES SELECTED FINANCIAL DATA

     The following data are qualified in their entirety by the unaudited financial statements of New Strategic Technologies and other information contained elsewhere in this Information Statement. The unaudited financial data as of December 31, 1999 and November 30, 1998 and for the years ended December 31, 1999 and November 30, 1998 have been derived from the audited financial statements of New Strategic Technologies contained elsewhere in this Information Statement. The combined financial data as of December 31, 1998 and for the one month period then ended and as of November 30, 1997 and for the year then ended have been derived from financial statements of New Strategic Technologies that have been audited, but such financial statements are not included in this Information Statement. The financial data as of March 31, 2000 and 1999 and November 30, 1996 and 1995, for the three months ended March 31, 2000 and 1999 and for the years ended November 30, 1996 and 1995 are unaudited. The historical financial information of New Strategic Technologies contained in this Information Statement are presented as if New Strategic Technologies were a separate entity for all periods presented. See "The Distribution--Form of Transaction". The following financial data should also be read in conjunction with, and is qualified in its entirety by, the information set forth under "New Strategic Technologies Management's Discussion and Analysis of Financial Condition and Results of Operations" and New Strategic Technologies' Combined Financial Statements and Notes thereto appearing elsewhere in this Information Statement.



                                                       YEAR ENDED AND    MONTH ENDED AND
                                 THREE MONTHS ENDED        AS OF             AS OF
                                 AND AS OF MARCH 31,    DECEMBER 31,      DECEMBER 31,        YEARS ENDED AND AS OF NOVEMBER 30,
                                 -------------------   --------------   ---------------    ---------------------------------------
                                   2000       1999          1999            1998 (1)       1998(2)     1997       1996        1995
                                 ---------  --------   --------------   ---------------    -------   --------   --------  --------
                                     (UNAUDITED)                                                                    (UNAUDITED)
                                                          ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

   INCOME STATEMENT DATA:
   Software Systems and
     Services Revenue.........  $46,188      $46,456         $200,557           $13,649   $149,005   $106,650    $79,144   $73,796
   Net Income (Loss)..........  ($1,038)        $423          ($3,192)          ($1,415)  ($25,217)    $5,380    ($1,219)  ($5,351)
   Pro Forma Earnings (Loss)
      Per Share of Common
      Stock--Basic............   ($0.07)       $0.03           ($0.20)           ($0.09)    ($1.55)     $0.33         --        --
   Pro Forma Earnings (Loss)
      Per Share of Common
      Stock--Diluted..........   ($0.07)       $0.03           ($0.20)           ($0.09)    ($1.54)     $0.33         --        --
   BALANCE SHEET DATA:
   Total Assets............... $256,477     $280,740           268,299         $290,686   $285,389    $85,021    $74,503   $81,792
   Long-Term Debt.............       --           --                --               --         --         --         --        --


     (1) Effective in 1999, the operating units of New Strategic Technologies that had previously reported on a fiscal year ended November 30 revised their reporting period to conform with IMS HEALTH's fiscal year end of December 31. This revision of year end was made to reflect the results of operations and financial position of operating units on a more timely basis, consistent with business performance, and to increase operating efficiency for consolidations and overall IMS HEALTH management purposes. The Company improved its internal financial systems and work processes so that it could more rapidly collect, consolidate and report worldwide information.

     (2) On June 24, 1998, Cognizant Corporation, the predecessor of IMS HEALTH, acquired Walsh International, Inc. ("Walsh"). The acquisition was accounted for using the purchase method of accounting and, accordingly, operating results for Walsh are included in the combined financial statements of New Strategic Technologies from the date of acquisition.

     (3) Pro forma basic earnings per share are calculated by dividing net income (loss) by the weighted average common shares of IMS HEALTH, reflecting the anticipated 1 for 20 distribution ratio. Pro forma diluted earnings per share are calculated by dividing net income (loss) by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all New Strategic Technologies employee options are used to repurchase IMS HEALTH Common Stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the options. Pro forma diluted earnings per share does not reflect the potentially dilutive impact of outstanding options converted into New Strategic Technologies options.

         NEW STRATEGIC TECHNOLOGIES MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                FINANCIAL REVIEW

                          (Dollar Amounts in Thousands)

OVERVIEW

     IMS Health Incorporated ("IMS HEALTH") recently announced a plan to spin off its New Strategic Technologies business unit (the "Distribution"). IMS HEALTH is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. In order to change the state of incorporation of Clark-O'Neill, Inc. ("Clark-O'Neill"), a wholly owned subsidiary of IMS HEALTH, from New Jersey to Delaware, prior to the Distribution, ST Spin, Inc. ("New Strategic Technologies"), a newly created Delaware coporation and another wholly owned subsidiary of IMS HEALTH, will merge with Clark-O'Neill, with New Strategic Technologies as the survivor in the merger, which will then be distributed to the shareholders of IMS HEALTH (see Notes 1 and 13 to the Combined Financial Statements). This transaction has been structured as a tax-free dividend to the stockholders of IMS HEALTH who will receive one share of New Strategic Technologies Common Stock for every 20 shares of IMS HEALTH Common Stock held as of the record date for the Distribution.

     This discussion and analysis relates to New Strategic Technologies and should be read in conjunction with the accompanying combined financial statements and related notes. In addition to the business of Clark-O'Neill, upon the conveyance of certain assets and stock owned by IMS HEALTH, the businesses of New Strategic Technologies will include the pharmaceutical industry automated sales and marketing support business of IMS Health Strategic Technologies, Inc., a wholly-owned subsidiary of IMS HEALTH (incorporated in 1983), and certain other foreign subsidiaries of IMS HEALTH; substantially all of IMS HEALTH's interactive and direct marketing business; and a majority interest in a foreign joint venture (see Note 1). Collectively, these entities are referred to herein as "New Strategic Technologies" or "the Company". After the Distribution, these businesses will be integrated to provide a full spectrum of products and services to the pharmaceutical industry. Historically, these businesses were managed as part of the core IMS segment of IMS HEALTH.

     The combined financial statements have been prepared using IMS HEALTH's historical basis in assets and liabilities and historical results of operations related to New Strategic Technologies' business. The combined financial statements generally reflect the financial position, results of operations and cash flows of New Strategic Technologies as if it were a separate entity for all periods presented. The combined financial statements include allocations of certain IMS HEALTH corporate and other expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other corporate overhead) relating to New Strategic Technologies' business for the years ended December 31, 1999, November 30, 1998 and 1997 (the "Respective Periods") and the one month ended December 31, 1998. Management believes these allocations are reasonable. They exclude allocations of revenues and costs for certain related-party transactions with IMS HEALTH as they relate to licensing of data (see Note 9 to the Combined Financial Statements). The financial information included herein may not necessarily reflect the combined financial position, results of operations and cash flows of New Strategic Technologies in the future or what they would have been if New Strategic Technologies had been a separate entity during the periods presented.

ACQUISITION

     On June 24, 1998, Cognizant (the predecessor company to IMS HEALTH) acquired Walsh International, Inc. ("Walsh") for an original purchase price of $193,748 consisting of $167,148 of Cognizant common stock, $9,521 of Cognizant stock options and direct acquisition and integration costs in the amount of $17,079. Shares issued in the acquisition were registered under the Securities Act of 1933, as amended. The Walsh acquisition was accounted for as a purchase and accordingly, Walsh's results of operations are included in the results of operations of New Strategic Technologies from June 1998.
Walsh, formed in 1988, provided New Strategic Technologies with a strong international market presence to serve its customers on a global scale. New Strategic Technologies recognized approximately $152,267 of goodwill related to the acquisition, which is being amortized on a straight-line basis over 15 years. The original estimate of direct acquisition and integration costs of $17,079 consisted of severance ($4,876), lease terminations ($2,569) and other direct acquisition and integration costs ($9,634). Other direct costs include primarily the professional fees of investment bankers, attorneys and accountants, and change in control and other transaction-related bonuses paid to Walsh personnel. The direct acquisition and integration costs were incremental and were incurred as a direct result of the acquisition and the formal plan to exit certain activities as part of the overall integration effort (such as severance costs related to Walsh employees) and certain contractual costs (such as Walsh leases that were to be terminated). At December 31, 1999, the program of integrating Walsh into New Strategic Technologies had been completed. In completing the program, New Strategic Technologies incurred higher than anticipated severance costs, related to the termination of 78 Walsh employees, and terminated acquired Walsh leases at a cost lower than originally anticipated at the date of the acquisition. In addition, a certain lease scheduled for termination was subsequently retained by New Strategic Technologies. To reflect the net reduction in direct integration costs, the original liability estimate, the original purchase price and goodwill have been reduced by $890. The following table provides the activities since the acquisition with respect to these liabilities:


                                ORIGINAL
                                LIABILITY         EXPENDITURES TO       RECLASSIFICATIONS/     DECEMBER 31, 1999
                                ESTIMATE              DATE                 ADJUSTMENTS               BALANCE
  ------------------------- ------------------ --------------------- ----------------------- --------------------
  Employee Separation           $   4,876         $   (6,154)             $  1,278             $         -
  Lease Terminations                2,569               (401)               (2,168)                      -
  Other Direct Costs                9,634             (9,634)                    0                       -
  ------------------------- ------------------ --------------------- ----------------------- --------------------
  Total                          $ 17,079          $ (16,189)            $    (890)            $         -

PURCHASE PRICE ALLOCATION

     The allocation of New Strategic Technologies' aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with the Walsh acquisition, was based primarily on estimates of fair values by an independent appraisal firm. The final purchase price allocation is summarized below:

---------------------------------------------------------------------
In Process R&D Write-off                             $ 21,900
Net Liabilities Assumed                                (1,609)
Software/Core Technology                               29,000
Deferred Taxes                                         (8,700)
Goodwill                                              152,267
--------------------------------------------- -----------------------
Final Purchase Price                                 $192,858

--------------------------------------------- -----------------------

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

     New Strategic Technologies made allocations of the aggregate purchase price to acquired in-process research and development ("IPR&D") amounting to $21,900 in 1998 related to the Walsh acquisition.

     The Securities and Exchange Commission issued revised guidance in 1998 with respect to allocations of IPR&D projects in connection with acquisitions. In accordance with this guidance, the amount allocated to IPR&D reflects the relative value and contribution of the acquired IPR&D. Consideration was given to the projects' then stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred and the projected costs to complete the projects.

     At the date of the Walsh acquisition, the development of the IPR&D projects had not yet reached technological feasibility and had no alternative future use. Accordingly, these costs were expensed as of the acquisition date.

     The projects identified as IPR&D at Walsh include enhancement of Walsh's Windows-based sales management information system, enhancement of its pharmaceutical marketing database, and development of a next-stage integrated and enhanced sales management information system. These projects were identified as underway at Walsh and, at the date of acquisition, would require additional effort to establish technological feasibility. In addition, based on a third party independent appraiser, New Strategic Technologies allocated $29,000 to existing core technology representing computer software that is currently in use, which is being amortized over 5 years.

     The discount rates utilized to value the IPR&D projects ranged from 17% to 25%. Such discount rates took into account the industry risk for the Walsh business acquired (as evidenced by the calculated weighted average cost of capital), technological development risk associated with completing the in-process projects, and market and commercial risk associated with introducing the new products/technology. The implied weighted average cost of capital for the different Walsh projects was 15%.

     The degree of completion represents the extent to which the different in-process projects are complete, as of the acquisition date. The completion percentage ranged from 53% to 87% for projects at Walsh.

     New Strategic Technologies believes that the assumptions used, including the revenue forecasts and margin analysis, are reasonable. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from the projected results.

     If none of these IPR&D projects are successfully developed, the sales and profitability of New Strategic Technologies may be adversely affected in future periods. The failure of any particular individual project in-process would not materially impact New Strategic Technologies' financial condition, results of operations or cash flows. Operating results are subject to uncertain market events and risks, which are beyond New Strategic Technologies' control, such as trends in technology, government regulations, market size and growth, and product introduction or other actions by competitors.

     Management currently supports the IPR&D efforts that were underway at the time of the Walsh acquisition. New Strategic Technologies has begun to realize the estimated benefits from these various projects through product introductions during 1999 and 2000. There are currently no significant variations from the underlying revenue projections and estimated net cash flows, estimated costs to complete and completion date from those assumptions made at the time of the original purchase price allocation.

                                   OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED).

     Revenue was essentially flat at $46,188 compared with $46,456 in 1999. Revenue for the three months ended March 31, 2000 benefited from increased maintenance and services revenue associated with a growing installed base of sales force automation systems users and volume growth in interactive marketing services, notably telemarketing and sampling programs. First quarter growth in 2000 was adversely impacted by the timing of customer decisions for purchases of sales force automation system licenses.

     Operating costs for the first three months of 2000 were $36,707 compared with $32,724 in 1999, an increase of 12.2%. The increase is primarily due to higher service costs related to a larger installed customer base and production costs associated with the growth in interactive marketing services discussed above.

     Selling, general and administrative costs for the first three months of 2000 decreased to $7,487 from $7,555 in the prior year. Year over year costs have remained essentially flat as New Strategic Technologies has now realized the synergy benefits from the Walsh acquisition.

     During the three months ended March 31, 1999 New Strategic Technologies incurred approximately $525 of Year 2000 remediation costs. There were none in 2000. These costs were expensed as incurred.

     Depreciation and amortization increased to $6,616 in the three months ended March 31, 2000 compared with $6,106 in the comparable period of 1999, due primarily to increased capital expenditures for computers and other office equipment in 1999.

     Operating loss for the first three months of 2000 was $4,622 compared with a loss of $454 in 1999, a decline of $4,168, due primarily to the change in product mix discussed above, and to higher operating costs, as noted above.

     Other expense for the period was $102 compared with $19 of income in 1999. These amounts reflect third party interest expense and income and realized foreign exchange gains and losses.

     New Strategic Technologies' consolidated tax provision, calculated on a separate-company basis, was a benefit of $3,686 for the first three months of 2000, compared with a tax benefit of $858 for the comparable quarter of 1999. The effective tax rate of New Strategic Technologies is higher than the U.S. federal statutory tax rate, principally due to the goodwill amortization resulting from the acquisition of Walsh, which is not deductible for tax purposes. Excluding this nondeductible amortization, the current estimated full year effective tax rate in 2000 is anticipated to be comparable to that of 1999 and considers the Company's estimate of income for the year.

     The net loss for the first three months of 2000 was $1,038, compared with net income of $423 in 1999, a decrease of $1,461 due primarily to the after-tax impact of the operating losses discussed above.

     RESULTS BY GEOGRAPHY:

     UNITED STATES. Revenue for the three months ended March 31, 2000 was $25,689 compared with $24,038 for the same period in 1999. The increase was largely driven by higher volumes in the interactive marketing services, partially offset by declines in license revenue from the sales force automation products. Operating loss for the three months ended March 31, 2000 was $4,945 compared to a loss of $4,040 for the comparable period in 1999. All goodwill amortization resulting from the Walsh acquisition is reflected in the U.S. results.

     EUROPE. Revenue for the three months ended March 31, 2000 was $15,011 compared with $15,736 for the comparable period in 1999. The decline was largely driven by delays in customer purchase decisions for Premiere licenses as well as by the impact of a stronger U.S. dollar. Operating income for the three months ended March 31, 2000 declined to $1,975 from $4,314 in the prior period due to the revenue declines and increased costs to support a larger installed customer base.

     REST OF WORLD. Revenue for the three months ended March 31, 2000 declined to $5,488 from $6,682 in the prior period, driven largely by emerging market shortfalls due to unfavorable economic conditions. The operating loss for the first quarter of 2000 was $527, compared with operating income of $397, due to the revenue shortfalls.

MONTH ENDED DECEMBER 31, 1998

     Effective in 1999, the operating units of New Strategic Technologies, that had previously reported on a fiscal year ended November 30, revised their reporting period to conform with IMS HEALTH's fiscal year end of December 31. This revision of year end was made to reflect the results of operations and financial position of operating units on a more timely basis, consistent with business performance, and to increase operating efficiency for consolidations and overall IMS HEALTH management purposes. The Company improved its internal financial systems and work processes so that it could more rapidly collect, consolidate and report worldwide information. As a result, New Strategic Technologies presents separately the results of the month ended December 31, 1998. The month of December 31, 1998 reported revenues were $13,649 and the net loss was $1,415. December 1998 revenue and operating results were in line with management's expectations.

YEAR ENDED DECEMBER 31, 1999 (CALENDAR) COMPARED WITH THE YEAR ENDED NOVEMBER 30, 1998 (FISCAL)

     Revenue for the year ended December 31, 1999 increased by 34.6% to $200,557 from $149,005 in 1998. Revenue growth in 1999 was principally due to the full-year benefit of the Walsh acquisition, which was acquired in June 1998.

     Operating costs for the year ended December 31, 1999 were $134,842 compared with $103,182 in the year ended November 30, 1998, an increase of 30.7%. The increase was primarily due to the full-year impact of the Walsh acquisition, higher production costs associated with growth in interactive marketing services and higher labor costs associated with new sales force automation system users in Europe and the U.S.

     Selling, general and administrative expenses for the year ended December 31, 1999 increased to $33,570 from $32,364. Costs associated with geographic expansion in Europe and Latin America were offset by cost savings realized from the integration of the Walsh acquisition.

     Depreciation and amortization increased to $25,826 in the year ended December 31, 1999 compared with $14,068 for the year ended November 30, 1998, primarily due to the full year impact of goodwill and acquired intangible amortization (computer software) associated with the Walsh acquisition.

     During the year ended December 31, 1999 New Strategic Technologies incurred approximately $2,769 of Year 2000 remediation costs (no corresponding amount in 1998). These costs were expensed as incurred. No further costs are anticipated.

     Operating income for the year ended December 31, 1999 was $3,550 compared with an operating loss of $22,509 in 1998, an increase of $26,059. The increase is primarily due to the 1998 write-off of IPR&D ($21,900) costs and one-time charges related to the realignment of certain New Strategic Technologies operations as a result of the Walsh acquisition.

     Other expense for the period was $270 compared with other income of $572 in 1998. These amounts reflect third party interest income and expense and realized foreign exchange gains and losses.

     New Strategic Technologies' consolidated tax provision, calculated on a separate company basis, was $6,472 for 1999 compared with $3,280 for 1998. The effective tax rate of New Strategic Technologies is higher than the U.S. federal statutory tax rate, primarily because goodwill amortization arising principally from the Walsh acquisition is not deductible for tax purposes.

     The net loss for the year ended December 1999 was $3,192, compared with a net loss of $25,217 in 1998. The decrease in the loss is primarily due to the after-tax impact of the operating income improvements discussed above.

     RESULTS BY GEOGRAPHY:

     UNITED STATES. Revenue for the year ended December 31, 1999 declined to $104,051 from $104,713 for the year ended November 30, 1998. The decline was primarily driven by lower sales force automation system license revenues partially offset by higher services revenue, principally interactive marketing services. Operating loss for the year ended December 31, 1999 decreased by $16,555 from a loss of $25,827 in the year ended November 30, 1998 to a loss of $9,272 in the year ended 1999. The lower loss was primarily due to the IPR&D charge in 1998 and one-time charges related to the realignment of certain Strategic Technologies operations at the time of acquisition. All goodwill amortization resulting from the Walsh acquisition is reflected in the U.S. results.

     EUROPE. Revenue for the year ended December 31, 1999 increased to $67,321 from $28,827 for the year ended November 30, 1998. The increase in 1999 was principally from the inclusion of Walsh for a full year in 1999 and also benefited from new sales force automation system license revenue. Operating income for the year ended December 31, 1999 grew to $15,677 from $5,450 in the year ended November 30, 1998, due to the revenue increases partially offset by higher costs to support a larger installed customer base.

     REST OF WORLD. Revenue for the year ended December 31, 1999 grew to
$29,185 from $15,465 for the year ended November 30, 1998, primarily due to the inclusion of Walsh for a full year, partially offset by weak economic conditions in emerging markets. Operating income for the year ended December 31, 1999 was $1,645, compared with $924 in the year ended November 30, 1998 due to the revenue increases.

YEAR ENDED NOVEMBER 30, 1998 (FISCAL) COMPARED WITH YEAR ENDED
NOVEMBER 30, 1997 (FISCAL)

     Revenue increased by 39.7% to $149,005 from $106,650 in 1997. Revenue growth in 1998 principally resulted from the partial year inclusion of the results of Walsh, acquired in June 1998.

     Operating costs for the year ended November 30, 1998 were $103,182 compared with $74,549 in the year ended November 30, 1997, an increase of 38.4%. The increase was primarily due to the partial year inclusion of the results of Walsh in 1998, higher production costs associated with growth in interactive marketing products and services, and higher labor costs associated with new sales force automation system users in Europe and the U.S.

     Selling, general and administrative expenses for the year ended November 30, 1998 increased to $32,364 from $15,766 in the previous year, primarily due to the partial year inclusion of Walsh in 1998, and costs associated with geographic expansion in Europe and Latin America.

     Depreciation and amortization increased to $14,068 in 1998 from $6,268 in the previous year, primarily due to the inclusion of goodwill and acquired intangible amortization (computer software) associated with the acquisition of Walsh in June 1998.

     The operating loss was $22,509 in 1998 compared with operating income of $10,067 in the previous year. The decrease of $32,576 was primarily due to the 1998 write-off of IPR&D costs, one-time charges related to the realignment of certain New Strategic Technologies operations at the time of the acquisition, and the increased costs discussed above offset by increased revenue.

     Other income, net for the period was $572 compared with other expense, net of $109 in 1997. The change was due to realized foreign exchange gains.

     New Strategic Technologies' consolidated tax provision, calculated on a separate company basis, was $3,280 in 1998 compared with $4,578 in 1997. The effective tax rate of New Strategic Technologies is higher than the U.S. federal statutory tax rate, primarily because goodwill amortization and IPR&D charge from the Walsh acquisition are not deductible for tax purposes (see
Note 7 to the combined financial statements).

     The net loss for 1998 was $25,217, compared with net income of $5,380 in 1997. The decrease is due to the after-tax impact of the items discussed above.

     RESULTS BY GEOGRAPHY:

     UNITED STATES. Revenue for the year ended November 30, 1998 increased to $104,713 from $91,287 for the year ended November 30, 1997. The increase was primarily driven by increases in sales force automation system revenue as well as higher interactive marketing services. Operating income for the year ended November 30, 1998 decreased by $36,265 from income of $10,438 in the year ended November 30, 1997 to a loss of $25,827 in the year ended 1998, principally related to IPR&D charge and one-time charges related to the realignment of certain New Strategic Technologies operations at the time of the acquisition.

     EUROPE. Revenue for the year ended November 30, 1998 grew to $28,827 from $8,544 for the year ended November 30, 1997. The increase was primarily driven by the partial year inclusion of Walsh in 1998, and by new sales force automation system revenue. Operating income for the year ended November 30, 1998 increased to $5,450 from $2,690 in the prior year due to the revenue growth, partially offset by higher labor costs associated with new sales force automation system users.

     REST OF WORLD. Revenue for the year ended November 30, 1998 grew to
$15,465 from $6,819 for the year ended November 30, 1997 due to the partial year inclusion of Walsh in 1998, and by new sales force automation system revenue. Operating income was $924 for the partial year ended November 30, 1998, compared with an operating loss of $61 in the prior year. The inclusion of Walsh accounted for the operating income growth in 1998.

                     NON-U.S. OPERATING AND MONETARY ASSETS

     New Strategic Technologies operates globally, deriving 48% of its revenues in 1999 from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results.

     Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally those of the Euro and the Australian dollar. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to stockholders' equity. The effect of exchange rate changes during the quarter ended March 31, 2000 decreased the U.S. dollar amount of cash and cash equivalents by $58.

                         LIQUIDITY AND CAPITAL RESOURCES

     New Strategic Technologies has been operating as an entity wholly owned by IMS HEALTH and, as such, has been dependent on IMS HEALTH for cash management, credit and financial resources on an as needed basis to fund operations and to fund seasonal cash needs. In the opinion of management, New Strategic Technologies' existing cash balances combined with cash generated from operations and lines of credit or net assets that are expected to be in place at the time of the Distribution are expected to be sufficient to meet New Strategic Technologies' short-term annual financing requirements.

     IMS HEALTH uses a centralized cash management system to finance its operations. Cash deposits from most of New Strategic Technologies' businesses are transferred to IMS HEALTH on a daily basis, while IMS HEALTH funds New Strategic Technologies' disbursement bank accounts as required. No interest has been charged on these transactions. Cash and cash equivalents in the accompanying financial statements represent balances in Company accounts that are not part of the IMS HEALTH cash management system.

     Net cash provided by operating activities totaled $4,546 for the three months ended March 31, 2000 compared with $5,578 for the comparable period in 1999. The decrease of $1,032 primarily reflects higher cash usage for accrued liabilities and accounts payable and a higher net loss, offset by improved deferred revenues and accounts receivable.

     Net cash used in investing activities totaled $2,602 for the three months ended March 31, 2000 compared with $3,712 for the comparable period in 1999. The decrease in cash usage of $1,110 was primarily due to lower additions to software and lower acquisition and integration payments.

     Net cash used in financing activities totaled $2,959 for the three months ended March 31, 2000 compared with $2,316 for the comparable period in 1999. The increase in cash usage was primarily due to increased net transfers to IMS HEALTH.

     At December 31, 1999 cash and cash equivalents totaled $3,464 compared with $2,826 at November 30, 1998 (the previous fiscal year end). The increase in cash of $638 was due to net cash flow of $1,058 for the twelve months ended December 31, 1999, offset by cash usage of $420 for the month ended December 1998.

     Net cash provided by operating activities was $10,022, $14,764 and $13,521 for the years ended December 31, 1999 and November 30, 1998 and 1997, respectively. The decrease of $4,742 in 1999 was due to lower deferred revenues and accrued liabilities, partially offset by improved accounts receivable and accounts payable.

     Net cash used in investing activities was $15,762, $17,723 and $13,553 for the years ended December 31, 1999 and November 30, 1998 and 1997, respectively. The decrease of $1,961 in 1999 was primarily due to lower acquisition and integration payments related to the Walsh acquisition ($7,943), offset by higher software additions ($3,663) and capital expenditures ($2,477). The increase of $4,170 in 1998 was due to acquisition and integration payments related to the Walsh acquisition (for which there was no corresponding amount in 1997), partially offset by lower capital expenditures.

     Net cash provided by (used in) financing activities was $6,855, $5,239 and ($555) for the years ended December 31, 1999 and November 30, 1998 and 1997, respectively. The increases of $1,616 in 1999 and $5,794 in 1998 reflect higher net transfers from IMS HEALTH.

     For the month ended December 31, 1998, Net cash provided by operating activities of $5,258, reflecting prebilling of annual and quarterly contracts, was offset by cash used in investing activities, primarily the purchase of Logix, Inc. ($4,000) and net transfers to IMS HEALTH ($1,156).

CHANGES IN FINANCIAL POSITION AT MARCH 31, 2000 (UNAUDITED) COMPARED TO DECEMBER 31, 1999

     Cash and cash equivalents were $2,391 as of March 31, 2000 compared with $3,464 as of December 31, 1999. The decrease in cash and cash equivalents of $1,073 was primarily due to cash outflows for investing activities including software development, capital expenditures, acquisition and integration payments and other investments ($2,602) and net transfers to IMS HEALTH of ($2,603), which were only partially offset by cash from operations of $4,546.

     Accounts Receivables - Net decreased to $40,909 at March 31, 2000 from $46,591 at December 31, 1999 due to improved collections and the seasonality of revenues.

     Goodwill - Net decreased to $163,921 at March 31, 2000 from $167,363 at December 31, 1999. The reduction was primarily the result of amortization of $3,145.

     Accrued and Other Current Liabilities decreased to $12,443 at March 31, 2000 from $18,913 at December 31, 1999. The decrease reflected seasonal reductions in accruals for the prior year's bonuses and production-related activities.

     Divisional Equity decreased to $216,623 at March 31, 2000 from $220,844 at December 31, 1999. The reduction was the result of a net loss of $1,038, net transfers to IMS HEALTH of $2,603 and the effect of a stronger U.S. dollar on net assets in non-U.S. operations of $580.

CHANGE IN FINANCIAL POSITION AT DECEMBER 31, 1999 COMPARED TO NOVEMBER 30, 1998.

     Cash and Cash Equivalents increased to $3,464 at December 31, 1999 from $2,826 at November 30, 1998. The increase in Cash of $638 was from operations of $10,022 and net cash transfers from IMS HEALTH of $7,433, partially offset by software development of $6,130, capital expenditures of $5,371, and payments related to the Walsh acquisition of $4,123 and the activity for the month of December 1998 ($420).

     Accounts Receivable - Net decreased to $46,591 at December 31, 1999 from $48,884 at November 30, 1998. The decrease was the result of improved collection efforts.

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

     Property, Plant and Equipment - Net decreased to $15,633 at December 31, 1999 from $17,975 at November 30, 1998 as a result of depreciation and amortization ($6,106), and reductions in capital leases ($1,626), partially offset by capital expenditures ($5,371).

     Computer Software - Net decreased to $30,429 at December 31, 1999 from $32,885 at November 30, 1998 as a result of 1999 amortization of computer software related to the Walsh acquisition ($6,668) and amortization of capitalized software ($2,014), offset in part by 1999 Software Development spending ($6,130).

     Goodwill - Net decreased to $167,363 at December 31, 1999 from $178,624 at November 30, 1998. The reduction was primarily the result of 1999 amortization of $13,046.

     Deferred Revenues decreased to $6,202 at December 31, 1999 from $9,715 at November 30, 1998 primarily as a result of the timing of product maintenance billings and the timing of quarterly recognition of revenue.

     Accrued and Other Current Liabilities decreased to $18,913 at December
31, 1999 from $30,409 at November 30, 1998. The decrease was primarily the result of payments of direct acquisition costs related to Walsh accruals at the time of acquisition.

     Other Liabilities decreased to $910 at December 31, 1999 from $2,376 at November 30, 1998 primarily as a result of the reduction of long-term debt associated with capitalized leases.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation, involving employees that arose in applying APB Opinion 25. The provisions of FIN No. 44 are effective July 1, 2000. Management continues to evaluate the effects of Fin No. 44 on the Company's financial statements.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 Revenue Recognition in Financial Statements ("SAB No. 101"). SAB No. 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101 is effective July 1, 2000. The Company believes its revenue recognition policies are in compliance with the SEC staff's views.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133-an amendment of FASB Statement No. 133". Citing concerns about companies' ability to modify their information systems in time to apply SFAS 133, the FASB delayed its effective date for one year, to fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). Management continues to evaluate the effects of this pronouncement on the Company's financial statements and does not believe that adoption of the statement will have a material impact on the Company's financial statements.

                       NEW STRATEGIC TECHNOLOGIES BUSINESS

     ST Spin, Inc. ("New Strategic Technologies") is a newly created Delaware corporation and a wholly owned subsidiary of IMS HEALTH. In order to change the state of incorporation of Clark-O'Neill, Inc. ("Clark-O'Neill"), another wholly owned subsidiary of IMS HEALTH, from New Jersey to Delaware, prior to the Distribution, New Strategic Technologies will merge with Clark-O'Neill, with New Strategic Technologies as the survivor in the merger. Upon the conveyance of certain assets and stock owned by IMS HEALTH, the businesses of New Strategic Technologies (the "New Strategic Technologies Business") will include the pharmaceutical industry automated sales and marketing support business of IMS Health Strategic Technologies, Inc. ("ST") and certain other foreign subsidiaries of IMS HEALTH, and substantially all of IMS HEALTH's interactive and direct marketing business, including the business of Clark-O'Neill as conducted prior to the aforementioned conveyance of assets and stock owned by IMS HEALTH. These businesses were all previously managed as part of the core IMS segment of IMS HEALTH.

BUSINESS OVERVIEW:

PHARMACEUTICAL RELATIONSHIP MANAGEMENT

     New Strategic Technologies offers sales and marketing effectiveness solutions that can be integrated with all client-critical databases to provide customer and business insights. New Strategic Technologies configures solutions for clients' sales and marketing teams, supporting desktop, laptop, handheld PC, and paper systems, linked to client companies' databases as required. Over 40,000 pharmaceutical sales and marketing representatives and executives worldwide rely on New Strategic Technologies' solutions to make critical decisions on a daily basis. New Strategic Technologies products increase pharmaceutical sales-force performance and productivity by providing access to up-to-the-minute profiling, targeting, activity reporting, team selling and sample management information.

     New Strategic Technologies believes that it addresses the unique characteristics of the biopharmaceutical industry that impose specific demands on its customer relationship management ("CRM") systems. The major differentiating characteristics of the biopharmaceutical industry are:

     - Customers do not place orders directly. Instead the pharmaceutical representative influences and educates the physician to affect prescribing behavior.
     - Product use and sample distribution is strictly controlled and regulated.
     - There are complex networks of influencers including managed care organizations, payors and consumers.
     - Customers can be difficult to see, since each physician has limited time and numerous sales people compete for that time.

     In response to these unique demands, New Strategic Technologies created an advanced approach to CRM adapted specifically for the pharmaceutical industry, which it calls Pharmaceutical Relationship Management ("PRM"). The features of PRM that make it unique for ST's customers are:

     -    The principles of CRM applied with a pharmaceutical focus
     -    Data models that mirror the complex pharmaceutical marketplace
     -    Integration of multiple data sources
     - Decision support capabilities specific to the pharmaceutical industry
     -    Flexible systems technology to meet local needs internationally
     -    The ability to apply global standards and solutions

     ST also offers an extensive suite of consulting, support, training, and systems management services as part of the overall solution represented by PRM. ST offers it customers total systems support and becomes, in effect, an extension of its customers' own IT support services. These services include help desk, educational, implementation, PC staging and delivery, repair, telecommunications, and complete systems outsourcing services.

     ST Professional Services serves as an adjunct to the customers' own field support services for their business operations and provides project management, new hire training, full field systems rollout, and analytical and reporting services based on daily operational data to improve field force operational efficiency and effectiveness. ST also provides full data integration management, integrating data from sales and marketing, IMS HEALTH, and client databases to provide advanced decision support and reporting for its customers.

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

PRODUCT AND SERVICES PORTFOLIO

     Cornerstone is a flexible, Windows-based, PRM system used by pharmaceutical field sales representatives, district managers and headquarters executives to access mission-critical sales and marketing, contact and territory information via desktop, laptop or handheld PC's. Cornerstone's applications include managing business opportunities and projects such as product launch programs and formulary placement opportunities. Cornerstone can quickly generate standard and customized reports, such as weekly activity summary reports, division reports and product launch reports. It also provides fast updating of customer activities. Cornerstone's MarketViews allows access to pharmaceutical databases, which can be configured to deliver customized sales summaries by territory, district and physicians.

     Premiere-SM- is a Windows-based, PRM system similar to Cornerstone with a substantial user base in Europe, Brazil, Canada and Asia/Pacific. Core data can be drawn from various sources and tailored by country, region, department or individual user. Its unique application generators and builders are used to customize and modify the system to a company's specific requirements quickly and without the need for re-programming. Sales and marketing professionals at every level of an organization can use Premiere to develop marketing strategies, allocate and coordinate sales and marketing resources, track competitive activity, and plan, monitor and evaluate sales and marketing activity. Up-to-the minute integration to pharmaceutical sales forces and marketing by Premiere enables faster and better informed sales and marketing decisions, enhancing return-on-investment in pharmaceutical relationship activities.

     ST is a market leader in applications for a variety of hand-held PC ("HPC") devices that offer greater portability in developed markets and a low-cost entry strategy into sales-force activity management in emerging markets. Over 10,000 HPC device users are customers of ST's applications. ST's latest HPC product, PhasTrak Standalone Handheld Solution, combines the power and robustness of the Cornerstone backend system with the speed and agility of a hand-held device. PhasTrak is a standalone solution that helps sales representatives improve call quality. Its relational database integrates sales information with call information, giving representatives a clearer, more powerful view of each account at the point of contact. PhasTrak also provides complete electronic sample signature capture as part of a total PDMA compliance solution. PhasTrak is powered by Windows CE and is available for HPC size units.

     ST also provides services from Pharbase-SM-, the industry-leading reference medical database used in pharmaceutical sales and marketing in the following countries: United Kingdom, France, Italy, the Netherlands, Spain, Canada, Belgium, Luxembourg, Austria, Australia, Germany and the Philippines. Pharbase-SM- is a syndicated database which is updated and validated daily, providing a level of accuracy that cannot be achieved by in-house databases. The extensive customer and industry information within Pharbase underpins all sales and marketing activities and can be integrated with other internal, external or third-party information to create an information solution tailored to the individual needs of each customer. Insights from such information help improve sales and marketing productivity by enhancing sales and marketing targeting and customer relationship management activities. The Pharbase data is also used by IMS HEALTH to define the population of doctors in each area (geographic and therapeutic) that are writing prescriptions. This data is critical to IMS HEALTH's targeting and sales force compensation products. See "Relationship Between New Strategic Technologies and IMS HEALTH after the Distribution--Data Rights Agreements".

     ST provides advanced Business Intelligence solutions, Analyzer and PharmaLyst, that work with integrated PRM databases and prescriber-level data to give field and head office managers new, actionable insights into their business. Through the use of these systems, customers can identify trends and exceptions in call activity, benchmark sales and marketing performance by product, market, or physician specialty, compare territory performance, track call activity and sales and marketing by prescriber segment, and measure the impact of promotions, sample activities, or other initiatives.

INTERACTIVE MARKETING SERVICES

     New Strategic Technologies will engage in the interactive marketing businesses for the pharmaceutical and healthcare industries in Europe, Australia and in the United States. Clark-O'Neill represents the core of New Strategic Technologies' interactive marketing business. Clark-O'Neill's services include prescription and OTC sample distribution to physicians, pharmaceutical field sales force support services, publication circulation

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

management, direct mail, telemarketing projects utilizing its staff of physicians and other healthcare professionals, product recall and return goods services and other customized promotion programs. In support of its Single Source Sampling services, Clark-O'Neill maintains a 180,000 square foot facility that meets the strict requirements of the FDA for storage and repackaging of prescription drugs. Clark-O'Neill maintains licenses and registrations where required and distributes patient starter samples to physicians throughout the United States. Within ST, direct mail marketing services are provided across Europe and in Canada and Australia. In the United States, Clark-O'Neill has been designated as a database licensee by the American Medical Association ("AMA") for use and sublicensing of the AMA's physician database.

     Through an arrangement with IMS HEALTH (which will continue after the Distribution), Clark-O'Neill has instant access into the industry "Gold Standard" physician prescribing database, Xponent-TM-. This access enables Clark-O'Neill to provide unique services to its clients that sets the standard for targeting of marketing programs to the physician's community.

     The major product groups of Clark-O'Neill are outlined below:

     DIRECT MARKETING. Clark-O'Neill provides its customers with a complete range of customized Direct Marketing Services in each of its operating markets, which support the brand manager throughout the life-cycle of a product. Based on a belief that the most effective targeting can only be executed at the micro-level, the business provides services that utilize the Xponent database, to enable effective targeting of the appropriate physicians for a clients' direct marketing campaign. Through its unique First-Rx-TM- service, physicians can be targeted based on changes in prescribing behavior picked up in the Xponent database just 10 days earlier. Clark-O'Neill has unparalleled experience in delivering solutions to help customers deal with crisis management situations such as the need to undertake a product recall, or to rapidly distribute a "Dear Doctor" letter.

     SAMPLING SUPPORT SERVICES. Clark-O'Neill provides a comprehensive range of sample distribution capabilities, in fully licensed facilities. Services include a multi-manufacturer sampling service called Single Source Sampling, as well as client specific programs. Clark-O'Neill runs a compassionate care program for a number of manufacturers from the on-site Mail Order Pharmacy, under the supervision of a fully licensed pharmacist.

     PUBLICATIONS/CONTINUING MEDICAL EDUCATION ("CME") SUPPORT. Clark-O'Neill provides support services for publishers of medical journals. The business provides journal circulation services for over 40 major medical publishers who together represent 80% of the U.S. medical journal market. These services help the company maintain a comprehensive listing of physicians available in the U.S. This core competency in acquiring and maintaining an up to date and accurate physician mailing list facilitates the support for the pharmaceutical industries CME programs to the physician community, and other indirect marketing programs.

     MANAGED CARE SERVICES. Clark-O'Neill's subsidiary EMRON provides what management believes is the recognized industry leading services in managed health care education, training, marketing and communications.

     SALES FORCE SUPPORT. Through the Reinforce-TM- services, Clark-O'Neill provides the pharmaceutical industry with services that reinforce the work of the representative in building brand loyalty. Cost-effective programs enable product management to follow a representative's visit with messaging targeted at the individual prescriber. Fully integrated with the client's sales force automation tool, this service provides timely message delivery. The company's OpRx-TM- service provides a cost-effective capability for sample accountability with full Prescription Drug Marketing Act compliance.

     TELECOMMUNICATIONS SERVICES. Through its telecommunications programs, Clark-O'Neill provides a direct and responsive means of maintaining interactive communications with a target audience. This capability provides both in-bound and out-bound capabilities to healthcare professionals, sales representatives, and consumers alike. Its unique and highly successful Medical Dialogue-TM-service facilitates interactive promotional discussions between physicians via telephone. Clark-O'Neill's own staff of physicians call a client's targeted physicians to promote products, services or educational opportunities using a peer influence approach.

FOREIGN OPERATIONS

     As indicated above, New Strategic Technologies and its subsidiaries engage in a significant portion of their business outside of the United States. New Strategic Technologies' foreign operations are subject to the usual risks inherent in carrying on business outside of the United States, including fluctuation in relative currency values, possible nationalization, expropriation, price controls and other restrictive government actions. New Strategic Technologies believes that the risk of nationalization or expropriation is reduced because its products are software, services and information, rather than the production of products that require manufacturing facilities or the use of natural resources.

INTELLECTUAL PROPERTY

     New Strategic Technologies owns and controls a number of trade secrets, confidential information, trademarks, trade names, copyrights, and other intellectual property rights which, in the aggregate, are of material importance to its business. Management believes that the "New Strategic Technologies" name and related names, marks and logos are of material importance to New Strategic Technologies. New Strategic Technologies is licensed to use certain technology and other intellectual property rights owned and controlled by others, and similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by New Strategic Technologies. The technology and other intellectual property rights licensed by New Strategic Technologies are of importance to its business, although management of New Strategic Technologies believes that New Strategic Technologies' business, as a whole, is not dependent upon any one intellectual property or group of such properties. The names of New Strategic Technologies' and its subsidiaries' products and services referred to herein are trademarks, service marks, registered trademarks or registered service marks owned by or licensed to New Strategic Technologies or one of its subsidiaries.

CUSTOMERS

     Sales to the pharmaceutical industry accounted for substantially all of New Strategic Technologies' revenue in 1999. Substantially all major pharmaceutical companies are customers of New Strategic Technologies, and many of the companies use New Strategic Technologies' products and subscribe to its services in several countries. New Strategic Technologies' customer base is broad in scope and enables it to avoid dependence on any single customer. None of New Strategic Technologies' customers accounted for more than 10% of its gross revenues in 1999, 1998 or 1997.

COMPETITION

     New Strategic Technologies has competition from other automated sales support technology companies that offer sales force automation solutions and enterprise-wide solutions in some of the countries in which it operates, as well as competition from the in-house capabilities of its customers. New Strategic Technologies also faces competition from many vendors that market and sell sales force automation solutions in consumer packaged goods. In addition, New Strategic Technologies competes with various companies that provide support services similar to its services. Generally, competition has arisen on a country-by-country basis. For example, in the United States, certain New Strategic Technologies products and services, including its Cornerstone product, compete with the products and services of Dendrite International Inc., and in Europe, certain New Strategic Technologies products and services, including its Premier product, compete with the products and services of Cegedim. Quality, completeness and speed of delivery of information services and products are the principal methods of competition in New Strategic Technologies' market.

EMPLOYEES

     As of March 31, 2000, New Strategic Technologies had approximately 1,400 employees in approximately 20 countries. Of these, approximately 600 are located in the United States, and none of these are represented by labor unions. In the Netherlands, Italy, Belgium and Germany, New Strategic Technologies has Workers' Councils, which are a legal requirement in those countries. New Strategic Technologies has also established a European Workers' Council as required under European Union regulations. New Strategic Technologies believes that, generally, relations with its employees are good and have been maintained in a normal and customary manner.

PROPERTIES

     New Strategic Technologies' real property is geographically distributed to meet sales and operating requirements worldwide. Most of New Strategic Technologies' properties are leased from third parties. New

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

Strategic Technologies' properties are generally considered to be both suitable and adequate to meet current operating requirements and virtually all space is being utilized.

NEW STRATEGIC TECHNOLOGIES BUSINESS OPPORTUNITY

     Going forward, pharmaceutical firms will be looking to improve their selling and marketing skills to succeed in a much more competitive environment. They will be striving to be more rigorous in segmenting the target healthcare consumer population as well as varying their level of investment and marketing strategies depending on consumer needs. They will be evaluating methods to determine the return they receive from their various sales and marketing efforts. For example, they will want to be able to fine-tune Direct-To-Consumer
(DTC) marketing expenditures and to determine whether more money should be invested in incremental sampling verses detailing. As pharmaceutical companies look for ways to succeed in such an environment, they will be seeking business partners to help them increase sales force effectiveness in concert with marketing and promotion effectiveness.

NEW STRATEGIC TECHNOLOGIES MISSION

     In response to the current and projected business environment, New Strategic Technologies created the following mission:

          TO PROVIDE KNOWLEDGE-BASED SOLUTIONS THROUGH INTEGRATED TECHNOLOGIES TO THE BIOPHARMACEUTICAL INDUSTRY AND HEALTHCARE SYSTEM THAT OPTIMIZE THE DEVELOPMENT, PROMOTION AND DELIVERY OF HEALTHCARE PRODUCTS AND SERVICES.

SYNERGIES

     While ST concentrates on enabling pharmaceutical sales forces to promote to prescribers, Clark-O'Neill primarily provides the means for non-personal promotion to those same prescribers. Only about 15% of Clark-O'Neill activity is sales force related.

     A relatively small number of prescribers, perhaps one hundred and twenty-five thousand of more than seven hundred thousand physicians, control the application of healthcare in the United States. The international situation is comparable. Information on prescription writing activity enables Clark-O'Neill to identify those high activity prescribers, but their importance goes beyond their pharmaceutical prescribing profile. These prescribers are influential because they see the largest number of patients. Because of this, the relationship that any healthcare providing entity has with these key prescribers is a critical success factor. While ST maintains records on most of them, Clark-O'Neill regularly interacts or enables clients to interact with all of them. For many in the pharmaceutical, publishing, research, and managed care industries, Clark-O'Neill maintains databases related to the AMA physician master file. For some clients, Clark-O'Neill has developed relational databases to optimize promotional activity.

     This creates three relatively short-term synergistic opportunities:

  1. Immediately initiate cross selling activities in those pharmaceutical companies where ST and Clark-O'Neill do not both have a presence.

  2. Migrate the services of Clark-O'Neill that are related to sales management into a seamless Cornerstone interface. These include sample accountability, representative triggered mail, vacant territory management, and other sales team directed support activities.

  3. Deploy Clark-O'Neill developed products and services into the strong interactive marketing group within the ST international organization.

LEGAL PROCEEDINGS AND CONTINGENCIES

     New Strategic Technologies has from time to time been involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of all current proceedings, claims and litigation, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect New Strategic Technologies' consolidated financial position.

     Under the terms of the Distribution Agreements relating to the 1996 spin-off of IMS HEALTH's predecessor, Cognizant Corporation ("Cognizant"), from The Dun & Bradstreet Corporation ("D&B") and relating to the 1998 spin-off of IMS HEALTH from Cognizant, as a condition to the Distribution, IMS HEALTH and any company that it spins off, including New Strategic Technologies, are required to undertake to be jointly and severally liable to D&B, AC Nielsen Company and Cognizant (which has since changed its name to Nielsen Media Research, Inc.) for IMS HEALTH's obligations under the 1996 Distribution Agreement and the 1998 Distribution Agreement. For a description of certain of such contingencies, see Note 10 to the combined financial statements of New Strategic Technologies contained elsewhere in this Information Statement. In the event that New Strategic Technologies were obligated to fund a substantial portion of such liabilities, it would have a material adverse effect on New Strategic Technologies' financial condition.

        NEW STRATEGIC TECHNOLOGIES MANAGEMENT AND EXECUTIVE COMPENSATION

     Wayne P. Yetter is currently the Chief Operating Officer of IMS HEALTH. Mr. Yetter will resign from such position effective upon the date of the Distribution and will be the Chief Executive Officer of New Strategic Technologies. Craig S. Kussman is currently the Senior Vice President - Corporate Development of IMS HEALTH. Mr. Kussman will resign from such position effective upon the date of the Distribution and will be the Chief Financial Officer of New Strategic Technologies. Ronald D. Brown, currently the Chief Executive Officer of IMS Health Strategic Technologies, Inc., Loftus S. Lucas, currently the General Manager of Clark-O'Neill, and Kevin B. Tarrant, currently the Vice President - Global Human Resources of IMS Health Strategic Technologies, Inc., will become the President, Chief Operating Officer, and Vice President and Chief Human Resources Officer of New Strategic Technologies, respectively, upon the date of the Distribution. In addition to Messrs. Yetter, Kussman, Brown, Lucas, and Tarrant, additional executive officers of New Strategic Technologies may be drawn from the current management of IMS HEALTH or its subsidiaries. New Strategic Technologies expects to have a Board of Directors composed of 6 members, including Mr. Yetter. See "--New Strategic Technologies Board of Directors" and "--New Strategic Technologies Executive Officers".

NEW STRATEGIC TECHNOLOGIES BOARD OF DIRECTORS

     Immediately after the Distribution, New Strategic Technologies expects to have a Board of Directors composed of 6 members.

     The following table sets forth the names, in alphabetical order, and information as to the persons who are expected to serve as directors of New Strategic Technologies following the Distribution, including information as to service with IMS HEALTH, if applicable.



                           POSITIONS
                            WITH IMS        PRINCIPAL OCCUPATIONS
         NAME                HEALTH         DURING LAST FIVE YEARS       AGE*     OTHER DIRECTORSHIPS
    --------------------   ---------    -----------------------------   -----     --------------------
    Wayne P. Yetter        Chief         Chief Operating Officer,       54         Transkaryotic
                           Operating     IMS HEALTH (10/99 to present);            Therapies, Inc.
                           Officer          President and Chief
                                         Executive Officer, Novartis
                                          Pharmaceuticals (01/97 to
                                         07/99); President and Chief
                                           Executive Officer, Astra
                                         Merck, Inc. (11/94 to 01/97)

    --------------------   ---------    -----------------------------   -----     --------------------
    *As of May 26, 2000


DIRECTORS' COMPENSATION

     The Board of Directors of IMS HEALTH has approved a director compensation program for the New Strategic Technologies. It is anticipated that the Board of Directors of the New Strategic Technologies will adopt and implement such programs as described below prior to the Distribution Date.

     If such program is adopted and implemented, each non-employee director will receive an initial retainer of $5,000 for calendar year 2000; thereafter, the retainer will be paid at an annual rate of $10,000. Directors who are employed by New Strategic Technologies will not receive retainers or any incremental compensation. In addition, each non-employee member of the Board of Directors shall be granted annual non-qualified stock options to purchase 7,500 shares of the New Strategic Technologies Common Stock. Each non-employee director who joins the Board of Directors will receive a one time stock grant of $50,000 (based on market price on the grant date) worth of deferred stock units which will vest one-fifth per year.

     Each non-employee director may elect to have all or a specified part of the retainer and fees deferred until he or she ceases to be a director. Non-employee directors will also have the option to convert the retainer to stock. The amount of stock will be based on Fair Market Value on the day the retainer is received which will be the first business day in January and July.

COMMITTEES OF THE NEW STRATEGIC TECHNOLOGIES BOARD OF DIRECTORS

     Prior to the Distribution, the New Strategic Technologies Board of Directors will establish an Audit Committee and a Compensation and Benefits Committee and designate specific functions and areas of oversight as to such committees. No final determination has yet been made as to the memberships of such standing committees.

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

Audit Committee

     The primary function of the Audit Committee will be to assist the Board of Directors in fulfilling its oversight responsibilities to New Strategic Technologies' stockholders, potential stockholders, the investment community and others. The Audit Committee will review the independence and performance of New Strategic Technologies' independent auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of such auditors when circumstances warrant. In addition, the Audit Committee will approve the fees and other compensation to be paid to the independent auditors who are ultimately accountable to the Board of Directors and the Audit Committee as representatives of New Strategic Technologies' stockholders. The Audit Committee will monitor the activities of New Strategic Technologies' internal and external auditors, including the audit scope, and the integrity of New Strategic Technologies' financial reporting processes, both internal and external. The Audit Committee also will review changes in accounting principles as applied in New Strategic Technologies' financial reporting and the independent auditors' judgments about the quality and appropriateness of those principles. In addition, the Audit Committee will oversee New Strategic Technologies' internal compliance programs. New Strategic Technologies intends that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee as reflected in its charter will be in compliance with the rules of the Securities and Exchange Commission and the Nasdaq listing requirements adopted in December 1999 with regard to corporate Audit Committees.

Compensation Committee

     The primary functions of the Compensation Committee will be to establish and review significant compensation arrangements for executive officers of New Strategic Technologies, establish and review New Strategic Technologies' executive and employee benefit policies, and administer its executive and employee compensation and benefit plans. The Compensation Committee will report to the Board of Directors and confer with the board regarding New Strategic Technologies' compensation philosophy and policies.

NEW STRATEGIC TECHNOLOGIES EXECUTIVE OFFICERS

     Listed below is certain information as to the executive officers who have been selected to serve after the Distribution.



NAME, POSITION WITH NEW STRATEGIC TECHNOLOGIES AND AGE*                             BIOGRAPHICAL DATA
---------------------------------------------------------------       ----------------------------------------------
Wayne P. Yetter,  Chief Executive Officer, 54                         Chief Operating Officer, IMS HEALTH (10/99 to
                                                                      present); President and Chief Executive
                                                                      Officer, Novartis Pharmaceuticals (01/97 to
                                                                      07/99); President and Chief Executive
                                                                      Officer, Astra Merck, Inc. (11/94 to 01/97)
---------------------------------------------------------------       ----------------------------------------------

Ronald D. Brown, President, 46                                        Chief Executive Officer, IMS Health Strategic
                                                                      Technologies, Inc. (5/98 to present);
                                                                      President, Sales Technologies (7/95 to 5/98)


---------------------------------------------------------------       ----------------------------------------------

Loftus S. Lucas, Chief Operating Officer, 52                          Vice President, General Manager, IMS HEALTH
                                                                      Clark-O'Neill (5/94 to present)

---------------------------------------------------------------       ----------------------------------------------

Craig S. Kussman, Executive Vice President and Chief                  Senior Vice President - Corporate
Financial Officer, 41                                                 Development, IMS HEALTH (7/98 to present);
                                                                      Vice President, Cognizant Corporation (10/97
                                                                      to 7/98); Vice President - Mergers and
                                                                      Acquisitions (11/96 to 10/97); Assistant Vice
                                                                      President - Financial Planning, The Dun &
                                                                      Bradstreet Corporation (5/91 to 10/96)


---------------------------------------------------------------       ----------------------------------------------

Kevin B. Tarrant, Vice President and Chief Human Resources            Vice President, Global Human Resources, IMS
Officer, 43                                                           Health Strategic Technologies (9/98 to
                                                                      present); Vice President, Global Compensation
                                                                      & Benefits, Cognizant Corporation and IMS
                                                                      HEALTH (1/98 to 12/98); Vice President, Human
                                                                      Resources, IMS HEALTH America (1/94 to 9/98)
---------------------------------------------------------------       ----------------------------------------------

--------------------
* As of May 26, 2000

COMPENSATION OF NEW STRATEGIC TECHNOLOGIES EXECUTIVE OFFICERS

     The following table discloses the compensation paid or accrued by IMS HEALTH for services rendered for the fiscal years indicated by New Strategic Technologies' named Chief Executive Officer and to each of the persons who are currently anticipated to be one of the four other most highly compensated executive officers of New Strategic Technologies following the distribution.

     During 1999, IMS HEALTH had a two-for-one-split and distributed the majority of its equity interest in Gartner Group, Inc. in a tax-free spin-off. This split and spin-off required all outstanding equity awards to be adjusted in order to preserve the then existing intrinsic economic value of the awards at the time of the split and the spin-off. All 1999 and prior year awards have been restated to reflect these two transactions.

     Four of the named executives were employees when IMS HEALTH was spun-off from Cognizant in 1998. The Summary Compensation Table reflects compensation earned at both Cognizant and IMS HEALTH during that calendar year. All 1997 compensation was paid by Cognizant.

                           SUMMARY COMPENSATION TABLE
                          FOR SERVICES WITH IMS HEALTH

                                         ANNUAL COMPENSATION
-----------------------     ------------------------------------------------
          (A)
    NAME AND PRINCIPAL                 (C)        (D)           (E)
    POSITION WITH NEW       (B)      SALARY    BONUS(1)     OTHER ANNUAL
 STRATEGIC TECHNOLOGIES     YEAR       ($)        ($)     COMPENSATION(2)($)
-----------------------     ----     ------    -------    ------------------
Wayne P. Yetter (6)         1999     112,292    68,408            0
   Chief Executive
   Officer
-------------------------- -----     -------   -------    ------------------
Ronald D. Brown             1999     219,300   115,298            0
   President
                            1998     207,821   130,168            0

                            1997     172,484   120,726            0
-------------------------- -----     -------   -------    ------------------
Loftus S. Lucas             1999     199,755    98,705            0
   Chief Operating
   Officer                  1998     191,153   109,754            0

                            1997     185,585    18,543            0

-------------------------- -----     -------   -------    ------------------
Craig S. Kussman            1999     254,100   141,850            0
   Executive Vice
   President &              1998     242,000   151,126            0
   Chief Financial
   Officer                  1997     219,500   114,102            0

-------------------------- -------- ---------- ---------- ------------------
Kevin B. Tarrant            1999     172,817    61,798         23,921
   Vice President &
   Chief                    1998     165,375    99,912           0
   Human Resources
   Officer                  1997     157,500    90,430           0
-------------------------- -------- ---------- ---------- ----------------- ---

                                                            LONG-TERM COMPENSATION
                              ---------------------------------------------------------
                                        AWARDS                     PAYOUTS
                              -----------  --------------------------------------------




-----------------------
                                              (G)
                                 (F)       SECURITIES         (H)
          (A)                RESTRICTED    UNDERLYING      LONG-TERM          (I)
    NAME AND PRINCIPAL          STOCK       OPTIONS/       INCENTIVE       ALL OTHER
    POSITION WITH NEW         AWARD(S)(3)    SARS(4)        PAYOUTS     COMPENSATION(5)
 STRATEGIC TECHNOLOGIES           ($)          (#)            ($)            ($)
-----------------------      ------------  -------------   ---------     ---------------
Wayne P. Yetter (6)                   0       100,000            0               0
   Chief Executive
   Officer
--------------------------   ------------  -------------   ---------- ---------------
Ronald D. Brown                       0        44,707 (a)        0           4,800
   President
                                130,168       155,751 (a)        0           4,800

                                      0             0            0           4,750
--------------------------   ------------  -------------   ---------- ---------------
Loftus S. Lucas                       0        44,707 (a)        0          10,089
   Chief Operating
   Officer                            0        10,573 (a)        0           7,092

                                      0             0            0           6,741

--------------------------   ------------  -------------   ---------- ---------------
Craig S. Kussman                      0        67,061 (a)        0          12,499
   Executive Vice
   President &                  124,500        19,872 (a)        0          11,008
   Chief Financial
   Officer                            0             0            0           2,719

--------------------------  -------------  --------------  ---------- ---------------
Kevin B. Tarrant                      0         33,530 (a)       0           8,339
   Vice President &
   Chief                              0         10,573 (a)       0           7,833
   Human Resources
   Officer                            0              0           0           5,207
--------------------------  -------------  --------------  ---------- ---------------

---------------------------------

(a) Options have been restated to reflect the IMS HEALTH two-for-one stock split on January 15, 1999 and the Gartner Group spin-off on July 26, 1999.

(1)  The 1999 bonus award was earned in 1999 and paid in 2000.
(2) The value of certain personal benefits is not included since it does not exceed the lesser of 10% of salary and bonus or $50,000 for Messrs. Yetter, Brown, Lucas and Kussman. The amount shown for Mr. Tarrant reflects cost of living and auto allowance expenses associated with his Atlanta assignment.
(3) Mr. Yetter earned 2,669 performance-based restricted stock units ("PERS") based on 1999 financial performance. PERS are subject to a risk of forfeiture upon termination of employment in certain circumstances for a period of two years, measured from the date of grant in 2000. PERS are credited with dividend equivalents equal to dividends on IMS HEALTH Common Stock. At December 31, 1999, Mr. Brown had 4,153 PERS which vest in January, 2001.
(4) Each executive received a new option grant in 1999. These options were awarded in February, vest at 33.33% per annum and have a 10-year term.
(5) The amounts shown for 1999 include aggregate annual Company contributions for the account of the following named executive under the IMS HEALTH Incorporated Savings Plan and IMS HEALTH Incorporated Savings Equalization Plan, Mr. Lucas $9,494; Mr. Kussman, $12,499; and Mr. Tarrant $8,339. Aggregate annual Company contributions for 1999 in the amount of $4,800 were made to Mr. Brown under the IMS Health Strategic Technologies, Inc. 401(k) Retirement Savings Plan. The amount for Mr. Lucas also includes imputed income resulting from premiums paid for life insurance in the amount of $595.
(6) Mr. Yetter's salary and prorated bonus amount are based on his October 19, 1999 start date. His 1999 full year salary would have been $550,000 with a target bonus of $330,000.

OPTION GRANTS ON IMS HEALTH COMMON STOCK TO NEW STRATEGIC TECHNOLOGIES EXECUTIVES IN LAST FISCAL YEAR

     The following table provides information on calendar year 1999 grants of stock options to the named New Strategic Technologies executive officers to purchase shares of IMS HEALTH Common Stock. Options to acquire IMS HEALTH Common Stock become options to purchase New Strategic Technologies Common Stock. The options were granted at fair market value, vest over a three year period and expire 10 years after grant.

                   OPTION/SAR GRANTS IN LAST YEAR FISCAL YEAR

                                                         Individual Grants
----------------------------------------------------------------------------------------------------------------------
                                         Number of
                                         Securities
                                         Underlying      % of Total
                                          Options/     Options/SAR's      Exercise
                                           SAR's         Granted to       or Base                        Grant Date
                                        Granted (1)     Employees in     Price (1)       Expiration    Present Value(3)
         Name                               (#)        Fiscal Year(2)    ($/Share)          Date            ($)
----------------------- -------------- --------------- --------------- --------------- --------------- ---------------
Wayne P. Yetter         Stock Options     100,000           1.0             23.5000       10/19/09          570,059
----------------------- -------------- --------------- --------------- --------------- --------------- ---------------
Ronald D. Brown         Stock Options      44,707           0.5             31.1467        1/14/09          337,784
----------------------- -------------- --------------- --------------- --------------- --------------- ---------------
Loftus S. Lucas         Stock Options      44,707           0.5             31.1467        1/14/09          337,784
----------------------- -------------- --------------- --------------- --------------- --------------- ---------------
Craig S. Kussman        Stock Options      67,061           0.7             31.1467        1/14/09          506,680
----------------------- -------------- --------------- --------------- --------------- --------------- ---------------
Kevin B. Tarrant        Stock Options      33,530           0.3             31.1467        1/14/09          253,336
----------------------- -------------- --------------- --------------- --------------- --------------- ---------------

(1) Stock options held by IMS HEALTH employees were adjusted to reflect the two-for-one stock split and the spin-off of most of the Company's equity ownership of Gartner Group. The adjustment formula took into account the July 26 closing price of IMS HEALTH stock on an ex-dividend "when issued" basis and the July 26 closing price of IMS HEALTH stock on a "regular way" basis in accordance with applicable accounting rules. The formula was applied to preserve the economic value of the options at the time of the spin-off.

(2)  Represents percentage of total IMS HEALTH options granted.

(3) Grant date present value is based on the Black-Scholes Option Pricing Model and assumes an expected stock-price volatility factor of 35%, a risk-free rate of return of 4.8%, an average annual dividend yield of .30%, an assumed time of exercise of 3 years from grant date and a reduction to reflect the probability of forfeiture due to termination prior to vesting of 16.11%. These assumptions may or may not be fulfilled, and the amounts shown cannot be considered predictions of future value. Options will have value at the exercise date only to the extent the stock price exceeds the option exercise price.

AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information as to option exercises by each of the named executive officers of New Strategic Technologies during 1999 and the value of such executive's unexercised options to acquire IMS HEALTH Common Stock at year-end. All amounts represented have been adjusted to reflect the two-for-one stock split and subsequent Gartner Group Spin-off.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                                                         (E)
                                                                                                      VALUE OF
                                                                           (D)                       UNEXERCISED,
                                                                    NUMBER OF SECURITIES       IN-THE-MONEY IMS HEALTH
                                      (B)                        UNDERLYING UNEXERCISED IMS        OPTIONS/SARS AT
                                    SHARES           (C)           HEALTH OPTIONS/SARS AT               FISCAL
                                  ACQUIRED ON       VALUE          FISCAL YEAR-END(1)(#)           YEAR-END(2) ($)
         NAME                      EXERCISE        REALIZED     ----------------------------   -------------------------
                                      (#)            ($)        EXERCISABLE    UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
--------------------------    -----------------  ----------- -------------------------------- -----------------------------
  Wayne P. Yetter                         0             0               0       100,000             0       368,750

  Ronald D. Brown                         0             0          72,065       247,211       415,742     1,086,517

  Loftus S. Lucas                         0             0         103,431       136,326     1,146,924       965,592

  Craig S. Kussman                   38,465       463,703         167,299       215,301     1,845,190     1,541,678

  Kevin B. Tarrant                        0             0          93,390       125,149     1,024,984       965,592


--------------------

(1)  Represents options to purchase shares of IMS HEALTH Common stock.

(2) The values shown equal the difference between the exercise price of the exercisable and unexercisable options and the market price of the underlying common stock at the close of business on December 31, 1999 of $27.1875.

AGGREGATE IMS HEALTH OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END IMS HEALTH OPTION VALUES

     The following table provides information on option exercises in 2000 by the named executives of New Strategic Technologies and the value of each such executive's unexercised in-the-money options to acquire IMS HEALTH Common Stock at [______], 2000. See also "Relationship Between New Strategic Technologies and IMS HEALTH After the Distribution--Employee Benefits Agreement".

IMS HEALTH RETIREMENT BENEFITS

     Retirement benefits for Messers. Lucas, Kussman and Tarrant are determined under the IMS HEALTH Incorporated Retirement Plan and the Retirement Excess Plan. Under these plans, IMS HEALTH contributes 6% of the participant's monthly compensation to the participant's retirement account in the plan. The retirement account earns monthly investment credits based on the yield on 30-year Treasury bonds which is adjusted periodically. These benefits vest after 5 years of service. The estimated annual retirement benefit at retirement age 65 based upon service to December 31, 1999 for Messers. Lucas, Kussman and Tarrant are $14,056, $65,828 and $24,411, respectively. These benefits are calculated on a straight-life annuity basis. In 1999, Mr. Yetter was not eligible to participate in the IMS HEALTH Retirement Plan or the Retirement Excess Plan.

     Compensation, for the purpose of determining retirement benefits, consists of base salary, annual bonuses, commissions and overtime pay. Severance pay, income derived from equity-based awards, contingent payments and other forms of special remuneration are excluded.

     IMS Health Strategic Technologies Inc., Mr. Brown's employer, did not sponsor a defined benefit pension plan in 1999.

CHANGE IN CONTROL AGREEMENTS

     New Strategic Technologies has entered into Change-in-Control Agreements with certain of its executives. These provide for severance and other benefits if, following a change-in-control of New Strategic Technologies, the executive's employment terminates in a way adverse to the executive. These agreements cover all executive officers as well as certain other officers and selected key employees.

     In the event of a change-in-control, unvested options held by executives with Change-in-Control Agreements will accelerate.

     Under the Change-in-Control Agreement, an executive commits to remain employed for 180 days following an event that represents a potential change-in-control to maintain stable operations while a change-in-control proceeds. If a named executive officer's employment ends within two years following a change-in-control either because the Company terminates him or her without cause or because the executive resigns under circumstances constituting "good reason," the executive will be entitled to:

     - payment of target bonus for the year, prorated to reflect the part of the year he or she worked,
     - payment of a lump sum of three times his or her base salary plus annual target bonus for the year; if no target bonus has been determined for the year, the annual bonus actually earned in the preceding year will be used,
     - vesting and deemed achievement of target performance and payment for outstanding long-term performance awards,
     -    payment of an allowance for outplacement expenses,
     - life and health insurance benefits for 36 months after termination, and
     -    certain retiree medical and life benefits commencing at age 55.

     If payments trigger the "golden parachute" excise tax imposed by the U.S. Internal Revenue Code, the Company will pay an additional "gross-up" amount so that his or her after-tax benefits are the same as though no excise tax had applied, and we will reimburse an executive for expenses incurred in enforcing the agreement unless incurred in bad faith.

     Under the agreement, "good reason" means an adverse change in employment status, compensation or benefits, or a required move to a new work location not otherwise specified in the agreement.

     A "change-in-control" is defined in the agreement to occur if a person or group becomes a beneficial owner of 20% or more of the combined voting power of New Strategic Technologies securities, if a majority of the Board changes in a 24-month period without the specified approval of incumbent directors, if New Strategic Technologies merges with another entity (other than where the outstanding voting securities of New Strategic Technologies immediately prior to such merger continues to represent more than 66 2/3% of the combined voting power of the surviving entity) in a way that substantially changes the ownership of existing stockholders, if we sell substantially all assets or liquidate New Strategic Technologies, or if the Board of Directors otherwise determines that a change in control has occurred. If a potential change-in-control occurs, New Strategic Technologies must deposit funds into a "rabbi" trust to fund potential obligations under the agreements.

                NEW STRATEGIC TECHNOLOGIES SECURITY OWNERSHIP BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All the outstanding shares of New Strategic Technologies Common Stock are currently held by IMS HEALTH. The following table sets forth the number of shares of IMS HEALTH Common Stock that are beneficially owned by each of the New Strategic Technologies directors, by each of the executive officers named in the New Strategic Technologies Summary Compensation Table above, by all such directors and executive officers as a group and by each person known by New Strategic Technologies to beneficially own more than 5% of the outstanding shares of IMS HEALTH Common Stock at May 31, 2000 ("5% Owners"). Stock ownership information is based on (i) the number of shares of IMS HEALTH Common Stock held by directors and executive officers as of [______], 2000, and (ii) the number of shares held by 5% Owners, based upon a Schedule 13G filed with the SEC by such 5% Owners. See "The Distribution" and "New Strategic Technologies Management and Executive Compensation--Compensation of New Strategic Technologies Executive Officers". Information regarding shares subject to options reflects shares of IMS HEALTH Common Stock subject to options as of [_______], 2000 and exercisable within 60 days thereafter. Unexercised IMS HEALTH stock options held by New Strategic Technologies employees as of the Distribution Date will be converted into options that are exercisable into shares of New Strategic Technologies Common Stock based upon a conversion formula to be calculated after the Distribution Date. See "Relationship Between New Strategic Technologies and IMS HEALTH After the Distribution--Employee Benefits Agreement". All directors and executive officers as a group beneficially owned less than [one] percent of the outstanding shares of IMS HEALTH Common Stock outstanding on [________], 2000 and are expected to own less than [five] percent of the shares of New Strategic Technologies Common Stock outstanding as of the Distribution Date. The mailing address for each of the New Strategic Technologies directors and executive officers listed herein is c/o ST Spin, Inc., 3445 Peachtree Rd. NE, Suite 1400, Atlanta, Georgia 30326.


          NAME                               NUMBER OF SHARES AND NATURE OF OWNERSHIP (1)
          ----                               --------------------------------------------
      Wayne P. Yetter           10,050       Direct
                                 2,672  (2)  Restricted Stock Grant (3)
                                 -----
                                12,722

      Ronald D. Brown           18,726       Direct
                                 4,166  (2)  Restricted Stock Grant (4)
                               157,442       Right to Acquire Within 60 Days by Exercise of Options
                               -------
                               180,334

      Loftus S. Lucas            4,305       Direct
                               160,618       Right to Acquire Within 60 Days by Exercise of Options
                               -------
                               164,923

      Craig S. Kussman           6,504       Direct
                               257,147       Right to Acquire Within 60 Days by Exercise of Options
                               -------
                               263,651

      Kevin B. Tarrant           3,088       Direct
                               146,851       Right to Acquire Within 60 Days by Exercise of Options
                               -------
                               149,939

     Mutuelles AXA, AXA     33,987,961  (5)  (6)
     and AXA Financial
     --------------

     FMR Corp.
      82 Devonshire Street
      Boston, MA 02109      15,128,189  (7)  (8)

(1) Amounts effective as of April 30, 2000. Effective January 3, 2000, options which previously had a six-year vesting period were accelerated to the extent necessary to vest equally over four-years from the original date of grant.

(2) Amounts include fractional restricted stock units accumulated as a result of dividend equivalents paid during 1999 and 2000. All numbers have been rounded to the nearest whole share for purposes of reporting.

(3) Represents restricted stock units granted under the 1998 IMS HEALTH Incorporated Employees' Stock Incentive Plan which are scheduled to vest on January 3, 2002.

(4) Represents restricted stock units granted under the 1998 IMS HEALTH Incorporated Employees' Stock Incentive Plan which are scheduled to vest on January 1, 2001.

(5)  Represents 11.44% of the total outstanding Common Stock on April 30, 2000.

(6) AXA Conseil Vie Assurance Mutuelle ("Conseil"), AXA Assurances I.A.R.D. Mutuelle ("IARD"), and AXA Courtage Assurance Mutuelle ("Courtage"), as a group (collectively, the "Mutuelles AXA"), together with AXA and with AXA Financial, Inc. (p.k.a. The Equitable Companies Incorporated) ("AXA Financial"), filed a joint Amendment No. 2 to Schedule 13G with the SEC on May 10, 2000. The Schedule 13G/A shows that Mutuelles AXA, AXA, and AXA Financial together may be deemed to beneficially own the number of shares reported in the table above, including sole power to vote 8,039,531 shares, shared power to vote 19,390,036 shares, sole power to dispose of 33,935,446 shares, and shared power to dispose of 27,215 shares. All of the shares are beneficially owned through subsidiaries of AXA Financial. AXA owns a majority interest in AXA Financial, and Mutuelles AXA as a group controls AXA. Addresses of these entities are as follows: Conseil, 100-101 Terrasse Boieldieu, 92042 Paris La Defense France; IARD, 21, rue de Chateaudun, 75009 Paris France; Courtage, 26, rue Louis le Grand, 75002 Paris France; AXA, 9 Place Vendome, 75001 Paris France, and AXA Financial, 1290 Avenue of the Americas, New York, New York 10104.

(7)  Represents 5.09% of the total outstanding Common Stock on April 30, 2000.

(8) FMR Corp., its wholly owned subsidiary, Fidelity Management & Research Company ("Fidelity"), Fidelity Growth & Income Fund, Edward C. Johnson, 3rd, Chairman of FMR Corp., and Abigail P. Johnson, jointly filed an Amendment No. 3 to Schedule 13G with the SEC on April 10, 2000. This
     Schedule 13G/A shows that as of March 31, 2000, Fidelity, a registered investment advisor, beneficially owned 13,738,280 shares of Common Stock, as a result of acting as investment adviser to various registered investment companies (the "Funds"). Mr. Johnson, FMR Corp. and the Funds each has sole dispositive power (but no voting power) over the shares beneficially owned by Fidelity. Voting power with respect to such shares resides with the respective Boards of Trustees of each of the Funds. In addition, Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined under the Securities Exchange Act of 1934, as amended, each has sole dispositive power over 1,316,629 shares and sole power to vote or to direct the voting of 957,629 of such shares, and no power to vote or to direct the voting of 359,000 such shares. Fidelity International Limited, a partnership controlled by Mr. Johnson and members of his family, is the beneficial owner of 73,280 shares of Common Stock.

             DESCRIPTION OF NEW STRATEGIC TECHNOLOGIES CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of stock that New Strategic Technologies has authority to issue under its Restated Certificate of Incorporation is [41,000,000] shares of which [40,000,000] shares represent shares of New Strategic Technologies Common Stock, [500,000] shares represent shares of Preferred Stock (the "New Strategic Technologies Preferred Stock") and [500,000] shares represent shares of Series Common Stock (the "New Strategic Technologies Series Common Stock"). Based on shares of IMS HEALTH Common Stock outstanding as of [__________], 2000, and a distribution ratio of one share of New Strategic Technologies Common Stock for every 20 shares of IMS HEALTH Common Stock, [________] shares of New Strategic Technologies Common Stock would be distributed to holders of IMS HEALTH Common Stock on the Distribution Date.

NEW STRATEGIC TECHNOLOGIES COMMON STOCK

     Subject to any preferential rights of any New Strategic Technologies Preferred Stock or New Strategic Technologies Series Common Stock created by the Board of Directors of New Strategic Technologies, each outstanding share of New Strategic Technologies Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of New Strategic Technologies. See "Dividend Policy". Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. In the event of liquidation, dissolution or winding up of New Strategic Technologies, holders of New Strategic Technologies Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of New Strategic Technologies Preferred Stock and New Strategic Technologies Series Common Stock.

NEW STRATEGIC TECHNOLOGIES PREFERRED STOCK AND NEW STRATEGIC TECHNOLOGIES SERIES COMMON STOCK

     Each of the authorized New Strategic Technologies Preferred Stock and the authorized New Strategic Technologies Series Common Stock is available for issuance from time to time in one or more series at the discretion of the New Strategic Technologies Board of Directors without stockholder approval. The New Strategic Technologies Board of Directors has the authority to prescribe for each series of New Strategic Technologies Preferred Stock or New Strategic Technologies Series Common Stock it establishes the number of shares in that series, the voting rights (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designation, powers, preference and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such New Strategic Technologies Preferred Stock or New Strategic Technologies Series Common Stock, as applicable, the issuance of New Strategic Technologies Preferred Stock or New Strategic Technologies Series Common Stock, as applicable, could have an adverse effect on holders of New Strategic Technologies Common Stock by delaying or preventing a change in control of New Strategic Technologies, making removal of the present management of New Strategic Technologies more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of New Strategic Technologies Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

     Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply so long as the New Strategic Technologies Common Stock remained listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Strategic Technologies Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. See, however, "Risk Factors--Risks Relating to New Strategic Technologies--Acquisitions and Alliances".

     One of the effects of the existence of unissued and unreserved New Strategic Technologies Common Stock, New Strategic Technologies Preferred Stock and New Strategic Technologies Series Common Stock may be to enable the Board of Directors of New Strategic Technologies to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Strategic Technologies by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of

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

New Strategic Technologies' management and possibly deprive the stockholders of opportunities to sell their shares of New Strategic Technologies Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of New Strategic Technologies pursuant to the operation of the New Strategic Technologies Rights Plan, which is discussed below.

NEW STRATEGIC TECHNOLOGIES RIGHTS PLAN

     On [_____], 2000 the Board of Directors of New Strategic Technologies declared a dividend of one preferred share purchase right (an "New Strategic Technologies Right") for each outstanding share of New Strategic Technologies Common Stock. The dividend will be payable on [______], 2000 (the "New Strategic Technologies Record Date") to IMS HEALTH, which will be the sole stockholder of record on the New Strategic Technologies Record Date. Each New Strategic Technologies Right entitles the registered holder to purchase from New Strategic Technologies one one-thousandth of a share of Series A Junior Participating New Strategic Technologies Preferred Stock, par value $0.01 per share (the "New Strategic Technologies Participating Preferred Stock"), of New Strategic Technologies at a price of $ [____] per one one-thousandth of a share of New Strategic Technologies Participating Preferred Stock (as the same may be adjusted, hereinafter referred to as the "New Strategic Technologies Participating Preferred Stock Purchase Price"), subject to adjustment. The description and terms of the New Strategic Technologies Rights are set forth in a New Strategic Technologies Rights Agreement dated as of [_______], 2000, as the same may be amended from time to time (the "New Strategic Technologies Rights Agreement"), between New Strategic Technologies and EquiServe Trust Company, as the New Strategic Technologies Rights Agent (the "New Strategic Technologies Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, hereinafter referred to in this description of New Strategic Technologies Rights, an "New Strategic Technologies Acquiring Person") have acquired beneficial ownership of 15% or more (20% or more in the case of an "Institutional Investor" as defined in the New Strategic Technologies Rights Plan") of the outstanding shares of New Strategic Technologies Common Stock or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes a New Strategic Technologies Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of New Strategic Technologies Common Stock (the earlier of such dates hereinafter referred to in this description of New Strategic Technologies Rights as the "New Strategic Technologies Rights Distribution Date"), the New Strategic Technologies Rights will be evidenced by the certificates representing New Strategic Technologies Common Stock.

     The New Strategic Technologies Rights Agreement provides that, until the New Strategic Technologies Rights Distribution Date (or earlier redemption or expiration of the New Strategic Technologies Rights), the New Strategic Technologies Rights will be transferred with and only with the New Strategic Technologies Common Stock. Until the New Strategic Technologies Rights Distribution Date (or earlier redemption or expiration of the New Strategic Technologies Rights), New Strategic Technologies Common Stock certificates will contain a notation incorporating the New Strategic Technologies Rights Agreement by reference. Until the New Strategic Technologies Rights Distribution Date (or earlier redemption or expiration of the New Strategic Technologies Rights), the surrender for transfer of any certificates for shares of New Strategic Technologies Common Stock will also constitute the transfer of the New Strategic Technologies Rights associated with the shares of New Strategic Technologies Common Stock represented by such certificate. As soon as practicable following the New Strategic Technologies Rights Distribution Date, separate certificates evidencing the New Strategic Technologies Rights ("New Strategic Technologies Rights Certificates") will be mailed to holders of record of the New Strategic Technologies Common Stock as of the close of business on the New Strategic Technologies Rights Distribution Date and such separate New Strategic Technologies Rights Certificates alone will evidence the New Strategic Technologies Rights.

     The New Strategic Technologies Rights are not exercisable until the New Strategic Technologies Rights Distribution Date. The New Strategic Technologies Rights will expire on [_____], 2010 (hereinafter referred to in this description of New Strategic Technologies Rights as the "New Strategic Technologies Final Expiration Date"), unless the New Strategic Technologies Final Expiration Date is advanced or extended or unless the New Strategic Technologies Rights are earlier redeemed or exchanged by New Strategic Technologies , in each case as described below.

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

     The New Strategic Technologies Participating Preferred Stock Purchase Price payable, and the number of shares of New Strategic Technologies Participating Preferred Stock or other securities or property issuable, upon exercise of the New Strategic Technologies Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the New Strategic Technologies Participating Preferred Stock, (ii) upon the grant to holders of the New Strategic Technologies Participating Preferred Stock of certain rights or warrants to subscribe for or purchase New Strategic Technologies Participating Preferred Stock at a price, or securities convertible into New Strategic Technologies Participating Preferred Stock with a conversion price, less than the then-current market price of the New Strategic Technologies Participating Preferred Stock or (iii) upon the distribution to holders of the New Strategic Technologies Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in New Strategic Technologies Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The New Strategic Technologies Rights are also subject to adjustment in the event of a stock dividend on the New Strategic Technologies Common Stock payable in shares of New Strategic Technologies Common Stock or subdivisions, consolidations or combinations of the New Strategic Technologies Common Stock occurring, in any such case, prior to the New Strategic Technologies Rights Distribution Date.

     Shares of New Strategic Technologies Participating Preferred Stock purchasable upon exercise of the New Strategic Technologies Rights will not be redeemable. Each share of New Strategic Technologies Participating Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of New Strategic Technologies Common Stock. In the event of liquidation, dissolution or winding up of New Strategic Technologies, the holders of the New Strategic Technologies Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of New Strategic Technologies Common Stock. Each share of New Strategic Technologies Participating Preferred Stock will have 1,000 votes, voting together with the New Strategic Technologies Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of New Strategic Technologies Common Stock are converted or exchanged, each share of New Strategic Technologies Participating Preferred Stock will be entitled to receive 1,000 times the amount received per share of New Strategic Technologies Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the New Strategic Technologies Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of New Strategic Technologies Participating Preferred Stock purchasable upon exercise of each New Strategic Technologies Right should approximate the value of one share of New Strategic Technologies Common Stock.

     In the event that any person or group of affiliated or associated persons becomes a New Strategic Technologies Acquiring Person, each holder of a New Strategic Technologies Right, other than New Strategic Technologies Rights beneficially owned by the New Strategic Technologies Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a New Strategic Technologies Right and payment of the New Strategic Technologies Participating Preferred Stock Purchase Price, that number of shares of New Strategic Technologies Common Stock having a market value of two times the New Strategic Technologies Participating Preferred Stock Purchase Price.

     In the event that, after a person or group has become a New Strategic Technologies Acquiring Person, New Strategic Technologies is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a New Strategic Technologies Right (other than New Strategic Technologies Rights beneficially owned by a New Strategic Technologies Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof, that number of shares of common stock of the person with whom New Strategic Technologies has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the New Strategic Technologies Participating Preferred Stock Purchase Price.

     At any time after any person or group becomes a New Strategic Technologies Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of New Strategic Technologies Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of New Strategic Technologies may exchange the New Strategic Technologies Rights (other than New Strategic

Technologies Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of New Strategic Technologies Common Stock, or a fractional share of New Strategic Technologies Participating Preferred Stock of equivalent value (or of a share of a class or series of New Strategic Technologies' Preferred Stock having similar rights, preferences and privileges), per New Strategic Technologies Right (subject to adjustment).

     With certain exceptions, no adjustment in the New Strategic Technologies Participating Preferred Stock Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such New Strategic Technologies Participating Preferred Stock Purchase Price. No fractional shares of New Strategic Technologies Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of New Strategic Technologies Participating Preferred Stock, which may, at the election of New Strategic Technologies, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the New Strategic Technologies Participating Preferred Stock on the last trading period to the date of exercise.

     At any time prior to the time a New Strategic Technologies Acquiring Person becomes such, the Board of Directors of New Strategic Technologies may redeem the New Strategic Technologies Rights in whole, but not in part, at a price of $.01 per New Strategic Technologies Right (hereinafter referred to in this description of New Strategic Technologies Rights as the "New Strategic Technologies Right Redemption Price"). The redemption of the New Strategic Technologies Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the New Strategic Technologies Rights, the right to exercise the New Strategic Technologies Rights will terminate and the only right of the holders of New Strategic Technologies Rights will be to receive the New Strategic Technologies Right Redemption Price.

     For so long as the New Strategic Technologies Rights are then redeemable, New Strategic Technologies may, except with respect to the New Strategic Technologies Right Redemption Price, amend the New Strategic Technologies Rights in any manner. After the New Strategic Technologies Rights are no longer redeemable, New Strategic Technologies may, except with respect to the New Strategic Technologies Right Redemption Price, amend the New Strategic Technologies Rights in any manner that does not adversely affect the interests of holders of the New Strategic Technologies Rights.

     Until a New Strategic Technologies Right is exercised, the holder thereof, as such, will have no rights as a stockholder of New Strategic Technologies, including, without limitation, the right to vote or to receive dividends.

     A copy of the form of New Strategic Technologies Rights Agreement will be filed as an exhibit to the Registration Statement on Form 10 of New Strategic Technologies in respect of the registration of the New Strategic Technologies Common Stock under the Exchange Act. A copy of the New Strategic Technologies Rights Agreement is available free of charge from New Strategic Technologies. The summary description of the New Strategic Technologies Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the New Strategic Technologies Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

CERTAIN EFFECTS OF THE NEW STRATEGIC TECHNOLOGIES RIGHTS AGREEMENT

     The New Strategic Technologies Rights Agreement is designed to protect stockholders of New Strategic Technologies in the event of unsolicited offers to acquire New Strategic Technologies and other coercive takeover tactics which, in the opinion of the Board of Directors of New Strategic Technologies, could impair its ability to represent stockholder interests. The provisions of the New Strategic Technologies Rights Agreement may render an unsolicited takeover of New Strategic Technologies more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer New Strategic Technologies' stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of New Strategic Technologies.

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of New Strategic Technologies authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of New Strategic Technologies of any kind or class.

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

DELAWARE GENERAL CORPORATION LAW

     The terms of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") apply to New Strategic Technologies since it is a Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the time that such person became an interested stockholder unless (a) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or
(c) on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.
Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. New Strategic Technologies' Restated Certificate of Incorporation does not exclude New Strategic Technologies from the restrictions imposed under Section 203.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring New Strategic Technologies to negotiate in advance with New Strategic Technologies Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors of New Strategic Technologies. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PROVISIONS OF NEW STRATEGIC TECHNOLOGIES RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS AFFECTING CHANGE IN CONTROL

     Certain provisions of the New Strategic Technologies Restated Certificate of Incorporation and Amended and Restated By-Laws may delay or make more difficult unsolicited acquisitions or changes of control of New Strategic Technologies. It is believed that such provisions will enable New Strategic Technologies to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of New Strategic Technologies and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of New Strategic Technologies, although such proposals, if made, might be considered desirable by a majority of New Strategic Technologies' stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of New Strategic Technologies. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "--Authorized but Unissued Capital Stock"), (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings,
(iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorships, (v) a classified Board of Directors and (vi) higher than majority requirements to make certain amendments to the By-Laws and Certificate of Incorporation. These provisions are present in the Restated Certificate of Incorporation or Amended and Restated By-Laws of IMS HEALTH.

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

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The New Strategic Technologies Restated Certificate of Incorporation and Amended and Restated By-Laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The New Strategic Technologies Restated Certificate of Incorporation and Amended and Restated By-Laws also provide that special meetings of the stockholders can be called only by the Chief Executive Officer of New Strategic Technologies or by a vote of the majority of the Board of Directors. Furthermore, the By-Laws of New Strategic Technologies provide that only such business as is specified in the notice of any such special meeting of stockholders may come before such meeting.

ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

     The By-Laws of New Strategic Technologies establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors, or by a stockholder of New Strategic Technologies who is entitled to vote at the meeting who has given to the Secretary of New Strategic Technologies timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of New Strategic Technologies.

     To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of New Strategic Technologies at the principal executive offices of New Strategic Technologies not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of New Strategic Technologies at the principal executive offices of New Strategic Technologies not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     The notice of any nomination for election as a director must set forth the name and address of, and the class and number of shares of New Strategic Technologies held by, the stockholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of New Strategic Technologies entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected.

NUMBER OF DIRECTORS; FILLING OF VACANCIES; REMOVAL

         The New Strategic Technologies Restated Certificate of Incorporation and Amended and Restated By-Laws provide that newly created directorships resulting from an increase in the authorized number of directors (or any vacancy) may be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors of New Strategic Technologies may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own

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

nominees. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% in voting power of all shares of New Strategic Technologies entitled to vote generally in the election of directors, voting as a single class. Directors may be removed only for cause, and only by the affirmative vote of at least 80% in voting power of all shares of New Strategic Technologies entitled to vote generally in the election of directors, voting as a single class.

CLASSIFIED BOARD OF DIRECTORS

     The New Strategic Technologies Restated Certificate of Incorporation provides for New Strategic Technologies' Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one third of New Strategic Technologies Board of Directors will be elected each year. See "New Strategic Technologies Management and Executive Compensation--New Strategic Technologies Board of Directors".

     New Strategic Technologies believes that a classified board will help to assure the continuity and stability of its Board of Directors, and its business strategies and policies as determined by its Board of Directors, because a majority of the directors at any given time will have prior experiences as directors of New Strategic Technologies. This provision should also help to ensure that New Strategic Technologies' Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of New Strategic Technologies' voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of New Strategic Technologies' Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of New Strategic Technologies and could thus increase the likelihood that incumbent directors will retain their positions.

AMENDMENTS TO THE AMENDED AND RESTATED BY-LAWS

     The New Strategic Technologies Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% in voting power of all the shares of New Strategic Technologies entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Amended and Restated By-Laws which is to the same effect as provisions contained in the Restated Certificate of Incorporation relating to (i) the amendment of the Amended and Restated By-Laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION

     The New Strategic Technologies Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% in voting power of all the shares of New Strategic Technologies entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Restated Certificate of Incorporation relating to (i) the amendment of the Restated Certificate of Incorporation and/or the Amended and Restated By-Laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

     The New Strategic Technologies Restated Certificate of Incorporation provides that New Strategic Technologies shall indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The New Strategic Technologies Restated Certificate of Incorporation also provides that a director of New Strategic Technologies shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

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

     The indemnification rights conferred by the Restated Certificate of Incorporation of New Strategic Technologies are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. New Strategic Technologies will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them, while acting in their capacities as directors or officers.

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

                              AVAILABLE INFORMATION

     New Strategic Technologies has filed with the SEC a Registration Statement on Form 10 with respect to the shares of New Strategic Technologies Common Stock to be received by the stockholders of IMS HEALTH in the Distribution. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement and the exhibits thereof, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the Form 10 Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Form 10 Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60662. In addition, copies of the Form 10 Registration Statement and related documents may be obtained through the SEC Internet address at HTTP://WWW.SEC.GOV.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     In June 1998, Cognizant acquired Walsh International, Inc. ("Walsh"), a significant business as defined by Rule 1-02(w) of Regulation S-X. In accordance with Rule 3-05 of Regulation S-X, the consolidated financial statements (including the notes thereto) of Walsh as of June 30, 1997 and 1996 and for the years ended June 30, 1997, 1996 and 1995 included in Walsh's Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 0-28202) and the unaudited consolidated financial statements (including the notes thereto) of Walsh as of March 31, 1998 and 1997 and for the three-month and nine-month periods then ended included in Walsh Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998 are incorporated herein by reference. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this information statement, except as so modified, and any statement so superseded will not be deemed to constitute a part of this information statement. New Strategic Technologies will provide without charge to each person to whom a copy of this information statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to ST Spin, Inc., 3445 Peachtree Rd. NE, Suite 1400, Atlanta, Georgia 30326, Attention: Chief Financial Officer (Telephone: 404-841-4000).

                      REPORTS OF NEW STRATEGIC TECHNOLOGIES

     After the Distribution, New Strategic Technologies will be required to comply with the reporting requirements of the Exchange Act and, in accordance therewith, to file reports, proxy statements and other information with the SEC.

     After the Distribution, such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC as described above. Application will be made for listing the shares of New Strategic Technologies Common Stock on the Nasdaq and, when such shares of New Strategic Technologies Common Stock commence trading on the Nasdaq, such reports, proxy statements and other information will be available for inspection at the offices of the Nasdaq.

     Additionally, New Strategic Technologies will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

                          INDEX TO FINANCIAL STATEMENTS

                           NEW STRATEGIC TECHNOLOGIES

                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED

Report of Independent Accountants....................................................................           F-2
Financial Statements and Schedule:
Combined Statements of Operations for the three months ended March 31, 2000 and 1999 (unaudited), the year ended December 31, 1999, the month ended December 31, 1998 and the years ended
     November 30, 1998 and 1997......................................................................           F-3
Combined Statements of Financial Position as of March 31, 2000 (unaudited), December 31, 1999 and
     November 30, 1998...............................................................................           F-4
Combined Statements of Cash Flows for the three months ended March 31, 2000 and 1999 (unaudited), the year ended December 31, 1999, the month ended December 31, 1998 and the years ended
     November 30, 1998 and 1997......................................................................           F-5
Combined Statements of Divisional Equity for the three months ended March 31, 2000 (unaudited), the year ended December 31, 1999, the month ended December 31, 1998 and the years ended November
     30, 1998 and 1997. .............................................................................           F-6
Notes to Combined Financial Statements...............................................................           F-7
Report of Independent Accountants....................................................................          F-24
Schedule II - Valuation and Qualifying Accounts for the year ended December 31, 1999, the month
     ended December 31, 1998 and the years ended November 30, 1998 and 1997..........................          F-25

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholder of New Strategic Technologies, a Business Unit of IMS Health
Incorporated:


In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, divisional equity and cash flows present fairly, in all material respects, the financial position of New Strategic Technologies, a Business Unit of IMS Health Incorporated, at December 31, 1999 and November 30, 1998, and the results of its operations and its cash flows for the years ended December 31, 1999, November 30, 1998 and November 30, 1997 and for the month ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia
June 8, 2000

                           NEW STRATEGIC TECHNOLOGIES
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED
                        COMBINED STATEMENTS OF OPERATIONS
          DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                                          THREE MONTHS ENDED MARCH 31,     YEAR ENDED    MONTH ENDED      YEARS ENDED NOVEMBER 30,
                                          ----------------------------    DECEMBER 31,   DECEMBER 31,   ---------------------------
                                              2000            1999           1999           1998             1998           1997
                                          ------------    ------------    ------------   ------------   ------------   ------------
                                              (UNAUDITED)
Software Systems and Services Revenues.   $     46,188    $     46,456    $    200,557   $     13,649   $    149,005   $    106,650
                                          ------------    ------------    ------------   ------------   ------------   ------------
Operating costs .......................         36,707          32,724         134,842         11,798        103,182         74,549
Selling and Administrative
  Expenses.............................          7,487           7,555          33,570          2,371         32,364         15,766
Depreciation and Amortization .........          6,616           6,106          25,826          1,977         14,068          6,268
Year 2000 Costs .......................              -             525           2,769              -              -              -
Acquired In Process Research and
Development .......................                  -               -               -              -         21,900              -
                                          ------------    ------------    ------------   ------------   ------------   ------------
Operating Income (Loss) ...............         (4,622)           (454)          3,550         (2,497)       (22,509)        10,067
                                          ------------    ------------    ------------   ------------   ------------   ------------
Other Income (Expense) - Net ..........           (102)             19            (270)          (122)           572           (109)
                                          ------------    ------------    ------------   ------------   ------------   ------------
Income (Loss) Before Provision
  for Income Taxes ....................         (4,724)           (435)          3,280         (2,619)       (21,937)         9,958

Income Tax (Provision) Benefit ........          3,686             858          (6,472)         1,204         (3,280)        (4,578)
                                          ------------    ------------    ------------   ------------   ------------   ------------
Net Income (Loss) .....................        ($1,038)   $        423         ($3,192)       ($1,415)      ($25,217)  $      5,380
                                          ============    ============    ============   ============   ============   ============

Pro Forma Earnings Per Share (Note 1)

Pro Forma Unaudited Basic Earnings
  (Loss) Per Share of Common Stock ....         ($0.07)   $       0.03          ($0.20)        ($0.09)        ($1.55)  $       0.33
                                          ============    ============    ============   ============   ============   ============
Pro Forma Unaudited Diluted Earnings
  (Loss) Per Share of Common Stock ....         ($0.07)   $       0.03          ($0.20)        ($0.09)        ($1.54)  $       0.33
                                          ============    ============    ============   ============   ============   ============
Pro Forma Unaudited Weighted Average
  Number of Shares Outstanding--
  Basic ...............................     14,995,800      15,893,200      15,599,650     15,570,500     16,287,950     16,524,200
  Dilutive Effect of Unexercised
  Outstanding Stock Options as of
  Balance Sheet Date
  Under Stock Option Plans ............         19,400          36,050          28,300         45,100         31,950          6,050
  Adjustment of Shares Applicable to
  Stock Options Exercised
  during the Period....................          2,400           2,700          46,950          7,900          8,200          1,300
                                          ------------    ------------    ------------   ------------   ------------   ------------
Pro Forma Unaudited Weighted
  Average Number of Shares Outstanding--
  Diluted .............................     15,017,600      15,931,950      15,674,900     15,623,500     16,328,100     16,531,550
                                          ============    ============    ============   ============   ============   ============

           The accompanying notes are an integral part of the combined financial statements.

                           NEW STRATEGIC TECHNOLOGIES
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED
                    COMBINED STATEMENTS OF FINANCIAL POSITION
                           DOLLAR AMOUNTS IN THOUSANDS


                                                   AS OF       AS OF        AS OF
                                                 MARCH 31,  DECEMBER 31, NOVEMBER 30,
                                                   2000         1999         1998
                                                ---------   ----------   -----------
                                               (UNAUDITED)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents ...................   $   2,391    $   3,464      $  2,826
Accounts Receivable--Net ....................      40,909       46,591        48,884
Other Current Assets ........................       4,047        3,664         3,157
                                                ---------   ----------   -----------
     Total Current Assets ...................      47,347       53,719        54,867
                                                ---------   ----------   -----------
PROPERTY, PLANT AND EQUIPMENT - NET .........      14,467       15,633        17,975
COMPUTER SOFTWARE - NET .....................      29,629       30,429        32,885
GOODWILL - NET ..............................     163,921      167,363       178,624
OTHER ASSETS ................................       1,113        1,155         1,038
                                                ---------   ----------   -----------
TOTAL ASSETS ................................   $ 256,477    $ 268,299      $285,389
                                                =========   ==========   ===========
LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES
Accounts Payable ............................   $   7,351    $   8,596      $  9,230
Accrued Income Taxes ........................       3,645        4,158         3,857
Deferred Revenues ...........................       8,528        6,202         9,715
Accrued And Other Current Liabilities .......      12,443       18,913        30,409
                                                ---------   ----------   -----------
     Total Current Liabilities ..............      31,967       37,869        53,211
                                                ---------   ----------   -----------
DEFERRED INCOME TAXES .......................       6,867        7,986         9,147
OTHER LIABILITIES ...........................         330          910         2,376
                                                ---------   ----------   -----------
TOTAL LIABILITIES ...........................      39,164       46,765        64,734
                                                ---------   ----------   -----------
COMMITMENT AND CONTINGENCIES (NOTES 8 AND 10)
MINORITY INTEREST ...........................         690          690           131

DIVISIONAL EQUITY

     Divisional Equity ......................     217,572      221,579       219,033
     Cumulative Translation Adjustment ......        (949)        (735)        1,491
                                                ---------   ----------   -----------
              TOTAL DIVISIONAL EQUITY .......     216,623      220,844       220,524
                                                ---------   ----------   -----------
Total Liabilities and Divisional Equity .....   $ 256,477    $ 268,299      $285,389
                                                =========   ==========   ===========


           The accompanying notes are an integral part of the combined financial statements.

                           NEW STRATEGIC TECHNOLOGIES
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED
                        COMBINED STATEMENTS OF CASH FLOWS
                           DOLLAR AMOUNTS IN THOUSANDS


                                                                                      YEAR        MONTH
                                                               THREE MONTHS ENDED     ENDED       ENDED          YEARS ENDED
                                                                   MARCH 31,         DECEMBER    DECEMBER        NOVEMBER 30,
                                                               ------------------       31,         31,     --------------------
                                                                2000        1999       1999        1998       1998        1997
                                                               -------    -------    --------    --------   --------    --------
                                                                  (UNAUDITED)
Cash Flows From Operating Activities:

Net Income (Loss) ..........................................   ($1,038)   $   423    ($ 3,192)   ($1,415)   ($25,217)   $  5,380
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
   Depreciation And Amortization ...........................     6,616      6,106      25,826      1,977      14,068       6,268
   Amortization of Capitalized Computer Software ...........       493        778       2,014        177       2,411       2,708
   Write-Off Of Acquired In-Process Research and
   Development .............................................        --         --          --         --      21,900          --
   Changes in Operating Assets and Liabilities:
       Accrued Liabilities .................................    (6,155)      (731)     (5,484)        29       8,358       1,174
       Deferred Revenues ...................................     2,350     (4,225)    (12,920)     9,529        (778)      1,290
       Accounts Receivable .................................     5,333      4,170       4,031     (3,598)     (2,467)     (7,939)
       Accounts Payable ....................................    (1,152)       861         266       (594)     (6,425)      4,775
       Accrued Income Taxes ................................      (365)    (1,217)        512       (103)      3,394        (546)
       Deferred Income Taxes ...............................    (1,554)      (437)       (870)      (217)       (491)       (561)
   Other ...................................................        18       (150)       (161)      (527)         11         972
                                                               -------    -------    --------    -------    --------    --------
Net Cash Provided By Operating Activities ..................     4,546      5,578      10,022      5,258      14,764      13,521
                                                               -------    -------    --------    -------    --------    --------
Cash Flows From Investing Activities:
Capital Expenditures .......................................      (760)      (921)     (5,371)      (278)     (2,894)    (11,292)
Additions To Computer Software .............................    (1,408)    (1,916)     (6,130)      (128)     (2,467)     (2,636)
Payments for Acquisition of Business, Net of Cash
Acquired ...................................................        --         --        (312)    (4,000)         --          --
Acquisition and Integration Payments .......................        --       (700)     (4,123)        --     (12,066)         --
Other ......................................................      (434)      (175)        174         50        (296)        375
                                                               -------    -------    --------    -------    --------    --------
Cash Used In Investing Activities ..........................    (2,602)    (3,712)    (15,762)    (4,356)    (17,723)    (13,553)
                                                               -------    -------    --------    -------    --------    --------
Cash Flows From Financing Activities:
Payments Under Lease Obligations ...........................      (356)      (142)       (578)      (151)     (1,305)       (428)
Net Transfers (To) From IMS HEALTH .........................    (2,603)    (2,174)      7,433     (1,156)      6,544        (127)
                                                               -------    -------    --------    -------    --------    --------
Net Cash Provided By (Used In) Financing Activities ........    (2,959)    (2,316)      6,855     (1,307)      5,239        (555)
                                                               -------    -------    --------    -------    --------    --------

Effect of Exchange Rate Changes on Cash and Cash
Equivalents ................................................       (58)         1         (57)       (15)         86        (123)
                                                               -------    -------    --------    -------    --------    --------

Increase/(Decrease) In Cash and Cash Equivalents............    (1,073)      (449)     1,058        (420)      2,366        (710)
Cash and Cash Equivalents, Beginning of Period .............     3,464      2,406       2,406      2,826         460       1,170
                                                               -------    -------    --------    -------    --------    --------

Cash and Cash Equivalents, End of Period....................     2,391    $ 1,957    $  3,464    $ 2,406    $  2,826    $    460
                                                               =======    =======    ========    =======    ========    ========

        Supplemental Disclosure of Cash Flow Information:
        Non-cash investing activities include the acquisition of Walsh
        International, Inc. for Cognizant common stock and options (See
        Note 3 to the combined financial statements).

        Cash payments for foreign, state and local income taxes were $4,725, $300 and $42 in the Respective Periods, respectively.

                                   The accompanying notes are an integral part of the combined financial statements.

                           NEW STRATEGIC TECHNOLOGIES
                   A BUSINESS UNIT OF IMS HEALTH INCORPORATED
                    COMBINED STATEMENTS OF DIVISIONAL EQUITY
                           DOLLAR AMOUNTS IN THOUSANDS


                                                                       MONTH
                                           THREE MONTHS  YEAR ENDED     ENDED
                                            ENDED MARCH   DECEMBER     DECEMBER   YEARS ENDED NOVEMBER 30,
                                                31,          31,         31,     ------------------------
                                               2000         1999        1998         1998         1997
                                           ------------  ----------   ---------  -----------    ---------
                                                 (UNAUDITED)
Balance, Beginning Of Period ............   $ 220,844    $ 218,280    $ 220,524    $  62,160    $ 57,597

Net Income (Loss) .......................      (1,038)      (3,192)      (1,415)     (25,217)      5,380

Other Comprehensive Income (Loss):

Effect of Foreign Currency Translation ..        (580)      (1,677)         327          368        (690)
                                            ------------------------------------------------------------

        Total Comprehensive Income (Loss)      (1,618)      (4,869)      (1,088)     (24,849)      4,690

Cognizant Equity Issued for Acquisition .          --           --           --      176,669          --

Net Transfers (to) from IMS HEALTH ......      (2,603)       7,433       (1,156)       6,544        (127)
                                            ------------------------------------------------------------

Balance, End Of Period ..................   $ 216,623    $ 220,844    $ 218,280    $ 220,524    $ 62,160
                                            =========    =========    =========    =========    ========



           The accompanying notes are an integral part of the combined financial statements.

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

         IMS Health Incorporated ("IMS HEALTH") recently announced a plan to spin off its New Strategic Technologies business unit (the "Distribution"). IMS HEALTH is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. In order to change the state of incorporation of Clark-O'Neill, Inc. ("Clark-O'Neill"), a wholly owned subsidiary of IMS HEALTH, from New Jersey to Delaware, prior to the Distribution, ST Spin, Inc. ("New Strategic Technologies"), a newly created Delaware corporation and another wholly owned subsidiary of IMS HEALTH, will merge with Clark-O'Neill with New Strategic Technologies as the survivor in the merger, which will then be distributed to the shareholders of IMS HEALTH. See Note 13 - The Distribution.

         New Strategic Technologies serves the pharmaceutical industry by developing and selling pharmaceutical relationship management solutions that support sales and marketing decision making. Upon the conveyance by IMS HEALTH of certain assets and stock to New Strategic Technologies, it will include the pharmaceutical industry sales and marketing support businesses of IMS Health Strategic Technologies, Inc., a wholly-owned subsidiary of IMS HEALTH (formed in
1983); certain other foreign subsidiaries of IMS HEALTH; and substantially all of IMS HEALTH's interactive and direct marketing businesses, including the business of Clark-O'Neill; and Permail Pty., Ltd., in which IMS HEALTH owns 51%. As used in the accompanying combined financial statements, the term "New Strategic Technologies" or the "Company" refers to the New Strategic Technologies business. These businesses have heretofore been managed within and reported as a part of the IMS HEALTH core operating segment in IMS HEALTH's consolidated financial statements.

         IMS HEALTH became a separate public company through the series of transactions discussed below.

         On November 1, 1996 (the "D&B Distribution Date"), The Dun & Bradstreet Corporation ("D&B") distributed to its shareholders all of the outstanding shares of common stock of Cognizant, then a wholly-owned subsidiary of D&B (the "D&B Distribution"). In the D&B Distribution, holders of D&B common stock received one share of Cognizant common stock for every share of D&B common stock held.

         On June 24, 1998, Cognizant acquired Walsh International, Inc. ("Walsh") (Note 3). Walsh, a software services and direct marketing company whose operations are predominantly conducted outside the U.S. and was merged into IMS Health Strategic Technologies, Inc. subsequent to its acquisition.

         In July 1998, Cognizant Corporation ("Cognizant") separated into two independent, publicly traded companies---Nielsen Media Research, Inc. ("Nielsen Media Research"), and IMS HEALTH (the "Cognizant Distribution"). The transaction was structured as a tax-free dividend of one share of IMS HEALTH common stock for each share of Cognizant common stock. Concurrent with the transaction, Cognizant changed its name to Nielsen Media Research, Inc.

         The Cognizant Distribution created IMS HEALTH as the premier global provider of information solutions to the pharmaceutical and healthcare industries, and Nielsen Media Research, the leader in television audience measurement services.

         The combined financial statements have been prepared using IMS HEALTH's historical basis in the assets and liabilities and historical results of operations related to the Company's business, which are all under the common control of IMS HEALTH. The combined financial statements generally reflect the financial position, results of operations, and cash flows of the Company as if it were a separate entity for all periods presented.

         Effective in 1999, the operating units of New Strategic Technologies that had previously reported on a fiscal year ended November 30 revised their reporting period to conform with IMS HEALTH's fiscal year end of December 31. This revision of year end was made to reflect the results of operations and financial position of operating units on a more timely basis, consistent with business performance, and to increase operating efficiency for consolidations and overall IMS HEALTH management purposes. The Company improved its internal financial systems and work processes so that it could more rapidly collect, consolidate and report worldwide information.

         The combined financial statements include allocations of certain IMS HEALTH corporate and other expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other corporate overhead) relating to the Company's business for the years ended December 31, 1999, November 30,

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


1998 and 1997 (the "Respective Periods"). Management believes these allocations are reasonable. The combined financial statements exclude allocations of revenues and costs for related party transactions with IMS HEALTH as it relates to the licensing of data (See Note 9). The financial information included herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what they would have been if the Company had been a separate entity during the periods presented. The Company has been operating as a business unit of IMS HEALTH and, as such, has been dependent on IMS HEALTH for cash management, credit and financial resources on an as needed basis to fund operations and to fund seasonal cash needs. In the opinion of management, the Company's existing cash balances combined with cash generated from operations and lines of credit or net assets that are expected to be in place at the time of the Distribution are expected to be sufficient to meet the Company's short-term annual financing requirements.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         COMBINATION AND CONSOLIDATION. The combined financial statements of the Company include the accounts of the Company, after elimination of all material intercompany accounts and transactions within the combined group, New Strategic Technologies.

         UNAUDITED INTERIM FINANCIAL INFORMATION. The accompanying interim combined statement of financial position as of March 31, 2000 and the combined statements of operations and cash flows for the three months ended March 31, 2000 and March 31, 1999 together with the related disclosures and amounts set forth in the notes are unaudited, but in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, its combined statement of financial position, combined statements results of operations and cash flows for the periods. Results for the three months ended March 31, 2000 and March 31, 1999 are not necessarily indicative of results for the entire year.

         CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

         PROPERTY, PLANT AND EQUIPMENT. Buildings, and machinery and equipment are depreciated over their estimated useful lives of 40 and 3 to 5 years, respectively, using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of operating results.

         COMPUTER SOFTWARE. Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Research and development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred and are included in Operating Costs in the Combined Statements of Operations. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer Software costs for developed software are being amortized, on a product by product basis, over three years. Annual amortization is equal to capitalized computer software costs times the greater of (a) the ratio of a product's current gross revenues to the total of current and expected gross revenues or (b) one-third. Also see
Note 3 with regard to acquired software.

         GOODWILL. Goodwill represents the excess of purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over five to forty years. At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flows from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level.

         OTHER LONG-LIVED ASSETS. In accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of", the Company reviews long-lived assets and certain identifiable intangibles held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. Accordingly, the Company recognizes impairment losses on long-lived assets as a result of its review. The measurement for such impairment loss is then based on the fair value of the asset.

         REVENUE RECOGNITION. The Company recognizes software license fee revenue in accordance with AICPA Statement of Position No. 97-2 "Software Revenue Recognition". The Company recognizes software license fee revenue over the implementation period of its software products when services are considered essential to the functionality of the software. In cases where services to be provided are not essential to the functionality of the software, the Company recognizes the software license fees from those products upon delivery. Additionally, software license revenue is recognized upon delivery when a customer purchases additional licenses and the Company's system has been installed at the customer's site. The Company sells certain software under term license arrangements (primarily outside the U.S.) combined with post contract support and related data server/network management and other services. The Company recognizes all fees for these arrangements ratably over the term of the agreement, typically three years. The Company does not recognize any license fees unless persuasive evidence of an arrangement exists, the license fee amount is fixed and determinable and collectability is probable. Revenues from services, including the Pharbase products, are recognized as the services are performed. Revenues from customer maintenance, support and data server rental agreements are recognized ratably over the term of the agreements.

         Revenue from interactive marketing services is recognized on delivery of the product or when the services are rendered. In connection with the Company's interactive marketing services, the Company recognizes postage, handling and other direct third party costs separately charged to its customers as revenue with the related expenses included in operating costs in the accompanying financial statements.

         Deferred revenues arise primarily as a result of annual billings of software maintenance fees at the beginning of maintenance terms and billings of software license fees in accordance with contractual terms that may not correlate directly with the delivery of product or services. The amount of deferred revenue will increase and decrease based on the timing of billings and related recognition of software license revenues. Unbilled accounts receivable arise as a result of revenues earned under contractual arrangements for products delivered prior to the related billings to the customer. The Company generally bills the customer for these amounts within a quarter.

         FOREIGN CURRENCY TRANSLATION. The Company has significant operations in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's combined financial statements when translated into U.S. dollars.

         For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchanges. For these countries, currency translation adjustments are accumulated in a separate component of divisional equity whereas realized transaction gains and losses are recognized in other income (expense) - net. For operations in countries that are considered to be highly inflationary or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, whereas non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other (expense) - net.

         INCOME TAXES. The results of the Company have been included in the consolidated Federal and certain state and non-U.S. income tax returns of IMS HEALTH and Cognizant for the Respective Periods. The provision for income taxes in the Company's combined financial statements has been determined as if New Strategic Technologies was a separate company during the Respective Periods. Income taxes deemed paid on behalf of the Company by IMS HEALTH and Cognizant for the Respective Periods are included in Divisional Equity. Effective after the Distribution, the Company will file separate income tax returns.

         Income taxes are provided using the asset and liability method in accordance with SFAS No. 109. Deferred tax assets and liabilities are recognized based on the estimated realizable differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities.

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


         DIVISIONAL EQUITY. Divisional Equity includes historical loans and advances to/from IMS HEALTH, including net transfers to/from IMS HEALTH, third-party liabilities paid by IMS HEALTH on behalf of the Company and amounts due to/from IMS HEALTH for services and other charges, current period net income
(loss) and foreign currency translation adjustments through the Respective Periods.

         ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization periods, capitalized software costs, employee benefit plans, income taxes, acquired in-process research and development, purchase price allocations, and allocation of IMS HEALTH corporate and other costs.

         PRO FORMA EARNINGS PER SHARE (UNAUDITED). Pro forma basic earnings per share are calculated by dividing net income (loss) by the weighted average common shares of IMS HEALTH, reflecting the anticipated 1 for 20 distribution ratio (see Note 13). Pro forma diluted earnings per share are calculated by dividing net income (loss) by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all New Strategic Technologies employee options are used to repurchase IMS HEALTH common stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options. Pro forma diluted earnings per share does not reflect the potentially dilutive impact of outstanding options converted into New Strategic Technologies options.

         RECENTLY ISSUED ACCOUNTING STANDARDS. In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation, involving employees that arose in applying APB Opinion 25. The provisions of FIN No. 44 are effective July 1, 2000. Management continues to evaluate the possible effects of FIN No. 44 on the Company's financial statements.

         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 Revenue Recognition in Financial Statements ("SAB No. 101"). SAB No. 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101 is effective July 1, 2000. The Company believes its revenue recognition policies are in compliance with the SEC staff's views.

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133-an amendment of FASB Statement No. 133". Citing concerns about companies' ability to modify their information systems in time to apply SFAS 133, the FASB delayed its effective date for one year, to fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). Management continues to evaluate the effects of this pronouncement on the Company's financial statements and does not believe that adoption of the statement will have a material impact on the Company's financial statements.



NOTE 3. ACQUISITIONS

WALSH INTERNATIONAL, INC.

         On June 24, 1998, Cognizant acquired Walsh. The original purchase price was $193,748, including $167,148 of Cognizant common stock, $9,521 for Cognizant stock options issued and $17,079 of direct acquisition and integration costs.

         Under the terms of the Walsh acquisition agreement, Walsh shareholders received 6,454,600 shares of Cognizant common stock (on a post- 2 for 1 split basis), issued from Cognizant treasury stock, for a total consideration of approximately $167,148 based on a Cognizant share price of $25.896. The original estimate of direct acquisition and integration costs of $17,079 consisted of severance ($4,876), lease terminations ($2,569) and other direct acquisition and integration costs ($9,634). These direct acquisition and integration costs were incremental and were incurred as a direct result of the

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


acquisition and the formal plan to exit certain activities as part of the overall integration effort (such as severance costs related to Walsh employees) and certain contractual costs (such as Walsh leases that were to be terminated). Direct acquisition and integration costs primarily include the professional fees of investment bankers, attorneys and accountants, and change in control and other transaction-related bonuses paid to Walsh personnel. At December 31, 1999, the program for integrating Walsh had been completed. In completing the program, the Company incurred higher-than-anticipated severance costs for Walsh employees, and terminated acquired Walsh leases at a cost lower than originally anticipated. In addition, a certain lease scheduled for termination was subsequently retained by the Company. As a result, the remaining liability for direct acquisition and integration costs, and goodwill were reduced by $890.

         The allocation of the Company's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with the acquisition was based primarily on estimates of fair values by an independent appraisal firm.

         In connection with the Walsh acquisition, the Company allocated a portion of the purchase price to acquired in-process research and development costs ("IPR&D") amounting to $21,900 in 1998. At the date of acquisition, the development of the IPR&D projects had not reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date. In accordance with the Securities and Exchange Commission guidance issued in 1998 with respect to the allocation of purchase price to IPR&D in connection with an acquisition, the amounts allocated to IPR&D reflect the relative value and contribution of the acquired IPR&D. Consideration was given to the projects' then stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, the costs already incurred and the projected costs to complete the projects.

         In addition, the Company allocated $29,000 to existing core technology, representing software that, at the date of acquisition, was currently in use and available for sale. These software products are being amortized on a straight-line basis over 5 years. The final purchase price allocation is as follows.


IPR&D charge ....................   $  21,900

Net liabilities assumed .........      (1,609)

Computer Software/Core Technology      29,000

Deferred taxes ..................      (8,700)

Goodwill ........................     152,267
---------------------------------------------------------

Final Purchase Price ............   $ 192,858

         The following unaudited pro forma financial information presents the combined results of operations of the Company and Walsh as if the acquisition had occurred as of the beginning of 1997, after giving effect to certain adjustments, including amortization of goodwill and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the entities constituted a single entity during such periods and is exclusive of the IPR&D charge.

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)

                             YEARS ENDED NOVEMBER 30,

                               1998        1997
                               ----        ----
                                  (unaudited)
          Revenues            $180,163   $163,901

          Net Loss            ($7,032)   ($3,009)


LOGIX, INC.


         In December 1998, the Company acquired Logix, Inc. ("Logix") for $4,312 in cash. The acquisition was accounted for as a purchase. The Company allocated $500 to existing core technology, which is being amortized on a straight-line basis over three years and the remainder, $3,812, to goodwill, which is being amortized over five years. The impact of the Logix acquisition on the results of operations had the acquisition occurred on January 1, 1998 or 1997 would not have been material.


NOTE 4.  FINANCIAL INSTRUMENTS

FOREIGN EXCHANGE RISK MANAGEMENT

         The Company transacts business in many countries and is subject to risks associated with changing foreign exchange rates. The Company's objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, through IMS HEALTH, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of non-functional currency assets and liabilities. IMS HEALTH allocates contracts to the Company relating to specific balance sheet exposures at each balance sheet date. The Company's policy is to maintain hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures. Total foreign exchange gains (losses), including gains (losses) on these hedges, were ($161), $596 and ($40) in the Respective Periods, respectively. Gains and losses on contracts hedging non-functional currency assets and liabilities are included in operatings results in other income (expense).

         It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes.

         The Company uses forward contracts to hedge non-functional currency assets and liabilities. At December 31, 1999, the Company had approximately $4,800 in foreign exchange forward contracts outstanding with various expiration dates through January 2000 hedging non-functional currency assets and liabilities. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         At December 31, 1999, the Company's financial instruments included cash, cash equivalents, accounts receivable, accounts payable, and foreign exchange risk management contracts. At December 31, 1999, the fair values of cash, cash equivalents, accounts receivable and accounts payable approximated carrying values due to the short-term nature of these

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


instruments. At December 31, 1999, the notional amounts of the Company's foreign exchange risk management contracts were $4,800 and all contracts mature in 2000.

CREDIT CONCENTRATIONS

         The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 1999 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amounts of credit exposure with any one institution.

         The Company maintains accounts receivable balances principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 1999 due to the high quality of its customers and their dispersion across many geographic areas. These receivable balances are unsecured. The company believes its allowance for uncollectible accounts is sufficient to provide for any risk of credit losses.

NOTE 5.  EMPLOYEE BENEFIT PLANS

U.S. BENEFIT PLANS

         Certain domestic employees of the Company participate in IMS HEALTH's defined benefit pension plan. The plan is a cash balance pension plan under which 6% of creditable compensation plus interest is credited to eligible employee's retirement accounts on a monthly basis. At the time of retirement, the vested employee's account balance is actuarially converted into an annuity. The Company accounts for the plan as a multi-employer plan. The Company has recorded pension expense related to its employees participation in the IMS HEALTH plan, as allocated in the Respective Periods, totaling $490, $420, and $359, respectively.

         Certain U.S. based employees of the Company are eligible to participate in IMS HEALTH's various healthcare and life insurance plans for retired employees. Employees based in the United States become eligible for benefits or participation under these plans if they work 10 years after attaining age 45 for the Company. The Company accounts for the plans as a multi-employer plans. Accordingly, the cost of the post-retirement benefit plans as allocated by IMS HEALTH during the Respective Periods was $247, $215 and $175, respectively.

         Substantially all U.S. based employees are eligible to participate in IMS HEALTH-sponsored defined contribution plans during the Respective Periods. In the plans, the sponsoring employer makes a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to these plans was $770, $750, and $541 for the Respective Periods, respectively.

NON-U.S. BENEFIT PLANS

         The Company's foreign operations provide for retirement benefits in line with local statutory requirements.


NOTE 6.  EMPLOYEE STOCK PLANS

         IMS HEALTH has an Employee Stock Incentive Plan, which provides for the grant of stock options, restricted stock and restricted stock units to eligible employees. Pursuant to the restricted stock units plan, the Company recognized compensation expense of $185, $58 and $0 in the Respective Periods, respectively. In addition it provides an opportunity for the purchase of stock options with a prepayment equal to ten percent of the exercise price, with the remaining payment due when the options are exercised. Options have a life of ten years, vest proportionally over three to four years, except as noted below, and have an exercise price equal to the fair market value of the common stock on the grant date.

         On January 3, 2000, IMS HEALTH reduced the vesting period on substantially all options previously granted with a six-year vesting period to four years. As a result 373,064 previously unvested options with exercise prices ranging from $15.79 to $27.15 became exercisable at January 3, 2000.

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


         IMS HEALTH adopted an Employee Stock Purchase Plan in 1998 which allows eligible employees to purchase a limited amount of common stock at the end of each quarter at a price equal to the lesser of 90% of fair market value on (a) the first trading day of the quarter, or (b) the last trading day of the quarter. Fair market value is defined as the average of the high and low prices of the shares on the relevant day. There is no compensation cost associated with this plan.

         SFAS No. 123, "Accounting for Stock-Based Compensation", requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 ("APB No.25") and related interpretations in accounting for its plans. No compensation cost has been recognized for the fixed stock option plans in the Respective Periods. Had compensation cost for the IMS HEALTH's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and Pro Forma earnings per share would have been reduced to the pro forma amounts indicated below:


                                                           YEARS ENDED
                                                 Dec. 31,   Nov. 30,   Nov. 30,
                                                   1999       1998       1997
-------------------------------------------------------------------------------
Net Income (Loss)
                  As reported                    ($3,192)   ($25,217)   $5,380
                  Pro forma                      ($7,476)   ($26,797)   $4,619

Pro Forma Unaudited Earnings (Loss) Per Share:
 Basic
                  As reported                    ($ 0.20)   ($ 1.55)    $ 0.33
                  Pro forma                      ($ 0.48)   ($ 1.68)    $ 0.28
 Diluted
                  As reported                    ($ 0.20)   ($ 1.54)    $ 0.33
                  Pro forma                      ($ 0.48)   ($ 1.64)    $ 0.28
-------------------------------------------------------------------------------

Note: The pro forma disclosures above may not be representative of the effects on net income and earnings per share in future years. In addition, the pro forma disclosures shown above reflect the anticipated 1 for 20 distribution ratio discussed in Note 1.


         The impact of the change in vesting mentioned above will accelerate the pro forma fair value charge for previously vested options reflected in the pro forma EPS disclosures required by SFAS No.123, thereby significantly increasing the 2000 pro forma SFAS No. 123 earnings charge when compared to the actual reported amount in prior periods. Under APB No.25, there is no charge to the Combined Statement of Operations for this change.

         The fair value of the IMS HEALTH's stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for 1999: dividend yield of 0.3%; expected volatility of 35%; a risk-free interest rate of 4.8%; and an expected term of 3 years. The following weighted average assumptions were used for 1998: dividend yield of 0.3%; expected volatility of 25%; a risk-free interest rate of 5.4%; and an expected term of 3.7 years. The following weighted-average assumptions were used for 1997: dividend yield of 0.3%; expected volatility of 25%; risk-free interest 5.75%; and an expected term of 4.5 years. The weighted average fair value (per stock option), of the IMS HEALTH's stock options granted in the Respective Periods are $9.68, $8.55 and $6.82, respectively. These assumptions are based on circumstances and factors associated with IMS HEALTH, particularly expected volatility. They may not be indicative of those which New Strategic Technologies may have as an independent company.

         Immediately following the spin-off of Nielsen Media by IMS HEALTH in July 1998, outstanding awards under the Cognizant's Key Employees Stock Incentive Plan and other option plans were adjusted to maintain the intrinsic value of the then existing awards.

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


         As a result of the Gartner Spin-Off by IMS HEALTH in 1999, outstanding stock option awards under the IMS HEALTH's Employee Stock Incentive Plan and other option and equity plans were adjusted to maintain the intrinsic value of the then existing awards.

         At December 31, 1999, outstanding options for IMS HEALTH common stock held by Company employees, including the substitute awards mentioned above, totaled 3,532,448, of which 1,024,226 had vested and were exercisable. The option exercise prices range from $9.89 to $31.15 per IMS HEALTH share and are exercisable over periods ending no later than 2009. At December 31, 1998, outstanding options for IMS HEALTH common stock (pre-Gartner conversion) held by Company employees totaled 3,232,712, of which 1,009,450 had vested and were exercisable. The option exercise prices ranged from $3.69 to $34.25 per IMS HEALTH share. Unless otherwise noted, the disclosure above and described in the tables below are reflected as IMS HEALTH shares and have not been restated to reflect the anticipated 1 for 20 distribution ratio described in Note 1.

         Immediately following the spin-off of the Company, outstanding awards under IMS HEALTH's Key Employees Stock Incentive Plan and other option plans related to employees of the Company will be cancelled and replaced by substitute awards under new Company option plans.

         Option activity related to Company employees follows:

                                                 WEIGHTED
                                      IMS         AVERAGE
                                    SHARES    EXERCISE PRICE
IMS Options Outstanding,
December 31, 1996                  1,741,468      $16.55
Granted                              259,000      $22.22
Exercised                            (49,032)     $14.88
Expired                               (2,000)     $16.69
--------------------------------------------------------
IMS Options Outstanding,
 December 31, 1997                 1,949,436      $17.34
--------------------------------------------------------
Conversion Adjustment               (169,866)      -----
Granted (1)                        1,844,302      $23.84
Exercised                           (271,948)     $16.73
Expired/Terminated                  (119,212)     $29.91
--------------------------------------------------------
IMS Options Outstanding,
December 31, 1998                  3,232,712      $21.55
--------------------------------------------------------

Conversion Adjustment                473,932      ------
Granted                            1,274,696      $33.58
Exercised                           (330,485)     $15.18
Expired                           (1,118,407)     $24.72
--------------------------------------------------------
IMS Options Outstanding,
December 31, 1999                  3,532,448      $22.59
--------------------------------------------------------

(1) Includes 1,292,024 options granted in connection with the Walsh acquisition (see Note 3).

The table above presents the option activity on a calendar year basis for all years as the information was derived from IMS HEALTH's records.

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


                                                                                          WEIGHTED-AVERAGE
                                     DECEMBER 31, 1999                -----------------------------------------------------
    RANGE OF                  --------------------------------            REMAINING              OPTION EXERCISE PRICES
    EXERCISE                    NUMBER              NUMBER               CONTRACTUAL         -------------------------------
     PRICES                   OUTSTANDING       EXERCISABLE (1)             LIFE             OUTSTANDING         EXERCISABLE
============================================================================================================================
$ 9.89 - $14.15                  124,943            116,642              5.2  years            $12.92              $12.91
$15.79 - $16.70                1,448,725            683,657              6.8  years            $15.83              $15.88
$17.69 - $23.50                  401,494            123,715              8.3  years            $21.36              $19.91
$25.48 - $27.57                  410,798             81,896              8.6  years            $26.73              $26.72
$30.64 - $31.15                1,146,488             18,316              9.0  years            $31.12              $30.64
---------------------------------------------------------------------------------------------------------------------------
                               3,532,448           1,024,226
---------------------------------------------------------------------------------------------------------------------------


(1) Exclusive of the 373,064 previously unvested options that became exercisable as of January 3, 2000.

NOTE 7.  INCOME TAXES

         Income (Loss) before provision for income taxes consisted of:


                                       1999            1998            1997
                                     --------        --------        --------

U.S...........................       ($14,475)      ($23,405)        $  7,696
Non U.S.......................         17,755          1,468            2,262
                                     --------       --------         --------
                                     $  3,280       ($21,937)        $  9,958
                                     ========       ========         ========

         Income tax provision (benefit) for income taxes consisted of:

                                       1999         1998       1997
                                     --------     -------     -------
U. S. Federal and State
Current.......................       $ (2,036)    $ 2,196     $ 4,391
Deferred......................          1,576        (265)       (682)
                                     --------     -------     -------
                                       ($ 460)    $ 1,931     $ 3,709
                                     --------     -------     -------
Non-U.S.:

Current.......................       $  6,885     $ 1,424     $   911
Deferred......................             47         (75)        (42)
                                     --------     -------     -------
                                        6,932       1,349         869
                                     --------     -------     -------
Total.........................       $  6,472     $ 3,280     $ 4,578
                                     ========     =======     =======

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


         The following table summarizes the significant differences between applying the U.S. Federal statutory income tax rate to the Company's income
(loss) before provision for income taxes and the Company's reported provision for income taxes.

                                                                        1999           1998           1997
                                                                       ------        -------         ------
Tax Provision Applying the Federal Statutory Rate............          $1,148        ($7,678)        $3,485
State and Local Income Taxes, net of Federal Tax Benefit.....             (33)           192            302
Impact of Non-U.S. Tax Rates and Credits.....................             717            835             77
Non-Deductible IPR&D.........................................               -          7,665              -
Non-Deductible Goodwill Amortization.........................           4,445          2,131            609
Other, net...................................................             195            135            105
                                                                       ------        -------         ------
Provision for Income Taxes...................................          $6,472         $3,280         $4,578
                                                                       ======        =======         ======

         The Company's deferred tax assets (liabilities) are comprised of the following:

                                                            1999            1998
                                                           -------         -------
Deferred Tax Assets:
    Operating Losses ...........................           $ 4,147         $ 3,724
    Accrued Liabilities.........................               876           1,139
    Depreciation................................               321             274
    Bad Debt Reserve............................               288             260
                                                           -------         -------
                                                             5,632           5,397

Valuation Allowance on Operating Losses                     (4,147)         (3,724)
                                                           -------         -------
                                                             1,485           1,673
                                                           -------         -------

Deferred Tax Liabilities:
    Computer Software...........................            (9,325)        (10,516)
    Other.......................................              (146)           (206)
                                                           -------         -------
                                                            (9,471)        (10,722)
                                                           -------         -------
    Net Deferred Tax Liability..................           ($7,986)        ($9,049)
                                                           =======         =======

         The Company has established a valuation allowance attributable to deferred tax assets, primarily net operating losses, in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized. If realized, utilization of Walsh pre-acquisition net operating losses, in the amount of approximately $2,400, will be reflected as a reduction of the associated goodwill and not as a tax benefit in the Combined Statement of Operations.

         Undistributed earnings of non-U.S. subsidiaries aggregated approximately $16,200 at December 31, 1999. Deferred tax liabilities have not been recognized for these undistributed earnings because the Company considers these earnings to be indefinitely reinvested. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for such amounts. It is not currently practicable to determine the amount of such taxes.


NOTE 8. COMMITMENTS

         Certain of the Company's operations are conducted from leased facilities under operating leases. Rental expense under real estate operating leases for the Respective Periods was $5,418, $4,501, and $3,614, respectively. The minimum

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


annual rental expense for real estate operating leases that have initial or remaining noncancelable lease terms in excess of one year, at December 31, 1999 was: 2000 -$4,954 ; 2001 - $4,366; 2002 - $3,356; 2003 - $2,965; 2004 - $2,981;
and an aggregate of $9,272 thereafter.

         The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $3,006, $2,895, and $2,707 for the Respective Periods, respectively. At December 31, 1999, the minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was: 2000 -- $2,913; 2001 -- $2,549; 2002 -- $2,107; 2003 -- $1,060;
2004 - $249; and none thereafter.

         New Strategic Technologies is contractually obligated to sell its 51% interest in Permail Pty., Ltd. (together with the 49% minority interest) in 2004 at estimated fair market value, regardless of the outcome of operations from the Permail business and the revenue generated by Permail. As of December 31, 1999, Permail's net assets are approximately $3,000 and 1999 revenues were approximately $11,000.

NOTE 9.  RELATIONSHIPS WITH IMS HEALTH

         IMS HEALTH uses a centralized cash management system to finance its operations. Cash deposits from most of the Company's businesses are transferred to IMS HEALTH on a daily basis. IMS HEALTH funds the Company's disbursement bank accounts as required. No interest cost has been charged on these transactions. Cash and cash equivalents in the accompanying combined financial statements represent balances in Company accounts that are not part of the IMS HEALTH cash management system.

         IMS HEALTH provides certain centralized services to the Company. Expenses related to these services were allocated to the Company based on utilization of specific services or, where not estimable, based on revenue of the Company in proportion to IMS HEALTH's consolidated revenue. Management believes these allocation methods are reasonable. These allocations were $8,378, $5,332 and $5,523 for the Respective Periods, respectively, and are included in operating costs and selling and administrative expenses in the Combined Statements of Operations. Amounts due to IMS HEALTH for these allocated expenses have been contributed by IMS HEALTH to the Company and are included in Divisional Equity.

         The Company contracts for information technology consulting services from Cognizant Technology Solutions ("CTS"), a subsidiary of IMS HEALTH. Expense recognized for services rendered by CTS was $2,225, $151 and $64 in the Respective Periods, respectively.

         Net transfers to or from IMS HEALTH included in Divisional Equity, include advances and loans from affiliates, net cash transfers to or from IMS HEALTH, third-party liabilities paid by IMS HEALTH on behalf of the Company, amounts due to or from IMS HEALTH for services and other charges, and U.S. income taxes paid on behalf of the Company by IMS HEALTH during the Respective Periods. No interest cost has been charged on these transactions or the net balance.

         The activity in the net transfers to IMS HEALTH account for all presented in Divisional Equity in the Combined Statements of Divisional Equity is summarized as follows:

                                                  YEAR ENDED    MONTH ENDED    YEARS ENDED NOVEMBER 30,
                                                  DECEMBER 31,  DECEMBER 31,   ------------------------
                                                     1999          1998          1998          1997
                                                    -------       -------       -------       -------
         IMS HEALTH Services and Other Charges      $ 8,378       $   434       $ 5,332       $ 5,523
         Loans and Advances--Net .............        2,613            58        (2,483)         (619)
         U.S. Income Taxes ...................          460          --           1,931         3,709
         Cash Transfers -Net .................       (4,018)       (1,648)        1,764        (8,740)
                                                    -------       -------       -------       -------
         Net Transfers (to) from IMS HEALTH ..      $ 7,433       ($1,156)      $ 6,544       ($  127)
                                                    =======       =======       =======       =======

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


         The Company and IMS HEALTH share the use of certain information databases. The databases Xponent (owned by IMS HEALTH) and Pharbase (owned by the Company) contain information related to prescription drug trends and physicians, respectively. The companies sell information from these databases to their customers. The Company and IMS HEALTH have historically not charged one another for the use of these databases and accordingly, the accompanying combined financial statements do not include revenues or costs associated with this related party relationship.

NOTE 10.  CONTINGENCIES

         IMS HEALTH and the Company are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings and litigation, if decided adversely, could have a material adverse effect on quarterly or annual operating results or cash flows when resolved in a future period.

         In addition, the Company is subject to certain other contingencies which are discussed below.

DUN & BRADSTREET SPIN-OFF

         Under the terms of the distribution agreements relating to the 1996 spin-off of IMS HEALTH's predecessor, Cognizant, from D&B and relating to the 1998 spin-off of IMS HEALTH from Cognizant, as a condition to the distribution, IMS HEALTH and any company that it spins off, including New Strategic Technologies, are required to undertake to be jointly and severally liable to D&B, A.C. Nielsen Company and Cognizant for IMS HEALTH's obligations under the 1996 Distribution Agreement and the 1998 Distribution Agreement. In the event that New Strategic Technologies were obligated to fund a substantial portion of such liabilities, it would have a material adverse effect on New Strategic Technologies' financial condition. Certain of such liabilities are discussed below:

INFORMATION RESOURCES LITIGATION

         On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen and I.M.S. International Inc. (a predecessor of IMS HEALTH) (the "IRI Action"). The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement. IRI's complaint alleges damages in excess of $350,000,which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an amended and restated complaint repleading its alleged claim of attempted monopolization in the United States and realleging its other claims. On August 18, 1997, defendants moved for an order dismissing the amended claims. On December 1, 1997, the court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint. Discovery is continuing in this matter.

         In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the distribution by D&B of shares of Cognizant and A.C. Nielsen Company in 1996, D&B, AC Nielsen (the parent company of A.C. Nielsen Company) and Cognizant entered into an Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that AC Nielsen will assume exclusive liability for liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount") and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which AC Nielsen will be able to pay after giving effect to (i) any plan submitted by such investment

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


bank which is designed to maximize the claims paying ability of AC Nielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of AC Nielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

         In 1998, IMS HEALTH was spun-off from Cognizant (the "1998 Spin-Off") which then changed its name to Nielsen Media Research, Inc. ("NMR"). IMS HEALTH and NMR are jointly and severally liable to D&B and AC Nielsen for Cognizant's obligations under the terms of the Distribution Agreement dated October 28, 1996 among D&B, Cognizant and AC Nielsen (the "1996 Distribution Agreement"). In connection with the 1998 Spin-Off, IMS HEALTH and NMR agreed that, as between themselves, IMS HEALTH will assume 75%, and NMR will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS HEALTH has agreed to be fully responsible for any legal fees and expenses incurred during 1998. NMR's aggregate liability to IMS HEALTH for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125,000,000. Management of IMS HEALTH and New Strategic Technologies are unable to predict at this time the final outcome of this matter.

OTHER CONTINGENCIES

         IMS HEALTH, Cognizant and D&B have entered, and IMS HEALTH continues to enter, into global tax planning initiatives in the normal course of their business. These activities are subject to review by tax authorities. As a result of the review process, uncertainties exist and it is possible that some of these matters could be resolved adversely to IMS HEALTH, Cognizant, D&B or New Strategic Technologies.

         IMS HEALTH has been informed by D&B that the IRS is currently reviewing D&B's utilization of certain capital losses during 1989 and 1990. D&B has advised IMS HEALTH that during the second quarter of 2000 it has filed an amended tax return for these periods which reflects $561,600 of tax and interest due. Under the terms of the 1996 Distribution Agreement, IMS HEALTH is liable to pay half of such taxes and interest owed to the IRS to the extent that D&B total liabilities exceed $137,000. D&B paid approximately $349,300 of this amount in early May 2000, and IMS HEALTH paid approximately $212,300 in May, 2000. A portion of IMS HEALTH's liability will in turn be shared with NMR under the Distribution Agreement between those companies dated June 30, 1998 (the "1998 Distribution Agreement"). NMR is not obligated to pay its share to IMS HEALTH until January 2, 2001. The payments are being made to the IRS to stop further interest from accruing. D&B expects a formal assessment for the additional tax to be issued by the IRS during the second quarter of 2000. D&B has advised IMS HEALTH that, notwithstanding the filing and payment, it intends to contest the assessment of additional tax. IMS HEALTH estimates that its share of the liability, were the IRS to prevail, would be approximately $140,000 net of income tax benefit on interest (approximately $31,300) and NMR's contribution obligations (approximately $41,000). Although the Company is jointly and severally liable for this obligation, it is not currently estimable what portion of this obligation, if any, will be borne by the Company. As a result, the Company's financial statements do not reflect a provision or liability for this contingency. It is expected that this tax matter will be addressed in the Distribution Agreement.

NOTE 11.  SUPPLEMENTAL FINANCIAL DATA

ACCOUNTS RECEIVABLE -- NET:

                                             1999           1998
                                           --------       --------

Trade ...............................      $ 41,380       $ 44,042
Unbilled Receivables ................         5,658          5,284
Other ...............................           565            852
Less: Allowance for Doubtful Accounts        (1,012)        (1,294)
                                           --------       --------
                                           $ 46,591       $ 48,884
                                           ========       ========

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


OTHER CURRENT ASSETS:

                                                                 1999           1998
                                                               --------       --------
Inventory ...............................................      $  1,454       $  1,384
Prepaid Expenses ........................................         2,210          1,675
Deferred Taxes ..........................................            --             98
                                                               --------       --------
                                                               $  3,664       $  3,157
                                                               ========       ========

PROPERTY, PLANT AND EQUIPMENT-NET:

                                                                 1999           1998
                                                               --------       --------
Property ................................................      $    850       $    815
Plant and Equipment .....................................        43,870         42,546
Less:  Accumulated Depreciation .........................       (32,502)       (30,125)
Leasehold Improvements, less: Accumulated Amortization of
$3,256 and $2,636 .......................................         3,415          4,739
                                                               --------       --------
                                                               $ 15,633       $ 17,975
                                                               ========       ========


COMPUTER SOFTWARE AND GOODWILL-NET:
                                                     Computer
                                                     Software        Goodwill
                                                     --------        --------

         December 1, 1997 .....................      $   6,947       $  31,929
         Additions at Cost ....................          2,467            --
         Amortization .........................         (4,828)         (6,468)
         Acquisition (Note 3) .................         29,000         153,157
         Other Deductions and Reclassifications           (701)              6
                                                     ---------       ---------
         November 30, 1998 ....................         32,885         178,624
         Additions at Cost ....................            128            --
         Acquisitions (Note 3) ................           --             4,000
         Amortization .........................           (658)         (1,054)
         Other Deductions and Reclassifications            105            (205)
                                                     ---------       ---------
         December 31, 1998 ....................         32,460         181,365
         Additions at Cost ....................          6,130            --
         Acquisitions (Note 3) ................            500            (188)
         Amortization .........................         (7,983)        (13,046)
         Other Deductions and Reclassifications           (678)           (768)
                                                     ---------       ---------
         December 31, 1999 ....................      $  30,429       $ 167,363
                                                     ---------       ---------

         Included in amortization of Computer Software is amortization related to acquired software (Note 3) of $2,417, $481 and $5,969 for the year ended November 30, 1998, the month ended December 31, 1998 and the year ended December 31, 1999, respectively.

         Accumulated amortization of computer software was $27,525 and $15,857 at December 31, 1999 and November 30, 1998, respectively. Accumulated amortization of goodwill was $34,535 and $20,430 at December 31, 1999 and November 30, 1998, respectively. Research and development costs were $11,332, $6,257 and $3,333 in the Respective Periods, respectively.

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


ACCRUED AND OTHER CURRENT LIABILITIES:

                                                      1999         1998
                                                     -------      -------

Salaries, Wages, Bonuses and Other Compensation      $ 6,045      $ 3,708
Direct Acquisition and Integration Costs ......           --        5,013
Other .........................................       12,868       21,688
                                                     -------      -------
                                                     $18,913      $30,409
                                                     =======      =======

NOTE 12.  OPERATIONS BY GEOGRAPHIC LOCATION

         The Company delivers pharmaceutical relationship management solutions globally in approximately 20 countries. Heretofore, the New Strategic Technologies businesses were managed as part of the core IMS segment of IMS HEALTH. The Company's chief operating decision-makers intend to evaluate the business on a global basis with consideration of resource allocation on a geographic basis.

         Information about the Company's operations and long-lived assets by geography are as follows:

                                               US            UK        AUSTRALIA    REST OF WORLD    TOTAL
                                                                         (2)(3)
---------------------------------------------------------------------------------------------------------------------
         Year Ended December 31, 1999

         Operating Revenue                  $104,051      $ 28,670      $ 20,669      $ 47,167      $200,557

         Long-Lived Assets (1)              $199,439      $ 10,154      $  1,531      $  2,301      $213,425

---------------------------------------------------------------------------------------------------------------------

         Month Ended December 31, 1998

         Operating Revenue                  $  7,749      $  1,634      $  1,077      $  3,189      $ 13,649

         Long-Lived Assets (1)              $214,222      $  9,996      $  5,049      $  2,418      $231,685

---------------------------------------------------------------------------------------------------------------------

         Year Ended November 30, 1998

         Operating Revenue                  $104,713      $ 12,605      $ 11,642      $ 20,045      $149,005

         Long-Lived Assets (1)              $211,932      $ 10,148      $  5,247      $  2,157      $229,484

---------------------------------------------------------------------------------------------------------------------

         Year Ended November 30, 1997

         Operating Revenue                  $ 91,287      $  3,145      $  6,819      $  5,399      $106,650

         Long-Lived Assets                  $ 42,047      $  9,275      $  2,272      $     --      $ 53,594

---------------------------------------------------------------------------------------------------------------------

        (1) Long-lived assets in the U.S. are comprised predominately of goodwill associated with the acquisition of Walsh International Inc. in June 1998 (see Note 3 to the combined financial statements). This goodwill and related amortization, although predominately related to Walsh's foreign operations, was allocated to the parent company in the U.S. and has not been allocated on a country by country basis.

        (2) Operations outside the U.S. are primarily related to Walsh.

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


        (3) Rest of World is primarily comprised of operations in Europe.

NOTE 13:  THE DISTRIBUTION (UNAUDITED)

         The Distribution is expected to be structured as a tax-free dividend to the shareholders of IMS HEALTH who are expected to receive one share of New Strategic Technologies common stock for every 20 shares of IMS HEALTH common stock held as of the record date. The Distribution is subject to final approval by the IMS HEALTH Board of Directors.

         At the distribution date, IMS HEALTH and New Strategic Technologies plan to enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between IMS HEALTH and New Strategic Technologies subsequent to the Distribution. In particular, the Distribution Agreement will define the assets, liabilities and contractual relationships which are being allocated to and assumed by New Strategic Technologies and those which will remain with IMS HEALTH. This includes agreement as to the amount, if any, IMS HEALTH agrees to indemnify the Company with respect to certain contingent liabilities, including those discussed in Note 10 and the contingent tax liability related to the structure of the Distribution discussed below. The Distribution Agreement also will define what constitutes the "New Strategic Technologies Business" and what constitutes the "IMS HEALTH Business".

         For purposes of governing certain of the ongoing relationships between the Company and IMS HEALTH after the Distribution and to provide for an orderly transition, the Company and IMS HEALTH plan to enter into various other agreements including a Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and Transition Services Agreement. In addition, the Company and IMS HEALTH will enter into cross-licenses of the Xponent and Pharbase information databases for which there will be charges going forward. Among other things, the agreements are expected to set forth principles to be applied in allocating certain Distribution-related costs. In the opinion of management, the costs of services negotiated under these arrangements may differ substantially from costs allocated to the Company during the Respective Periods. In addition, the costs of services received from IMS HEALTH may be substantially different from the amount the Company may be required to pay third parties once the IMS HEALTH agreements terminate.

         IMS HEALTH believes that the Distribution should be tax-free to IMS HEALTH and to IMS HEALTH stockholders for U.S. federal income tax purposes, except, with respect to IMS HEALTH stockholders, to the extent that cash is received in lieu of fractional share interests of New Strategic Technologies Common Stock. In the opinion of special tax counsel to IMS HEALTH, the foregoing treatment should prevail.

         The opinion of special tax counsel is based on certain factual representations made by IMS HEALTH. If such factual representations were incorrect in a material respect, such opinion could become moot. IMS HEALTH is not aware of any facts or circumstances that would cause such representations to be incorrect in a material respect. IMS HEALTH and New Strategic Technologies will agree in the Distribution Agreement to certain restrictions on future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution.

         If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which would be substantial) would be payable by the consolidated group, of which IMS HEALTH is the common parent and New Strategic Technologies is a member. In addition, under the consolidated return rules, each member of the consolidated group would be jointly and severally liable for such tax liability. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, IMS HEALTH estimates that the aggregate tax liability in this regard would be approximately $100 million. In the event that New Strategic Technologies were obligated to fund a substantial portion of such liabilities, it would have a material adverse effect on New Strategic Technologies' financial condition.

         Moreover, if the Distribution were not to qualify under Section 355 of the Internal Revenue Code, each IMS HEALTH stockholder receiving shares of New Strategic Technologies Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the New Strategic Technologies Common Stock received.

                   REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of New Strategic Technologies, a Business Unit of IMS Health Incorporated:

Our report on the combined financial statements of New Strategic Technologies, a Business Unit of IMS HEALTH, as of December 31, 1999 and November 30, 1998 and for the years ended December 31, 1999, November 30, 1998 and November 30, 1997 and for the month ended December 31, 1998 is included in this Form 10 on page F-2 of the Information Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule set forth on page F-25 of this Form 10.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/S/  PRICEWATERHOUSE COOPERS LLP

Atlanta, Georgia
June 8, 2000

                           NEW STRATEGIC TECHNOLOGIES
                          A BUSINESS UNIT OF IMS HEALTH
                 SCHEDULE II --VALUATION AND QUALIFYING ACCOUNTS
        FOR THE YEAR ENDED DECEMBER 31, 1999; NOVEMBER 30, 1998 AND 1997;
                     AND THE MONTH ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                    COL. A                          COL. B              COL. C                 COL. D          COL. E
---------------------------------------------    ------------    ------------------------    ----------      ----------
                                                                 ADDITIONS      ADDITIONS
                                                  BALANCE AT     CHARGED TO     CHARGED TO                   BALANCE AT
                                                 BEGINNING OF    COSTS AND       OTHER                        END OF
                  DESCRIPTION                       PERIOD        EXPENSES       ACCOUNTS     DEDUCTIONS      PERIOD
---------------------------------------------    ------------    ----------     ----------   ----------      ----------
      ALLOWANCE FOR DOUBTFUL ACCOUNTS:

      For the Year Ended December 31, 1999          $1,587         $  108       $    92       $    775         $1,012
                                                    ======         ======       =======       ========         ======
      For the Month Ended December 31, 1998         $1,294         $  225       $    68       $     --         $1,587
                                                    ======         ======       =======       ========         ======
      For the Year Ended November 30, 1998          $  490         $  257       $   547(1)    $     --         $1,294
                                                    ======         ======       =======       ========         ======
      For the Year Ended November 30, 1997          $  483         $    0       $     7       $     --         $  490
                                                    ======         ======       =======       ========         ======

      TAX VALUATION ALLOWANCES:

      For the Year Ended December 31, 1999          $3,756         $  941       $     0       $    550         $4,147
                                                    ======         ======       =======       ========         ======
      For the Month Ended December 31, 1998         $3,724         $  112       $     0       $     80         $3,756
                                                    ======         ======       =======       ========         ======
      For the Year Ended November 30, 1998          $3,554         $   42       $ 2,381(2)    $  2,253         $3,724
                                                    ======         ======       =======       ========         ======
      For the Year Ended November 30, 1997          $4,801         $    0       $     0       $  1,247         $3,554
                                                    ======         ======       =======       ========         ======


(1) Primarily arising from the Walsh acquisition.

(2) Primarily relating to net operating losses acquired in the Walsh acquisition.